As filed with the Securities and Exchange Commission on February 11, 2000

                                      Registration Statement No. 333-93585
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                                ---------------

                             AMENDMENT NO. 1

                                    TO
                                   FORM S-1

            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                                ---------------
                                 DIGITAS INC.
            (Exact Name of Registrant as Specified in its Charter)

          DELAWARE                   8742
       (State or Other   (Primary Standard Industrial     04-3494311
       Jurisdiction                                       (I.R.S. Employer
                          Classification Code Number)   Identification No.)
     of Incorporation or
      Organization)
  (Address, including zip code, and telephone number, including area code, of
                   Registrant's principal executive office)

                                ---------------

                                David W. Kenny
                            Chief Executive Officer
                   The Prudential Tower, 800 Boylston Street
                               Boston, MA 02199
                                (617) 867-1000
                             (617) 867-7308 (fax)
(Name, address, including zip code, and telephone number, including area code, of agent for service)

                                ---------------
                                  Copies to:
  Stuart M. Cable, P.C.    Marschall I. Smith, Esq.    Keith F. Higgins, Esq.
 Jeffrey C. Hadden, P.C.        General Counsel             Ropes & Gray
oodwin,GProcter & Hoar LLP       Digitas Inc.         One International Place
      Exchange Place         The Prudential Tower      Boston, Massachusetts
Boson,tMassachusetts 02109- 2881                             02110-2624
                              800 Boylston Street
      (617) 570-1000      Boston, Massachusetts 02199      (617) 951-7000
   (617) 523-1231 (fax)         (617) 867-1000          (617) 951-7050 (fax)
                             (617) 369-8240 (fax)

   Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.
   If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [_]
   If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
   If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
   If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
   If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]

                                ---------------

   The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with
Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the SEC, acting pursuant to Section 8(a), may determine.

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+The information in this prospectus is not complete and may be changed. We may + +not sell these securities until the registration statement filed with the + +Securities and Exchange Commission is effective. This prospectus is not an + +offer to sell these securities and we and the selling stockholders are not + +soliciting offers to buy these securities in any state where the offer or +
+sale is not permitted.                                                        +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
PROSPECTUS (Subject to Completion)
Issued                 , 2000

                             9,300,000 Shares
                                  DIGITAS INC.
                                  COMMON STOCK

                                  -----------

Digitas Inc. is offering 6,200,000 shares of common stock and the selling shareholders are offering 3,100,000 shares of common stock. This is our initial public offering and no public market currently exists for our shares. We anticipate that the initial public offering price will be between $18 and $20 per share.

                                  -----------

We have filed an application for the common stock to be quoted on the Nasdaq National Market under the symbol "DTAS."

                                  -----------

Investing in our common stock involves risks. See "Risk Factors" beginning on page 7.

                                  -----------

                               PRICE $    A SHARE

                                  -----------

                               Underwriting                         Proceeds to
               Price to        Discounts and      Proceeds to         Selling
                Public          Commissions         Digitas        Shareholders
               --------        -------------      -----------      ------------
Per
 Share....       $                 $                 $                 $
Total.....      $                 $                 $                 $

Digitas Inc. and the selling shareholders have granted the underwriters the right to purchase up to an additional 930,000 and 465,000 shares to cover over-allotments.

The Securities and Exchange Commission and state securities regulators have not approved or disapproved these securities, or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Morgan Stanley & Co. Incorporated expects to deliver the shares to purchasers
on          , 2000.

                                  -----------

MORGAN STANLEY DEAN WITTER

     DEUTSCHE BANC ALEX. BROWN

             SALOMON SMITH BARNEY

                  BANC OF AMERICA SECURITIES LLC

                           BEAR, STEARNS & CO. INC.

     , 2000

Gate
Graphic showing the word transformation with text reading as follows:

 .    A heritage of trail-blazing marketing innovation. Recognized expertise in the science of building customer relationships. And the depth of resources and services necessary to help Fortune 100 and other companies envision and implement the business transformations that will gain them a sustainable competitive advantage in the new digital economy; and

 .    After spending many years and dollars building sales forces, marketing strategies, brand names, supply chains, distribution channels, and data management systems to create customer value, many Fortune 100.

                     [Examples of three Web sites follow.]

Inside cover:

    Text reading as follows:

        End-to-end solutions in redefining a client's business model, we draw on our comprehensive Internet services capabilities, consulting and integrated marketing experience to help clients:

                Develop a digital business strategy

                Create enterprise-wide customer-
                  centric value propositions

                Build new technology and marketing
                  infrastructure

                Provide enterprise-wide training,
                  organizational alignment and support

                Develop integrated marketing plans

                Execute seamlessly across multiple
                  marketing and service channels

                Measure performance and maximize
                  ROI.


            [Three examples of Web sites of Neiman Marcus follow.]

                               TABLE OF CONTENTS

                                     Page
                                     ----
Prospectus Summary..................    3
Risk Factors........................    7
Use of Proceeds.....................   16
Dividend Policy.....................   16
Industry Information................   17
Capitalization......................   18
Dilution............................   19
Unaudited Pro Forma Combined
 Financial Data.....................   20
Selected Historical Financial
 Data...............................   21
Management's Discussion and Analysis
 of Financial Condition and Results
 of
 Operations.........................   22

                                     Page
                                     ----
Business............................   29
Management..........................   42
Certain Relationships and Related
 Transactions.......................   53
Principal and Selling
 Shareholders.......................   55
Description of Capital Stock........   57
Shares Eligible for Future Sale.....   61
Underwriters........................   64
Validity of Common Stock............   66
Experts.............................   66
Where You can Find More
 Information........................   66
Index to Financial Statements.......  F-1

                               ----------------

   You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with information different from that contained in this prospectus. We and the selling shareholders are offering to sell, and seeking offers to buy, shares of common stock only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of common stock.

   Until              , 2000, all dealers that buy, sell or trade Digitas'
common stock, whether or not participating in this offering, may be required to deliver a prospectus. This delivery requirement is in addition to the dealers' obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

                               PROSPECTUS SUMMARY

   This summary may not contain all of the information that is important to you. You should read the entire prospectus, including the financial statements and related notes, before making an investment decision.

                                  DIGITAS INC.

   Digitas is a leading Internet professional services firm that provides integrated, Internet-based strategic, technological and marketing solutions to Fortune 100 and other industry leading companies. We develop large-scale, long-term, strategic relationships with a select group of clients that have embraced the Internet as a principal means of business transformation. We help our clients leverage their existing infrastructure and the Internet to develop stronger and more profitable customer relationships. We employ approximately 1,240 professionals and are headquartered in Boston, Massachusetts with offices in New York City, San Francisco, Salt Lake City and London.

                             OUR MARKET OPPORTUNITY

   The Internet is fundamentally changing the way consumers and businesses interact. While many companies have built on-line storefronts, most still view them as simply another independently operated channel for enabling transactions and interacting with customers. This business model, however, prevents the new on-line business from capitalizing on the power of the enterprise's existing assets. To fully capture the potential of the Internet and maximize customer value, companies must transform their businesses to a "bricks and clicks" business model, in which their existing assets are integrated with a digital strategy. This transformation is particularly challenging for large businesses that have made significant investments in existing sales forces, marketing strategies, brand names, supply chain management systems, distribution channels and data management systems. However, it is also these companies that stand to gain the most from a fully integrated business model.

   To transform their businesses, companies are increasingly seeking assistance from outside Internet professional services firms. However, at a time when companies need a service provider to do more than build a Web site or enable on-line transactions, we believe that few Internet professional services providers have the depth of resources and range of services necessary to address the large-scale engagements and demands of large companies such as Fortune 100 companies on an on-going basis.

   We believe there is a need for an innovative Internet professional services provider, which has the scale, breadth of experience and expertise to help companies understand and capitalize on the potential of the Internet as a part of their overall business strategy and to leverage the power of their existing assets to drive growth, maximize customer value and build a sustainable competitive advantage.

                                  OUR SOLUTION

   In redefining a client's business model, we draw on our comprehensive Internet professional services capabilities and marketing experience to provide a fully integrated, end-to-end solution with the following key elements:

   Define digital business strategy. We work with members of our clients' senior management to define new business strategies which are broad-based and grounded in a thorough understanding of our clients' overall business and competitive environment.

   Create enterprise-wide customer value propositions. We employ a customer-centric approach to develop new customer value propositions that enhance customer loyalty and generate new business opportunities by taking advantage of our clients' existing assets such as distribution channels, customer service networks and customer information systems.

   Build new technology and marketing infrastructure. We build new technology and marketing infrastructure for our clients, including Web sites that enhance our clients' brands and electronic customer relationship management systems, or eCRM systems, that are designed to manage customer relationships.

   Implement solutions on enterprise-wide basis. We provide training, organizational alignment and support to help our clients implement solutions across their enterprises. We also coordinate the efforts of various client businesses to create customer-oriented applications with a consistent corporate message.

   Develop integrated marketing plan. We design integrated marketing plans that typically involve identifying customer segments, developing marketing strategies and optimizing on-line media planning and channel allocation, including mix, messaging and frequency.

   Execute across marketing and service channels. We leverage our on-line media buying, design and creative services and event sponsorships to market seamlessly across multiple channels to help our clients build relationships with their customers.

   Performance measurement. Through every step of our solution, we measure the value being delivered to our clients. We continually work with our clients to determine the relevant metrics and our performance against those metrics. We collect data frequently and use it to continually refine our solution and maximize our clients' return on investment.

                               OTHER INFORMATION

The Holding Company Formation

   Bronner Slosberg Humphrey Co. is a Massachusetts business trust which serves as the ultimate parent of Digitas, LLC, the Delaware limited liability company through which our business is operated. Immediately prior to the closing of this offering, all outstanding equity interests in Bronner Slosberg Humphrey Co. will be exchanged on a one-for-one basis for equivalent equity interests of Digitas Inc., a newly-formed Delaware holding company. This offering will be for shares of common stock of Digitas Inc.

   Our principal executive offices are located at the Prudential Tower, 800 Boylston Street, Boston, Massachusetts 02199. Our telephone number at that location is (617) 867-1000 and our Internet address is www.digitas-inc.com. We have applied to register our trademark Digitas Inc. This prospectus also contains the trademarks and trade names of other entities which are the property of their owners. All information that we present in this prospectus for any date or period gives effect to the formation of the new holding company and the exchange of equity interests.

                                  THE OFFERING

Common stock offered by:

    Digitas.......................................... 6,200,000 shares
    Selling shareholders............................. 3,100,000 shares
        Total........................................ 9,300,000 shares

 Common stock to be outstanding after this offering.. 56,903,479.4 shares(1)
 Use of proceeds..................................... To repay outstanding debt and for general corporate
                                                      purposes, including
                                                      working capital,
                                                      expansion of our
                                                      operations and possible
                                                      acquisitions and
                                                      investments. See "Use of
                                                      Proceeds."
 Proposed Nasdaq National Market symbol.............. DTAS

--------

(1) The number of shares of our common stock that will be outstanding after this offering is based on 50,703,479.4 shares of common stock outstanding as of December 31, 1999. It excludes:

  . up to 930,000 shares of common stock to be issued by us pursuant to the over-allotment option granted to the underwriters;

  . 28,308,972.2 shares of common stock issuable upon exercise of stock options outstanding as of December 31, 1999 at a weighted average exercise price of $2.66 per share;

  . 900,000 shares of common stock issuable upon exercise of warrants outstanding as of December 31, 1999 at a weighted average exercise price of $2.52 per share;

  . 10,254,700 shares of common stock available for future grant under our stock option plans as of December 31, 1999; and

  . 2,200,000 shares of common stock reserved for purchase after this offering under our employee stock purchase plan.

                SUMMARY HISTORICAL AND PRO FORMA FINANCIAL DATA
                     (in thousands, except per share data)

   Effective January 1, 1999, the two companies through which we operated our business were acquired by a private equity investor and several existing shareholders. We refer to that transaction as the "recapitalization." These two companies, which we refer to collectively as the "predecessor," were under common control prior to the recapitalization, and their combined financial information is presented for all periods before the recapitalization. Our financial information for periods after the recapitalization reflects the application of purchase accounting in connection with the recapitalization and thus is not comparable to the financial information of the predecessor. Before the recapitalization, the two predecessor companies were S corporations and thus were not subject to federal income taxation. In addition, because the two companies had different numbers of common shares outstanding that bear no relationship to our current number of common shares outstanding, net income
(loss) per share has not been presented for periods before the recapitalization.

   The pro forma statement of operations data for 1998 give effect to the recapitalization as if it had occurred on January 1, 1998.

                                                            Pro Forma
                          Predecessor (Combined)      Predecessor (Combined)   Company
                         ---------------------------  ---------------------- ------------
                          Year Ended December 31,
                         ---------------------------
                                                                              Year Ended
                                                            Year Ended       December 31,
                          1996      1997      1998      December 31, 1998        1999
                         -------  --------  --------  ---------------------- ------------
Statement of operations data:
Revenue................. $83,157  $101,238  $122,309         $122,309          $187,007
Operating expenses:
 Professional services
  costs.................  43,272    57,610    65,696           65,696           102,247
 Selling, general and
  administrative
  expense...............  40,982    40,552    48,485           48,485            67,048
 Stock-based
  compensation..........     628     6,325    25,820            5,690            10,743
 Amortization of
  intangible assets.....     --        --        --            36,688            36,688
                         -------  --------  --------         --------          --------
 Total operating
  expenses..............  84,882   104,487   140,001          156,559           216,726
Loss from operations....  (1,725)   (3,249)  (17,692)         (34,250)          (29,719)
Other expense, net......  (1,281)   (2,431)   (2,698)          (6,548)           (7,281)
Benefit from (provision
 for) income taxes......    (160)      114     1,439           (4,047)             (567)
                         -------  --------  --------         --------          --------
Net loss................ $(3,166) $ (5,566) $(18,951)        $(44,845)         $(37,567)
                         =======  ========  ========         ========          ========
Net loss per share:
 Basic and diluted......                                                       $  (0.74)
                                                                               ========
Weighted average shares
 outstanding:
 Basic and diluted......                                                         50,703
Pro forma net loss per
 share:
 Basic and diluted (1)..                                                       $  (0.69)
                                                                               ========
Pro forma weighted
 average shares
 outstanding:
 Basic and diluted (1)..                                                         54,580

--------

(1) The pro forma basic and diluted weighted average shares outstanding includes the additional number of shares necessary to repay approximately $68.5 of long term debt assuming an offering price of $19 per share. The pro forma basic and diluted net loss per share includes the elimination of approximately $7.1 million of interest expense associated with the long-term debt assuming the offering occurred on January 1, 1999 and the debt was repaid.

                                                                   As of
                                                             December 31, 1999
                                                            --------------------
                                                             Actual  As Adjusted
                                                            -------- -----------
Balance sheet data:
Cash and cash equivalents.................................. $    441  $ 34,434
Total assets...............................................  252,889   286,882
Total long-term debt, less current portion.................   62,422     1,714
Shareholders' equity.......................................  119,836   227,036

                                 RISK FACTORS

   You should carefully consider the following risks and all other information contained in this prospectus before purchasing our common stock. If any of the following risks occur, our business, results of operations and financial condition could be harmed. In that case, the trading price of our common stock could decline, and you could lose all or part of your investment.

Risks Related to Our Business

   The loss of even one significant client could have a material adverse effect on our business, financial condition and results of operations

   We derive a significant portion of our revenues from large-scale engagements for a limited number of clients. Most of these relationships, including those with our second and third largest clients, are terminable by the client without penalty on 90 days prior written notice. Our relationship with our largest client is terminable without prior notice. The loss of any major client could dramatically reduce our revenues. For 1999, our three largest clients collectively accounted for approximately 62% of our revenues, and our largest client accounted for approximately 23% of our revenues. The loss of any of these clients could significantly reduce our revenue and have a negative impact on our operating results and reputation in our market.

   Our failure to meet our clients' expectations could result in negative publicity and losses and could subject us to liability for the services we provide

   The average dollar amount of our client engagements has grown significantly while the time frame for delivering our services has generally decreased. As clients have dedicated more money and resources to our engagements with them, their expectations have also increased. As our client engagements become larger and more complex and are required to be completed in a shorter time frame, we face increased management challenges and greater risk of mistakes. Many of the services we provide are critical to the operations of our clients' businesses. Any failure on our part to deliver these services in accordance with our clients' expectations could result in:

  .  delayed or lost client revenues;

  .  adverse client reactions;

  .  negative publicity;

  .  additional expenditures to correct the problem; and

  .  claims against us.

   While our agreements with clients often limit our liability to damages arising from our rendering of services, we cannot assure you that these provisions will be enforceable in all instances or would otherwise protect us from liability. Although we carry general liability insurance coverage, our insurance may not cover all potential claims to which we are exposed or may not be adequate to indemnify us for all liability that may be imposed.

   If we are not successful in creating a worldwide network of offices, we may jeopardize our relationships with existing clients and limit our ability to attract new clients

   Increasingly, our clients are insisting that their Internet professional services providers be able to handle assignments on a worldwide basis. Failure to have a worldwide network of offices may jeopardize our existing client relationships and limit our ability to attract new clients. Our London office may be able to serve Europe, the Middle East and Africa, but we will need to establish regional offices for Asia and Latin America in the near future. We also need to deepen and broaden our expertise in dealing with worldwide assignments by hiring more senior executives with multi-national marketing and Internet expertise.

   We need qualified professionals to grow our business, and they are in short supply

   Our future success depends in large part on our ability to retain, hire, train and motivate qualified people. Skilled professionals are in short supply, and competition for them is intense. As a result, we may be unable to retain our qualified professionals to meet our existing business needs. In addition, we may be unable to hire a sufficient number of qualified professionals to meet our business plans. We may also have difficulty attracting and hiring our desired number of qualified professionals after the offering since some may perceive that the stock option component of their compensation package is no longer as valuable. Moreover, even if we are able to expand our employee base, the resources required to train and retain our employees may adversely affect our operating margins. If we are unable to hire and retain qualified professionals, we may be unable to complete work for our existing clients or accept work from new clients.

   We depend on our key personnel, and the loss of their services may adversely affect our business

   We believe that our success will depend on the continued employment of our senior management team and other key personnel, including David W. Kenny, Kathleen L. Biro, Robert Galford, Michael Goss, Marschall Smith and Michael Ward. This dependence is particularly important to our business because personal relationships are a critical element of obtaining and maintaining client engagements. If one or more members of our senior management team or other key personnel were unable or unwilling to continue in their present positions, our business could be seriously harmed. In addition, if any of our key personnel join a competitor or forms a competing company, some of our clients might choose to use the services of that competitor or those of a new company instead of our own. Furthermore, other companies seeking to develop in-house business capabilities may hire away some of our key personnel.

   Fluctuations in our quarterly revenues and operating results may lead to reduced prices for our stock

   Our quarterly revenues and operating results are volatile. We believe that period-to-period comparisons of our operating results are not necessarily meaningful. These comparisons cannot be relied upon as indicators of future performance. However, if our operating results in any future period fall below the expectations of securities analysts and investors, the market price of our securities would likely decline.

   Factors that may cause our quarterly results to fluctuate in the future include the following:

  .  variability in market demand for Internet professional services;

  .  timing and amount of client bonus payments;

  .  length of the sales cycle associated with our service offerings;

  . unanticipated variations in the size, budget, number or progress toward completion of our engagements;

  . unanticipated termination of a major engagement, a client's decision not to proceed with an engagement we anticipated or the completion or delay during a quarter of several major client engagements;

  . efficiency with which we utilize our employees, including our ability to transition employees from completed engagements to new engagements;

  . our ability to manage our operating costs, a large portion of which are fixed in advance of any particular quarter;

  .  changes in pricing policies by us or our competitors;

  .  timing and cost of new office expansions;

  .  our ability to manage future growth; and

  .  costs of attracting and training skilled personnel.

Some of these factors are within our control while others are outside of our control.

   Failure to manage our growth may impact our operating results

   We expect to continue to rapidly grow our business. The expansion of our business and customer base has placed, and will continue to place, increased demands on our management, operating systems, internal controls and financial and physical resources. If not managed effectively, these increased demands may adversely affect the services we provide to our existing clients. In addition, our personnel, systems, procedures and controls may be inadequate to support our future operations. Consequently, in order to manage our growth effectively, we may be required to increase expenditures to expand, train and manage our employee base, improve our management, financial and information systems and controls, or make other capital expenditures. Our results of operations and financial condition could be harmed if we encounter difficulties in effectively managing the budgeting, forecasting and other process control issues presented by rapid expansion.

   Our planned international operations may be expensive and may not succeed

   We expect to expand our international operations. We have limited experience in marketing, selling and supporting our services outside of North America and the United Kingdom. Development of such skills may be more difficult or take longer than we anticipate, especially due to language barriers, cultural differences, currency exchange risks and the fact that the Internet infrastructure in foreign countries may be less advanced than in the United States. In addition, we will have to attract and retain experienced management and employees, and we may be unable to do so. Moreover, international operations are subject to a variety of additional risks that could seriously harm our financial condition and operating results. These risks include the following:

  .  the impact of recessions in economies outside the United States;

  .  political and economic instability;

  .  potentially adverse tax consequences;

  .  reduced protection for intellectual property rights in some countries;

  .  longer payment cycles and problems in collecting accounts receivable;

  .  the burden and expense of complying with foreign laws and regulations;

  . currency issues, including fluctuations in currency exchange rates and the conversion to the euro by all countries of the European Union by year end 2003;

  . tariffs, trade barriers and other import and export restrictions including restrictions on the import and export of sensitive technologies; and

  . seasonal reductions in business activity in parts of the world, such as during the summer months in Europe.

   We must maintain our reputation and expand our name recognition to remain competitive

   We believe that establishing and maintaining name recognition and a good reputation is critical to attracting and expanding our targeted client base as well as attracting and retaining qualified employees. We also believe that the importance of reputation and name recognition will increase due to the growing number of Internet professional services providers. We are changing our name in connection with this offering. If our reputation is damaged or if we are unable to establish name recognition with respect to our new name, we may become less competitive or lose our market share. In addition, our name could be associated with any business difficulties of our clients. As a result, the difficulties or failure of one of our clients could damage our reputation and name and make it difficult for us to compete for new business.

   Our business will be negatively affected if we do not keep up with the Internet's rapid technological changes, evolving industry standards and changing client requirements

   The Internet professional services industry is characterized by rapidly changing technology, evolving industry standards and changing client needs. Accordingly, our future success will depend, in part, on our ability to meet these challenges in a timely and cost-effective manner. Among the most important challenges facing us is the need to:

  .  effectively use leading technologies;

  .  continue to develop our strategic and technical expertise;

  . influence and respond to emerging industry standards and other technological changes;

  .  enhance our current service offerings; and

  .  develop new services that meet changing customer needs.

   Our success depends on increased adoption of the Internet as a means of conducting business

   Our future success depends heavily on the acceptance and use of the Internet as a means for conducting business. If commerce on the Internet does not continue to grow, or grows more slowly than expected, our growth would decline and our business would be seriously harmed. Customers and businesses may reject the Internet as a viable commercial medium for a number of reasons, including:

  .  inadequate network infrastructure;

  . delays in the development of Internet enabling technologies and performance improvements;

  . delays in the development or adoption of new standards and protocols required to handle increased levels of Internet activity;

  . delays in the development of security and authentication technology necessary to effect secure transmission of confidential information;

  . changes in, or insufficient availability of, telecommunications services to support the Internet; and

  . failure of companies to meet their customers' expectations in delivering goods and services over the Internet.

   The Internet professional services industry is highly competitive and has low barriers to entry; if we cannot effectively compete, our revenue may decline

   The Internet professional services industry is relatively new and intensely competitive. We expect competition to intensify even further as the Internet professional services market evolves. Some of our competitors have more clients, greater brand or name recognition and greater financial, technical, marketing and public relations resources than we do. As a result, our competitors may be in a stronger position to respond quickly to new or emerging technologies and changes in client requirements. They may also develop and promote their products and services more effectively than we do.

   There are relatively low barriers to entry into the Internet professional services industry. In addition, we have no patented technology and limited other proprietary rights that would preclude or inhibit competitors from providing services similar to ours. As a result, new and unknown market entrants pose a threat to our business.

   Current or future competitors may also develop or offer services that are comparable or superior to ours at a lower price, which could affect our ability to retain existing clients and attract new clients. In addition, current and potential competitors have established or may establish corporate relationships among themselves or other third parties to increase their ability to address customer needs. Accordingly, it is possible that new competitors or alliances among competitors may emerge and rapidly acquire significant market share. We cannot assure you that we will be able to continue to compete successfully with our existing competitors or any new competitors.

   Actual and perceived conflicts of interest may restrict us in obtaining new clients

   Actual and perceived conflicts of interest are inherent in our industry. We sometimes decline to accept potential clients because of actual or perceived conflicts of interest with our existing clients. In addition, potential clients may choose not to retain us for reasons of actual or perceived conflicts of interest. Many of our clients compete in industries where only a limited number of companies gain meaningful market share. As a result, if we decide not to perform services for a particular client's competitors, or if potential clients choose not to retain us because of actual or perceived conflicts and our client fails to capture a significant portion of its market, we are unlikely to receive future revenue in that particular industry.

   Potential future acquisitions could be difficult to integrate, disrupt our business, adversely affect our operating results and dilute shareholder value

   We may acquire other businesses in the future, which may complicate our management tasks. We may need to integrate widely dispersed operations with distinct corporate cultures. Our failure to do so could result in our inability to retain the management, key personnel, employees and clients of the acquired business. Such integration efforts also may distract our management from servicing existing clients. Our failure to manage future acquisitions successfully could seriously harm our operating results. Also, acquisition costs could cause our quarterly operating results to vary significantly. Furthermore, our shareholders could be diluted if we finance the acquisitions by incurring debt or issuing equity securities.

   We may need to raise additional capital, which may not be available to us, and which may, if raised, dilute your ownership interest in us

   We expect that our net proceeds from this offering will be sufficient to meet our working capital and capital expenditure needs for at least the next 12 months. After that, we may need to raise additional funds, and we cannot be certain that we will be able to obtain additional financing on favorable terms or at all. If we need additional capital and cannot raise it on acceptable terms, we may not be able to:

  .  open new offices;

  .  create additional market-specific business units;

  .  enhance our infrastructure;

  .  hire, train and retain employees;

  .  keep up with technological advances;

  .  respond to competitive pressures or unanticipated requirements; or

  .  pursue acquisition opportunities.

Our failure to do any of these things could restrict our growth, hinder our ability to compete and seriously harm our financial condition. Additionally, if we are able to raise additional funds through equity financings, your ownership interest in us will be diluted.

   We have a history of reported net losses and there can be no assurance that we will soon report net income

   We have experienced substantial net losses for the three years ended December 31, 1999. These losses have been attributable to charges for stock-based compensation and the amortization of intangible assets. We expect to continue to report large charges for these items over the next four years. Our anticipated revenue growth may not compensate for these charges and we may not achieve profitability during this time period.

   The Year 2000 problem may adversely affect our business

   The Year 2000 problem refers to the potential for system and processing failures of date-related data arising from the use of two digits by computer-controlled systems, rather than four digits, to define the applicable year. We may encounter the Year 2000 problem in three contexts:

  . Our clients. The failure of our clients to ensure that their operations are Year 2000 compliant could have a material adverse effect on them, which, in turn, could limit their ability to retain third party service providers such as Digitas. In addition, clients or potential clients may delay purchasing software and related products and services, including those of Digitas, due to concerns related to Year 2000 problems.

  . Our suppliers. Our business could be adversely affected if we cannot obtain products, services or systems that are Year 2000 compliant when we need them or if the products, services or systems that we have obtained are not Year 2000 compliant.

  . Our services. The solutions which we provide to our clients integrate software and other technology from different providers. If there is a Year 2000 problem with respect to a solution provided by us, it may be difficult to determine whether the problem relates to services which we have performed or is due to the software, technology or services of other providers. Furthermore, in the past, we entered into a number of contracts with express or implied warranties with respect to Year 2000 readiness which may make us vulnerable to Year 2000-related lawsuits, whether or not the services we have performed are Year 2000 compliant. We cannot be certain what the outcomes of these types of lawsuits may be.

Risks Related to the Securities Markets and This Offering

   Our stock price may be volatile and may result in substantial losses for investors purchasing shares in the offering

   The market price of our common stock is likely to be highly volatile. The stock market in general, and the market for Internet-related stocks in particular, has been highly volatile. This volatility often has been unrelated to the operating performance of particular companies. We cannot assure you that our common stock will trade at the same levels of other Internet-related stocks or that Internet-related stocks in general will sustain their current market prices. We also cannot assure you that an active public market for our securities will develop or continue after this offering.

   In addition, the trading price of our common stock could be subject to wide fluctuations in response to:

  .  our perceived prospects;

  . variations in our operating results and our achievement of key business targets;

  .  changes in securities analysts' recommendations or earnings estimates;

  . differences between our reported results and those expected by investors and securities analysts;

  . announcements of new contracts or service offerings by us or our competitors;

  . market reaction to any acquisitions, joint ventures or strategic investments announced by us or our competitors; and

  . general economic or stock market conditions unrelated to our operating performance.

   In the past, securities class action litigation has often been instituted against companies following periods of volatility in the market price of their securities. This type of litigation could result in substantial costs and a diversion of management attention and resources.

   Concentration of ownership may limit your ability to influence corporate matters

   Immediately following this offering, our executive officers, directors and significant shareholders collectively will own approximately 80.1% of the outstanding shares of our common stock. If these shareholders choose to act or vote together, they will have the power to control the election of our directors, and the approval of any other action requiring the approval of our shareholders, including any amendments to our certificate of incorporation and mergers or sales of all or substantially all of our assets. In addition, without the consent of these shareholders, we could be prevented from entering into transactions that could be beneficial to us or our other shareholders. Also, third parties could be discouraged from making a tender offer or bid to acquire Digitas at a price per share that is above the then-current market price.

   We will have broad discretion over the use of our net proceeds from this offering, and you may not agree with how we use them

   Our management will have significant flexibility in applying our net proceeds from this offering and may use the net proceeds in ways with which shareholders disagree. Management's failure to effectively apply these net proceeds could have an adverse effect on our ability to implement our business strategy.

   Purchasers in this offering will incur immediate and substantial dilution

   The assumed initial public offering price of our common stock of $19.00 per share is substantially higher than the net tangible book value per share of the outstanding common stock after the offering of $1.14 per share. As a result, if we were liquidated for our net tangible book value immediately following this offering, each shareholder purchasing in this offering would receive $17.86 per share less than the price they paid for their common stock. In addition, because our success is so heavily dependent on our ability to attract and retain talented personnel, we expect to offer a significant number of stock options to employees in the future. As of December 31, 1999, there were 28,308,972.2 shares of common stock issuable upon exercise of outstanding stock options, with 10,254,700 shares of common stock reserved for future grant. In addition there were 900,000 shares of common stock issuable upon exercise of outstanding warrants. New issuances will cause further dilution to investors.

   Future sales of our common stock may depress our stock price

   Sales of a substantial number of shares of our common stock in the public market after the closing of this offering, or the perception that such sales could occur, could adversely affect the market price of our common stock and could make it more difficult for us to raise funds through future offerings of common stock. For a description of the shares of common stock that are available for future sale, see "Shares Eligible for Future Sale."

Risks Related to Legal Uncertainty

   We may be subject to lawsuits as a result of our attempts to hire qualified people

   Some companies have adopted a strategy of suing or threatening to sue former employees and their new employers. As we hire new employees from our current or potential competitors we may become a party to one or more lawsuits involving the former employment of one of our employees. Any future litigation against us or our employees, regardless of the outcome, may result in substantial costs and expenses to us and may divert management's attention away from the operation of our business.

   We may not be able to protect our intellectual property and proprietary rights

   We cannot guarantee that the steps we have taken to protect our proprietary rights will be adequate to deter misappropriation of our intellectual property. In addition, we may not be able to detect unauthorized use of our intellectual property and take appropriate steps to enforce our rights. If third parties infringe or misappropriate our trade secrets, copyrights, trademarks or other proprietary information, our business could be seriously harmed. In addition, although we believe that our proprietary rights do not infringe on the intellectual property rights of others, other parties may assert infringement claims against us or claim that we have violated their intellectual property rights. Such claims, even if not true, could result in significant legal and other costs and may be a distraction to management. If any party asserts a claim against us relating to proprietary technology or information, we may need to obtain licenses to the disputed intellectual property. We cannot assure you, however, that we will be able to obtain any licenses at all. In addition, protection of intellectual property in many foreign countries is weaker and less reliable than in the United States so, as our business expands into foreign countries, risks associated with protecting our intellectual property will increase.

   Changes in government regulation of the Internet could adversely affect our business

   To date, government regulations have not materially restricted the use of the Internet by our clients in their markets. However, the legal and regulatory environment that pertains to the Internet may change. New laws and regulations, or new interpretations of existing laws and regulations, could impact us directly or indirectly by preventing our clients from delivering products or services over the Internet or slowing the growth of the Internet. New state, federal and foreign laws and regulations may be adopted regarding any of the following issues:

  .  user privacy;

  . the pricing and taxation of goods and services offered over the Internet;

  .  the content of Web sites;

  .  consumer protection; and

  . the characteristics and quality of products and services offered over the Internet.

Any new legislation could inhibit the increased use of the Internet as a commercial medium which in turn would decrease the demand for our services and have a material adverse effect on our future operating performance.

   We may become subject to claims regarding foreign laws and regulations, which could subject us to increased expenses

   Because we plan to expand our international operations and because many of our current clients have international operations, we may be subject to the laws of foreign jurisdictions for violations of their laws. These laws may change, or new, more restrictive laws may be enacted in the future. International litigation is often expensive and time-consuming and could distract our management's attention away from the operation of our business.

   Provisions of Delaware law and of our charter and by-laws may make a takeover more difficult

   Provisions in our certificate of incorporation and by-laws and in the Delaware corporate law may make it difficult and expensive for a third party to pursue a tender offer, change in control or takeover attempt which is opposed by our management and board of directors. Public shareholders who might desire to participate in such a transaction may not have an opportunity to do so. In our certificate of incorporation we also have a staggered board of directors which makes it difficult for shareholders to change the composition of the board of directors in any one year. These anti-takeover provisions could substantially impede the ability of public shareholders to benefit from a change in control or change our management and board of directors. See "Description of Capital Stock."

   This prospectus contains forward-looking statements that involve substantial risks and uncertainties

   This prospectus contains forward-looking statements. In some cases you can identify these statements by forward-looking words such as "anticipate," "believe," "could," "estimate," "expect," "intend," "may," "should," "will," and "would" or similar words. You should read statements that contain these words carefully because they discuss our future expectations, contain projections of our future results of operations or of our financial position or state other "forward-looking" information. We believe that it is important to communicate our future expectations to our investors. However, there may be events in the future that we are not able to accurately predict or control and our actual results may differ materially from the expectations we describe in our forward-looking statements. Before you invest in our common stock, you should be aware that the occurrence of the events described in these risk factors and elsewhere in this prospectus could have an adverse effect on our business, results of operations and financial position.

                                USE OF PROCEEDS

   We estimate that the net proceeds from our sale of 6,200,000 shares of common stock in this offering will be approximately $107.2 million, assuming an initial public offering price of $19.00 per share and after deducting estimated underwriting discounts and commissions and our estimated offering expenses. We estimate that our net proceeds will be used as follows:

  . approximately $69.0 million will be used to repay outstanding debt under the term loan portion of our credit facility;

  . approximately $15.5 million will be used to repay outstanding borrowings under the revolving credit portion of our credit facility;

  . approximately $1.9 million will be used to repay accrued and unpaid interest on the term loan and revolving credit; and

  . approximately $4.5 million will be used to repay two outstanding notes issued in connection with the repurchase of options and warrants.

The remaining $16.3 million will be used to support the working capital requirements and capital expenditures associated with our anticipated growth, including expenditures related to infrastructure improvements and the opening of new offices in the U.S. or abroad.

   We may invest a portion of the net proceeds that are not used to retire debt to finance selective acquisitions of complementary businesses, make strategic investments in new businesses, or accelerate our office expansion plans, in each case as economically justified opportunities are presented. We intend to consider both acquisitions and internal development as alternatives for expanding our current capabilities and geographic presence. Although we regularly review strategic acquisition opportunities, we have no binding agreements with respect to any material acquisitions at this time.

   As of December 31, 1999, there was approximately $69.0 million outstanding under the term loan portion of our credit facility, which bore interest on that date of 8.475%. The term loan portion of the credit facility is repayable in quarterly installments which commenced on September 30, 1999 with final maturity on December 31, 2004. We received the proceeds of the term loan portion of the credit facility in January 1999 and used them in connection with the recapitalization primarily to repay indebtedness, satisfy contractual obligations to former shareholders, make transaction payments to existing equity holders, repurchase stock options and stock appreciation rights and pay expenses. As of December 31, 1999, there was nothing outstanding under the revolving credit portion of our credit facility, which bore interest on that date of 9.8%. The revolving credit portion of the credit facility is repayable on December 31, 2004. The revolving credit facility was originated in January 1999 and is used to finance seasonal working capital requirements.

   Until allocated for specific use, we will invest our net proceeds in government securities and other short-term, investment-grade securities. Digitas will not receive any of the proceeds from the sale of common stock in this offering by the selling shareholders.

                                DIVIDEND POLICY

   We currently intend to retain any future earnings to finance the expansion of our business and do not expect to pay any cash dividends in the foreseeable future. Any decision to pay cash dividends after the offering will be at the discretion of our board of directors after taking into account such factors as our financial condition, operating results, current and anticipated cash needs, plans for expansion and restrictions in our financing agreements.

                           INDUSTRY INFORMATION

   This prospectus includes data concerning the Internet professional services industry that we obtained from material published by International Data Corporation. These publications generally indicate that they have obtained information from sources that they believe are reliable, but that they do not guarantee the accuracy and completeness of the information. Although we believe that these industry publications are reliable, we have not independently verified their data. We also have not sought the consent of any of these publications to refer to their data in this prospectus.

                                CAPITALIZATION

   The following table sets forth our cash, short-term debt and capitalization as of December 31, 1999:

  .  on an actual basis; and

  . as adjusted to reflect our sale of 6,200,000 shares of common stock in this offering at an assumed initial public offering price of $19.00 per share, after deduction of estimated underwriting discounts and commissions and our estimated offering expenses and the use of the net proceeds as described in "Use of Proceeds."

                                                                   As of
                                                             December 31, 1999
                                                           ----------------------
                                                            Actual    As Adjusted
                                                           --------  ------------
                                                              (in thousands)
Cash and cash equivalents................................. $    441    $ 34,434
                                                           ========    ========
Short-term debt .......................................... $  7,928    $    587
                                                           ========    ========
Long-term debt, less current portion...................... $ 62,878       1,714
Shareholders' equity (deficit):
  Common stock, no par value per share; 50,703,479.4
   shares authorized,  issued and outstanding, actual; and
   56,903,479.4 shares issued and outstanding, as
   adjusted...............................................      --          --
  Additional paid-in capital..............................  159,864     267,064
  Accumulated deficit.....................................  (40,028)    (40,028)
                                                           --------    --------
    Total shareholders' equity............................  119,836     227,036
    Total capitalization.................................. $182,714    $228,750
                                                           ========    ========

   The table above excludes 28,308,972.2 shares of common stock issuable upon exercise of stock options outstanding at December 31, 1999 at a weighted average exercise price of $2.66 per share and 900,000 shares of common stock issuable upon exercise of warrants outstanding at December 31, 1999 at a weighted average exercise price of $2.52 per share.

                                   DILUTION

   As of December 31, 1999, we had a net tangible book (deficit) of $(42.3) million or $(.83) per share of common stock. Net tangible book value per share is determined by dividing our tangible net book value (total tangible assets less total liabilities) by the total number of shares of common stock outstanding. After giving effect to the sale of the 6,200,000 shares of common stock offered by us in this offering at an assumed initial public offering price of $19.00 per share, and after deducting estimated underwriting discounts and commissions and offering expenses payable by us, our adjusted net tangible book value would have been approximately $64.9 million, or $1.14 per share of common stock. This represents an immediate increase in net tangible book value of $1.97 per share to existing shareholders and an immediate dilution of $17.86 per share to new investors purchasing shares of common stock in the offering. The following table illustrates this dilution on a per share basis:

   Assumed initial public offering price per share..............         $19.00
     Net tangible book value per share before the offering as of
      December 31, 1999.........................................  $(.83)
     Increase in net tangible book value per share attributable
      to new investors..........................................   1.97
                                                                  -----
   Net tangible book value per share after the offering.........           1.14
                                                                         ------
   Dilution per share to new investors..........................         $17.86
                                                                         ======

   The following table summarizes, as of December 31, 1999, the number of shares of common stock purchased from us, the total consideration paid and the average price per share paid by our existing shareholders and to be paid by new investors in this offering at an assumed initial public offering price of $19.00 per share, and before deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us:

                          Shares Purchased  Total Consideration
                         ------------------ -------------------- Average Price
                           Number   Percent    Amount    Percent   Per Share
                         ---------- ------- ------------ ------- -------------
Existing
 shareholders(1)........ 50,703,479    89%  $153,555,000     59%     $2.52
New investors(1)........  6,200,000    11    107,200,000     41      19.00
                         ----------   ---   ------------  -----
  Total................. 56,903,479   100%   260,755,000  $ 100%
                         ==========   ===   ============  =====

--------

(1) Sales by selling shareholders in this offering will reduce the number of shares held by existing shareholders to 47,603,480 or approximately 84% and will increase the number of shares held by new investors to 9,300,000 or approximately 16% of the total number of shares of common stock outstanding after this offering.

   The discussion and table above exclude:

  . 930,000 shares to be issued by us pursuant to the underwriters' over-allotment option;

  . 28,308,972 shares of common stock issuable upon exercise of stock options outstanding at December 31, 1999 at a weighted average price of $2.66 per share;

  . 900,000 shares of common stock issuable upon exercise of warrants outstanding at December 31, 1999 at a weighted average price of $8.75 per share;

  . 10,254,700 shares available for future grant under our stock option plans at December 31, 1999; and

  . 2,200,000 shares of common stock reserved for purchase after this offering under our employee stock purchase plan.

   To the extent these options and warrants are exercised and the underlying shares are issued, there will be further dilution to new investors.

                  UNAUDITED PRO FORMA COMBINED FINANCIAL DATA

   The following unaudited pro forma combined statement of operations data reflect the combined results of operations of the predecessor for the year ended December 31, 1998, as if the recapitalization and related purchase accounting described in Note 3 to the financial statements had occurred on January 1, 1998.

   The unaudited pro forma combined statement of operations data are based on the historical financial statements for the predecessor and the assumptions and adjustments described in the accompanying notes. The unaudited pro forma combined statement of operations data do not purport to represent what our results of operations actually would have been if the recapitalization had occurred on the date indicated or what the results may be for any future periods. The unaudited pro forma combined statement of operations data are based upon assumptions that we believe are reasonable and should be read in conjunction with our financial statements and accompanying notes thereto included elsewhere in this prospectus.

             Unaudited Pro Forma Combined Statement of Operations
                            (dollars in thousands)

                                           Year Ended December 31, 1998
                                         --------------------------------------
                                         Predecessor                  Pro Forma
                                         (Combined)  Adjustments      Combined
                                         ----------- -----------      ---------
Statement of operations data:
Revenue.................................  $122,309         --         $122,309
Operating expenses:
 Professional services costs............    65,696         --           65,696
 Selling, general and administrative
  expense...............................    48,485         --           48,485
 Stock-based compensation...............    25,820    $(20,130)(/1/)     5,690
 Amortization of intangible assets......       --       36,688 (/2/)    36,688
                                          --------    --------        --------
  Total operating expenses..............   140,001      16,558         156,559
Income (loss) from operations...........   (17,692)    (16,558)        (34,250)
Other income (expense)..................    (2,698)     (3,850)(/3/)    (6,548)
Benefit from (provision for)
 income taxes...........................     1,439      (5,486)(/4/)    (4,047)
                                          --------    --------        --------
Net income (loss).......................  $(18,951)   $(25,894)       $(44,845)
                                          ========    ========        ========

--------

(1) Reflects exclusion of stock appreciation rights compensation expense of $20,130,000 as appreciation would have been recorded in the period prior to the recapitalization taking place.

(2) Reflects a portion of the $171,726,000 of goodwill which is being amortized over seven years and a portion of the $27,134,000 of other intangible assets which are being amortized over two to six years, as if the recapitalization took place at the beginning of the period.

(3) Reflects additional interest expense, at an assumed interest rate of 8.43%, from the $73,399,000 debt incurred in connection with the recapitalization as if it occurred at the beginning of the period. Other expense increases as a result of the amortization of debt issue costs. A .125% change in the assumed interest rate of 8.43% would change interest expense by approximately $90,000 on an annual basis.

(4) Represents tax adjustments to reflect the pro forma income tax provision at an effective tax rate of 9.92%.

                      SELECTED HISTORICAL FINANCIAL DATA

   The following financial data for each of the years 1995 through 1998 have been derived from our annual financial statements, which have been audited by PricewaterhouseCoopers LLP. The data for 1999 have been derived from our annual financial statements, which have been audited by Arthur Andersen LLP. Because the recapitalization has been accounted for as a purchase, the financial statements for the periods after January 1, 1999 are not comparable to prior periods. Our historical results are not necessarily indicative of results for any future period. Before the recapitalization, the two predecessor companies were S corporations and thus were not subject to federal income taxation. In addition, because the two companies had different numbers of common shares outstanding that bear no relationship to our current number of common shares outstanding, net income (loss) per share has not been presented for periods before the recapitalization.

                                   Predecessor (Combined)             Company
                              ------------------------------------  ------------
                                                                        Year
                                   Year Ended December 31,             Ended
                              ------------------------------------  December 31,
                               1995     1996      1997      1998        1999
                              -------  -------  --------  --------  ------------
                               (in thousands, except per share
                                            data)
Statement of operations
 data:
Revenue.....................  $66,244  $83,157  $101,238  $122,309    $187,007
Operating expenses:
 Professional services
  costs.....................   32,922   43,272    57,610    65,696     102,247
 Selling, general and
  administrative expense....   35,607   40,982    40,552    48,485      67,048
 Stock-based compensation
  (1).......................               628     6,325    25,820      10,743
 Amortization of intangible
  assets....................      --       --        --        --       36,688
                              -------  -------  --------  --------    --------
   Total operating
    expenses................   68,529   84,882   104,487   140,001     216,726
Loss from operations........   (2,285)  (1,725)   (3,249)  (17,692)    (29,719)
Other income (expense),
 net........................      151   (1,281)   (2,431)   (2,698)     (7,281)
Benefit from (provision for)
 income taxes...............     (345)    (160)      114     1,439        (567)
                              -------  -------  --------  --------    --------
Net loss....................  $(2,479) $(3,166) $ (5,566) $(18,951)   $(37,567)
                              =======  =======  ========  ========    ========
Net loss per share
  Basic and diluted.........                                          $  (0.74)
                                                                      --------
Weighted average common
 shares outstanding
  Basic and diluted.........                                            50,703

                                            As of December 31,
                              --------------------------------------------------
                               1995     1996      1997      1998        1999
                              -------  -------  --------  --------  ------------
                                              (in thousands)
Balance sheet data:
Cash and cash equivalents...  $11,685  $   301  $  1,868  $     37    $    441
Total assets................   36,971   33,649    49,705    62,270     252,889
Total long-term debt, less
 current portion............      --     2,990     3,701     1,749      62,878
Shareholders' equity
 (deficit)..................      383    4,625    (9,831)  (27,760)    119,836

--------

(1) Stock-based compensation of the predecessor includes annual profit distributions and appreciation of stock appreciation rights ("SARs") held by predecessor employees. Stock-based compensation related to appreciation of SARs resulting from the recapitalization of $20,130,000 was recognized in the fourth quarter of 1998. Stock-based compensation of the company relates to stock options granted to employees at exercise prices below the estimated fair value of the related common stock. See
     Note 8 to the financial statements.

                     MANAGEMENT'S DISCUSSION AND ANALYSIS
               OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

   You should read the following discussion together with the financial statements and related notes appearing elsewhere in this prospectus. This prospectus contains forward-looking statements that involve risks and uncertainties. Our actual results may differ materially from those indicated in forward-looking statements. See "Risk Factors."

Overview

   In 1980, Bronner Slosberg Humphrey Co. was formed to provide direct marketing and promotion services. In 1995, Strategic Interactive Group, an Internet professional services firm, was formed to provide end-to-end Internet business solutions to corporate clients. Between 1995 and 1998, Strategic Interactive Group and Bronner Slosberg Humphrey Co. operated as two separate entities which were under common control. By January 1999, Strategic Interactive Group had grown so large and the two companies had become so interrelated that the two businesses were merged into a single entity following a recapitalization by a private equity investor and several of our existing shareholders. The purpose of the recapitalization was to combine the entities, realign the ownership of the combined entities with those senior employees who would most actively lead our future growth, establish an equity-based incentive program to motivate our current and future employees and enhance our ability to make strategic investments in our people and services.

Business Operations

   Our revenue is generated from providing professional services to our clients. We expect that our revenue will continue to be driven primarily by the number and scope of our client engagements. We focus on large-scale, long-term, strategic relationships with a select group of clients. For 1999, our three largest clients accounted for approximately 62% of our revenue and our largest client accounted for approximately 23% of our revenue.

   Historically, we have offered our services to clients primarily on a time and materials basis. For these engagements, we recognize revenue as services are provided based on actual costs incurred. As our client relationships have grown, we have increasingly entered into broad contracts under which we deliver our services based on mutually agreed upon scopes of work. These contracts generally include estimates on total fees that clients will be charged for the year. For these contracts, we recognize revenue on a percentage of completion method based on the ratio of costs incurred to total estimated costs. Additionally, some of our contracts include a bonus provision whereby we get additional compensation based on our performance as evaluated by our clients against agreed upon measures. We recognize bonus revenue in the period we are informed that the bonus has been awarded. Most of our contracts allow us to invoice our clients on a pro-rata basis for our services.

   We incur significant reimbursable costs, such as on-line media buying and production costs, on behalf of our clients. In accordance with the client agreements, there is not a markup on reimbursable costs and the client's approval is required prior to Digitas incurring them. Revenue does not include reimbursable costs.

   Professional services costs consist of professional salaries, payroll taxes and benefits for our professional staff plus other non-reimbursable costs directly attributable to servicing our clients. In addition to the compensation of employees engaged in the delivery of professional services, professional salaries include compensation for selling and management by our senior account managers and most of our executives. We expect that per capita professional services costs will increase over time due primarily to wage increases, particularly among technology professionals.

   Selling, general and administrative expense consists primarily of administrative and executive compensation, recruiting, professional fees, rent and office expenses. In 2000, we expect to make significant expenditures for recruiting and training as we expand our operations. We have incurred significant costs to expand our operations internationally through our office in London. We believe that a key source of our growth will be servicing existing clients on a worldwide basis, as well as attracting new clients in international markets.

   Stock-based compensation before the recapitalization consisted of annual distributions and increases in the value of stock appreciation rights resulting from the pending acquisition of the company. Stock-based compensation after the recapitalization consisted primarily of non-cash compensation arising from stock options granted to employees at exercise prices below the estimated fair value of the related common stock, the repurchase of stock options from an employee and shares of common stock sold to members of the board of directors at a price below the estimated fair value.

   In connection with the recapitalization we recorded $198.9 million of goodwill and other intangible assets. This amount, which represents the excess of purchase price over net assets acquired, is being amortized over two to seven years.

   We were taxed as an S corporation until January 1999 when we terminated our S corporation election and became subject to federal taxation. No provision or liability for federal taxes is reflected for periods prior to 1999. For the periods prior to 1999, we have recorded provisions, tax assets and liabilities for Massachusetts and various states where we do business that have a limited state corporate income and excise tax.

Results of Operations

   The following table sets forth selected items included in our statement of operations as a percentage of revenue for the periods indicated:

                                                                                                  Predecessor
                                                                                                  (Combined)        Company
                                                                                                  -------------   ------------
                                                                                                  Year Ended
                                                                                                   December           Year
                                                                                                      31,            Ended
                                                                                                  -------------   December 31,
                                                                                                  1997    1998        1999
                                                                                                  -----   -----   ------------
Revenue.......................................................................................... 100.0 % 100.0 %    100.0 %
Operating expenses:
  Professional services costs....................................................................  56.9    53.7       54.7
  Selling, general and administrative expense....................................................  40.1    39.7       35.9
  Stock-based compensation.......................................................................   6.2    21.1        5.7
  Amortization of intangible assets..............................................................   --      --        19.6
                                                                                                  -----   -----      -----
    Total operating expenses..................................................................... 103.2   114.5      115.9
                                                                                                                     -----
Loss from operations.............................................................................  (3.2)% (14.5)%    (15.9)%
                                                                                                  =====   =====      =====

   Year ended December 31, 1999 compared to year ended December 31, 1998

   Revenue. Revenue for 1999 increased by $64.7 million, or 52.9%, to $187.0 million from $122.3 million for 1998. The increase was due to growth in revenue from new clients of $18.7 million and existing clients of $46.0 million. This increase in revenue was due to growth in the market for Internet-related services.

   Professional services costs. Professional services costs for 1999 increased by $36.5 million, or 55.6%, to $102.2 million from $65.7 million for 1998. Professional services costs represented 54.7% of revenue for 1999, as compared to 53.7% of revenue for 1998. The increase in absolute dollars was due to an increase in the number of professionals we hired to support the increased demand for our services. Professional services costs increased as a percentage of revenue for, 1999 due to investments in the opening of our London office and an increase in average compensation per professional.

   Selling, general and administrative expense. Selling, general and administrative expense for 1999 increased by $18.5 million, or 38.3%, to $67.0 million from $48.5 million for 1998. As a percentage of revenue, selling, general and administrative expense decreased from 39.7% in 1998 to 35.9% in 1999. The increase in absolute dollars for 1999 was due to increases in outside fees for recruiting professionals, rent and travel costs related to office expansion in New York and the opening of a new office in London, and our overall growth in administrative headcount. The decrease as a percentage of revenue was due to the economies of scale associated with higher revenue levels.

   Stock-based compensation. Stock-based compensation for 1999 consisted of non-cash compensation arising from stock options granted to employees at exercise prices below the estimated fair value of the related common stock of $5.8 million, the repurchase of stock options from an employee of $1.9 million and $3.0 million for shares of common stock sold to members of the board of directors at a price below the estimated fair value.

   Amortization of intangible assets. The increase in amortization of intangible assets resulted from our recapitalization which was effected in January 1999.

   Interest expense, net. Interest expense, net, for 1999 increased by $4.6 million to $7.3 million from $2.7 million for 1998. The increase in interest expense, net, for 1999 was due to the interest expense on our long-term borrowings related to the recapitalization. Additionally, we increased borrowings against our line of credit to fund increased working capital needs.

   Benefit from (provision for) income taxes. The provision for income taxes for 1999 was $567,000 compared to a benefit of $1.4 million in 1998. We were an S corporation in 1998. Therefore, we were only taxable at the state level, and we did not provide for any federal income taxes in this period.

   Year ended December 31, 1998 compared to year ended December 31, 1997

   Revenue. Revenue for 1998 increased by $21.1 million, or 20.8%, to $122.3 million from $101.2 million for 1997. The increase in revenue was due to growth from new clients of $17.7 million and existing clients of $3.4 million. This increase in revenue was due to growth in the market for Internet-related services. In 1998, we sought to expand our client base and were successful in developing relationships with new, large-scale clients. The revenue growth in 1998 as compared to 1997 was primarily attributable to building those relationships.

   Professional services costs. Professional services costs for 1998 increased by $8.1 million, or 14.0%, to $65.7 million from $57.6 million for 1997. Professional services costs represented 53.7% of revenue for 1998 as compared to 56.9% of revenue for 1997. The increase in absolute dollars for 1998 was due to an increase in the number of professionals we hired to support the increased demand for our services. The decrease as a percentage of revenue for 1998 was due to an increase in employee utilization rates.

   Selling, general and administrative expense. Selling, general and administrative expense for 1998 increased by $7.9 million, or 19.6%, to $48.5 million from $40.6 million for 1997. As a percentage of revenue, selling, general and administrative expense was not materially different from 1997 to 1998. The increase in absolute dollars was due to a one time payment to senior management in connection with the recapitalization. This increase was also due to general growth of the business, including opening a new office in New York, increased recruiting costs and expanded adminstrative headcount.

   Stock-based compensation. Stock-based compensation in 1998 consisted of annual distributions of $3.0 million, $2.6 million of compensation expense due to the vesting of options in connection with the recapitalization, and increases in the value of stock appreciation rights resulting from the pending acquisition of the company of $20.1 million. Stock-based compensation in 1997 included annual distributions on stock appreciation rights of $3.4 million and $2.9 million related to three employees who forfeited their rights to previously issued options.

   Interest expense, net. Interest expense, net, for 1998 increased by $0.3 million to $2.7 million from $2.4 million in 1997. The increase in interest expense, net, was due to increased borrowings to fund increased working capital needs during 1998, offset by a reduction in interest rates.

   Benefit from (provision for) income taxes. The income tax benefit for 1998 was $1.4 million compared to a tax benefit of $114,000 in 1997. We were an S corporation in both 1998 and 1997. Therefore, we were only taxable at the state level, and we did not provide for federal income taxes in either of these years.



Quarterly Results of Operations

   The following table sets forth a summary of our unaudited quarterly operating results for each of the four quarters ended December 31, 1999 both in absolute dollars and as a percentage of our revenue in each quarter. This information has been derived from our unaudited interim financial statements which, in our opinion, have been prepared on substantially the same basis as the audited financial statements contained elsewhere in this prospectus and include all normal recurring adjustments necessary for a fair presentation of the financial information for the periods presented. The results for any quarter are not necessarily indicative of future quarterly results of operations, and we believe that period-to-period comparisons should not be relied upon as an indication of future performance that may be expected for any future period.

                                                Three Months Ended
                         -----------------------------------------------------------------
                         March 31, 1999 June 30, 1999 September 30, 1999 December 31, 1999
                         -------------- ------------- ------------------ -----------------
                                      (in thousands, except percentage data)
Statement of operations
 data:
Revenue.................    $38,813       $ 44,047         $51,047           $ 53,100
Operating expenses:
  Professional services
   costs................     20,041         24,350          28,847             29,009
  Selling, general and
   administrative
   expense..............     13,905         15,593          16,336             21,214
  Stock-based
   compensation ........        --           5,197             751              4,795
  Amortization of
   intangible assets....      9,172          9,172           9,172              9,172
                            -------       --------         -------           --------
Total operating
 expenses...............     43,118         54,312          55,106             64,190
                            -------       --------         -------           --------
Loss from operations....     (4,305)       (10,265)         (4,059)           (11,090)
Other income (expense):
  Interest income.......        --             --               12                 43
  Interest expense......     (1,647)        (1,874)         (1,823)            (1,992)
                            -------       --------         -------           --------
                             (1,647)        (1,874)         (1,811)            (1,949)
                            -------       --------         -------           --------
Loss before provision
 for income taxes.......     (5,952)       (12,139)         (5,870)           (13,039)
Provision for income
 taxes..................        (91)          (186)            (90)              (200)
                            -------       --------         -------           --------
Net loss................    $(6,043)      $(12,325)        $(5,960)          $(13,239)
                            =======       ========         =======           ========
As a percentage of
 revenue:
Revenue.................      100.0 %        100.0 %         100.0 %            100.0%
Operating expenses:
  Professional services
   costs................       51.6           55.3            56.5               54.6
  Selling, general and
   administrative
   expense..............       35.8           35.4            32.0               40.0
  Stock-based
   compensation ........        --            11.8             1.5                9.0
  Amortization of
   intangible assets....       23.6           20.8            18.0               17.3
                            -------       --------         -------           --------
Total operating
 expenses...............      111.1          123.3           108.0              120.9
                            -------       --------         -------           --------
Loss from operations....      (11.1)         (23.3)           (8.0)             (20.9)
Other income (expense):
  Interest income.......        --             --              --                 0.1
  Interest expense......       (4.2)          (4.3)           (3.5)              (3.7)
                            -------       --------         -------           --------
                               (4.2)          (4.3)           (3.5)              (3.6)
                            -------       --------         -------           --------
Loss before provision
 for income taxes.......      (15.3)         (27.6)          (11.5)             (24.5)
Provision for income
 taxes..................       (0.2)          (0.4)           (0.2)              (0.4)
                            -------       --------         -------           --------
Net loss................      (15.6)%        (28.0)%         (11.7)%            (24.9)%
                            =======       ========         =======           ========

   Revenue. Our growth in revenue on a quarterly basis was due to increased demand for our Internet professional services. We recognize bonus revenue in the period we are informed that the bonus has been awarded. Contractually we are informed of bonuses in the first and second quarters and accordingly, we expect that our quarterly revenue in these quarters will be positively impacted compared to the third and fourth quarters.

   Professional services costs. Professional services costs in each quarter in 1999 increased in absolute dollars as we continued to hire professionals to keep up with client demand. As a percentage of revenue, professional services costs have fluctuated based on employee utilization, investments in the opening of our London office and the timing of recognition of bonus revenue. We expect professional services costs as a percentage of revenue to increase in the near term as we hire new professionals and expand our operations.

   Selling, general and administrative expense. Selling, general and administrative expense increased in absolute dollars in each quarter in 1999 due to increased personnel costs, growth in administrative headcount, and rent and other expense related to regional office expansions. As a percentage of revenue, selling, general and administrative expense decreased as a percentage of revenue through the first three quarters due to the economies of scale associated with higher revenue levels. As a percentage of revenue, selling, general and administrative expenses increased during the fourth quarter due to a real estate brokerage fee, severance costs and professionals fees related to year 2000 and other infrastructure related improvements.

Liquidity and Capital Resources

   From inception through the recapitalization, we funded our operations primarily through cash provided by operations, notes from shareholders and bank borrowings. In connection with the recapitalization, we established credit facilities totalling $93.4 million to repay our existing bank borrowings, repay our notes to our shareholders, make transaction payments and repurchase shares in connection with the recapitalization and provide working capital to fund our ongoing operations. Long-term debt also includes an amount related to the build out of our Boston office for costs incurred in excess of the lease allowance.

   On December 31, 1999, our long term credit agreement consisted of the following:

  . $68.5 million outstanding under a $73.4 million term loan due December
    31, 2004; and

  . a $25.0 million revolving credit facility expiring on December 31, 2004 of which up to $15.0 million may be used to support standby letters of credit.

   Amounts borrowed under the term loan and the revolving credit facility bear interest, at our option, at either the base rate plus a margin of 0.5% to 2.0%, or LIBOR plus a margin of 1.5% to 3.0%. At December 31, 1999, the applicable borrowing rate for the term loan was 8.5% and the borrowing rate for the revolving credit was 9.8%. Additionally, we are required to pay a commitment fee of 0.5% of the average daily unused amount of the revolving credit. At December 31, 1999, we had no cash borrowings under the revolving credit and $10.3 million outstanding standby letters of credit, leaving $14.7 million available for future borrowings.

   We are required to maintain, until November 25, 2000, an interest rate protection vehicle which would establish a maximum interest rate of not more than 10% per annum and would have a notional principal amount of not less than 50% of the total term debt of $73.4 million.

   The credit facilities contain change of control provisions and impose restrictive covenants upon us related to the incurrence of indebtedness, contingent obligations, transactions with affiliates, business combinations, investments, asset sales and payments of dividends. Financial covenants, including interest coverage and leverage ratios, maximum capital expenditures and minimum EBITDA levels, effective through the first quarter of 2001, are also imposed on us. Additionally, we are required to reduce the outstanding aggregate principal balance of the revolving credit facility so that the balance does not exceed $8.0 million for 30 consecutive days during each consecutive 12 month period. As of December 31, 1999, we were in compliance with the credit facility.

   Our operating activities provided cash of $1.5 million in 1997, $8.2 million in 1998 and $14.4 million in 1999.

   Additionally, distributions paid to shareholders used cash of $315,000 in 1998 and $2.5 million for 1999.

   We incurred capital expenditures of $7.9 million in 1997, $6.3 million in 1998, and $8.5 million in 1999. These expenditures were incurred primarily for computer equipment, telecommunications equipment, furniture and fixtures, and leasehold improvements to support our growth. In 2000, we expect to spend approximately $22.0 million on similar types of capital expenditures, including approximately $8.5 million for infrastructure, leasehold improvements, and relocation expenses for our new office space in New York and London. We expect to spend approximately $10.5 million on corporate technology systems in 2000.

   We believe that the proceeds of this offering and funds that are available under our line of credit will be sufficient to finance our working capital and capital expenditure requirements for the next twelve months.

Market Risk

   Under the terms of our credit agreement, we utilize interest rate swap agreements to fix interest rates on portions of the variable rate term loan and to mitigate the effect of changes in interest rates on earnings. We entered into separate agreements on February 22 and 24, 1999, each for a notional amount of $20.0 million and each having a maturity date of February 2001. Under the terms of the agreements, we locked in fixed rates of 5.36% and 5.30%, on the notional amounts and we compensate the financial institution or are compensated by the financial institution for the differential between the fixed rates and the current LIBOR rate. The interest rate differential payable or accruable on the agreements is recognized on an accrual basis as an adjustment to interest expense. At December 31, 1999 the fair values of the interest rate swaps, which represent the amounts we would receive or pay to terminate the respective agreements, are net receivables of $240,000 and $273,000 based on dealer quotes. The variable rates at December 31, 1999 were 6.5% and 6.1%.

   The market risk exposure from the interest rate swap is assessed in light of the underlying interest rate exposures. Credit risk is minimized as the agreement is with the major financial institutions Fleet Bank and BankBoston. We monitor the credit worthiness of these financial institutions and full performance is anticipated.


Year 2000 Compliance

   Year 2000 Issue. The year 2000 issue refers to problems resulting from computer programs or systems which store or process date-related information using only the last two digits to refer to a year. These programs or systems may not be able to distinguish properly between a year in the 1900's and a year in the 2000's. Failure of these programs or systems to distinguish between the two centuries could cause the programs or systems to create erroneous results or even to fail.

   Our State of Readiness. We established a year 2000 readiness team to carry out a program for the assessment of our vulnerability to the year 2000 issue and remediation of identified problems. The team consisted of senior information technology and business professionals and met on a regular basis. An outside consultant also worked with the readiness team on a temporary basis to assist them in carrying out their tasks.

   The readiness team developed a program with the following key phases to assess our state of year 2000 readiness:

  . develop a complete inventory of our hardware and software, and assess whether that hardware and software is year 2000 ready;

  . test our internal hardware and software which we believe have a significant impact on our daily operations to assess whether it is year 2000 ready;

  . upgrade, remediate or replace any of our hardware or software that is not year 2000 ready; and

  . develop a business continuity plan to address possible year 2000 consequences which we cannot control directly or which we have not been able to test or remediate.

   We completed all of the tasks that our program required, including:

  . we completed the inventory of hardware and software at all of our locations and determined that all of the inventoried hardware and software which we believe have a significant impact on our daily operations are year 2000 ready or can be made ready with minimal changes or replacements, based on our vendors' web site certifications statements and commercially available year 2000 testing products;

  . we developed a list of all vendors which we deem to have a significant business relationship with us. Of the approximately 21 vendors we identified, we obtained web site certifications or obtained assurances with respect to the year 2000 readiness of products or services that we purchase from those vendors;

  . we completed testing and implementation of any changes necessary to our internal hardware and software which we believe have a significant impact on our daily operations to confirm their year 2000 readiness;

  . we completed an internal review to determine the commitments we made to our customers with respect to the year 2000 readiness of solutions which we provided to those customers; and

  . we formulated a business continuity plan that encompassed our strategy for preparation, notification and recovery in the event of a failure due to the year 2000 issue. The plan included procedures to minimize downtime and expedite resumption of business operations and other solutions for responding to internal failures in our internal information technology department as well as widespread external failures related to the year 2000 issue.

   Costs. Through December 31, 1999, we have incurred approximately $3.6 million in connection with our year 2000 readiness program. This amount included internal labor costs, outside consulting costs and additional hardware and software purchases. We do not expect to incur any material additional expenses in connection with our year 2000 readiness program, although there can be no assurance that we will not be required to do so.

   Risks. We believe that the most reasonably likely worst case scenarios related to the year 2000 issue for our business are as follows:

  . if a solution which we provided to a client causes damage or injury to that client because the solution was not year 2000 compliant, under the terms of some agreements we could be liable to the client for breach of warranty; and

  . if there is a significant and protracted interruption of telecommunication services to our main office, we would be unable to conduct business because of our reliance on telecommunication systems to support daily operations, such as internal communications through e-mail.

To date, we are unaware of any problems with our systems that are year 2000 related, nor are we aware of any year 2000 issues with our vendors or customers that could cause any significant interruption in our normal business operations or otherwise materially harm our business.

                                   BUSINESS

Overview

   Digitas is a leading Internet professional services firm that provides integrated Internet-based strategic, technological and marketing solutions to Fortune 100 and other industry leading companies. We help our clients leverage their existing infrastructure and the Internet to develop stronger and more profitable customer relationships. By assisting our clients in developing a "bricks and clicks" business strategy, we help them establish a competitive advantage in the new digital economy. We draw on our comprehensive Internet professional services capabilities and marketing experience to provide end-to-end solutions that integrate digital strategy, technology and infrastructure, multi-channel marketing execution and measurement.

   We develop large-scale, long-term, strategic relationships with a select group of clients that have embraced the Internet as a principal means of business transformation. Our clients include industry leaders such as American Electric Power, American Express, AT&T, Bausch & Lomb, Charles Schwab & Co. Inc., General Motors, Harcourt, Johnson & Johnson, L.L. Bean, and Neiman Marcus, which together accounted for approximately 78% of our total net revenues for 1999. We employ approximately 1,240 professionals and are headquartered in Boston, Massachusetts with offices in New York City, San Francisco, Salt Lake City and London.

Industry Background

   The Internet is fundamentally changing the way consumers and businesses interact, introducing a new means of communicating, obtaining information, purchasing goods and services, providing customer support, and soliciting feedback. International Data Corporation, or IDC, estimates that the number of Internet users will grow from 142 million at the end of 1998 to 500 million at the end of 2003 and that revenues generated from Internet commerce in 2003 will exceed $2.3 trillion. The emergence of the Internet is also redefining the core economics of businesses and forcing companies to re-evaluate and transform the way they have traditionally conducted business and interacted with their customers, suppliers and distribution partners.

   While businesses were early to embrace the Internet as a new commercial medium, their ability to take advantage of its full potential continues to evolve. Initially, businesses employed internal information technology departments or hired outside Web site design firms to develop corporate Web sites that were viewed as additional means of advertising or promoting their businesses. As the number of Internet users has increased and corporate Web sites have drawn more visitors, businesses have begun to view the Internet as another distribution channel, or an on-line storefront, through which to conduct customer transactions. The ability to conduct transactions over the Internet, however, requires the integration of client/server systems with Web site design and infrastructure. Most internal information technology departments do not have the resources to perform this integration work and as a result many companies are seeking the assistance of outside Internet professional services providers. IDC defines Internet services as the consulting, design, systems integration, support, management and outsourcing services associated with the development, deployment and management of Web sites. IDC expects the worldwide market for Internet services to grow at a five-year compounded annual rate of 59%, from $7.8 billion in 1998 to $78.5 billion in 2003.

   We believe most businesses must transact with customers over the Internet to retain and enhance their competitive positions. Widespread adoption of the on-line transaction model, however, is only the beginning of the Internet's transformation of traditional business models. While many companies have built on-line storefronts, most still view them as simply another independently operated channel for enabling transactions and interacting with customers. This business model prevents the new on-line business from capitalizing on the power of the enterprise's existing assets. To capture the full potential of the Internet and maximize customer value, companies must view the Internet as a principal means of fundamentally redefining the way they develop customer relationships, manage brand names and build a sustainable competitive advantage. The transformation to a "bricks and clicks" business model, in which a company's existing assets are integrated with a digital strategy, is particularly challenging for large businesses that have made significant investments in existing sales forces, marketing strategies, brand names, supply chain management systems, distribution channels, and data management systems. However, it is also these companies that stand to gain the most from a fully integrated "bricks and clicks" business model that transforms customer relationships.

   At a time when companies need a service provider to do more than build a Web site or enable on-line transactions, we believe few Internet professional services providers have the depth of resources and range of services necessary to address the large scale engagements and demands of Fortune 100 companies on an ongoing basis. For instance, marketing firms typically provide off-line or on-line services, but not both. Web design firms typically specialize only in the front-end design of on-line storefronts. Similarly, traditional information technology service providers typically focus only on the enhancement of legacy systems and the implementation of traditional business applications. Strategic consulting firms typically provide high level recommendations but are not held accountable for implementation or results. Finally, Internet professional service providers typically build e-commerce business systems in which on-line business is conducted independently of the rest of the company and without the benefit of the company's traditional assets.

   We believe that in the new digital economy there is a need for an innovative Internet professional services provider that has the scale, breadth of experience and expertise to help companies understand and develop the potential of the Internet as a part of their overall business strategy and to leverage the power of their existing assets to drive growth, maximize customer value and build a sustainable competitive advantage.

The Digitas Solution

   We help our clients transform their businesses and customer relationships by developing and implementing strategies to build on-line business solutions linked to their traditional assets. We serve as a primary strategic partner to our clients and utilize our strategic insight, marketing expertise, creativity and execution skills to help them evaluate their business strategy, the value they offer to their customers, their brand and the initiatives required to succeed in the marketplace. We work with our clients to create a seamless customer experience across all points of contact so that our clients can develop higher value, long-term customer relationships. In addition, we seek to quantify the value our solutions create and thereby enable our clients to measure their return on investment. As a result of our broad-based perspective and partnership approach, we have been able to couple development of overarching interactive strategies with fast-paced execution that change the way our clients acquire new customers, increase brand loyalty and build a competitive economic model.

   In redefining a client's business model, we provide a fully-integrated, end-to-end solution, the key elements of which are illustrated in the following chart:

                    "Bricks and Clicks" Business Integration


                              [CHART APPEARS HERE]

   Define digital business strategy. We help our clients understand the impact of the Internet on their core business models and define new business strategies for the digital economy. Rather than focusing on a narrow technology or marketing strategy, or the implementation of a single project, we employ a broad-based approach grounded in a thorough understanding of our clients' overall business strategy and competitive environment. We work with members of our clients' senior management who are committed to transforming their business strategies and organizations.

   Create enterprise-wide customer value propositions. Based on these new strategies, we help our clients develop new customer value propositions that involve more than creating attractive on-line storefronts. We seek to enhance customer loyalty and generate new business opportunities by taking advantage of existing assets such as distribution channels, customer service networks and customer information systems. We believe that our customer-centric approach allows us to deliver solutions that create economic value for our clients.

   Build new technology and marketing infrastructure. Our solutions often require us to build new technology and marketing infrastructures for our clients. As part of our solution, we develop creative Web sites that enhance our clients' brands and build and integrate electronic customer relationship management, or eCRM, systems databases that are designed to manage customer relationships. In developing new infrastructures, we also create links to legacy information systems and other existing infrastructure.

   Implement solutions across client enterprise. Solutions are most effective when they are implemented consistently throughout a client's organization. We help our clients implement solutions across their enterprises by providing appropriate training, organizational alignment and support. We coordinate the efforts of various client businesses to create customer oriented applications with a consistent corporate message. We also create and execute customized pilot programs designed to test our solutions prior to implementation across the enterprise.

   Develop integrated marketing plan. We design integrated marketing plans that typically involve identifying customer segments, developing marketing strategies and optimizing on-line media planning and channel allocation, including mix, messaging and frequency.

   Execute across marketing and service channels. We leverage our on-line media buying, design and creative services and event sponsorships to market seamlessly across multiple channels to help our clients build relationships with their customers.

   Performance measurement. Through every step of our solution, we measure the value being delivered to our clients. We continually work with our clients to determine the relevant metrics and our performance against those metrics. We collect data frequently and use it to continually refine our solution and maximize our clients' return on investment.

Strategy

   We intend to be the leading provider of digital strategy, technology and infrastructure and integrated marketing solutions to industry-leading companies. Our strategies for achieving this objective are as follows:

   Expand relationships with our existing clients. Our current client list includes industry leaders with whom we have developed multi-year, large-scale relationships. In 1999, approximately 86% of our revenue came from clients with whom we have previously worked. We believe there are significant opportunities for additional growth with our existing clients as they transform their businesses and we add additional capabilities.

   Select additional industry leading clients to build new long-term client relationships. We will seek relationships with additional industry leading companies which we believe will be successful in the digital economy. These companies could include additional Fortune 100 companies or emerging companies, including "dot-coms," which are poised to be leaders in their industries. In developing new client relationships, we will continue to be highly selective and will seek industry leading clients who are committed to a long-term and close working relationship with us. We believe that our focus on industry leading companies provides us with the best opportunities to leverage the depth of our expertise, attract outstanding professionals, enhance our reputation and have an impact on the industries in which our clients' operate.

   Maintain focus on large-scale, long-term relationships. We will maintain our focus on large-scale, long-term client relationships. This strategy allows us to build in-depth, client-specific knowledge, create more fully integrated solutions and develop closer partnerships with our clients. We are also extremely focused on quality, and working on a small number of long-term, large-scale engagements allows us to devote the time and resources necessary to develop innovative solutions which fully satisfy the needs of our clients.

   Maintain and grow a creative corporate culture. We have created a corporate culture that attracts intelligent, motivated individuals and fosters creativity and innovation. To retain this culture and uphold our high standards of quality as we grow our business, we must continue to attract and retain qualified individuals with superior creative, technological and management skills. By hiring talented individuals and providing them with relevant training and support, we believe we have created a scalable hiring strategy without compromising our high standards.

   Expand and enhance our capabilities. We believe there is a significant opportunity to further extend our client relationships by providing new on-line and off-line services and capabilities to our new and existing clients. We intend to expand our capabilities in a number of areas including wireless applications, Internet workflow management, measurement tools, analytical capabilities and channel optimization. Towards this end, we have a dedicated team of technical specialists who evaluate new technologies and unique applications for these technologies.

   Broaden our global reach. We seek to further broaden our global presence by opening new offices in strategic locations. We currently expect to open two new offices in 2000 to support our international efforts. We believe that we need to have a local presence in key markets to meet the needs of our multinational clients both globally and locally. In addition, we believe our local presence will also enable us to build new relationships with industry leading companies in foreign markets.

Services

   We provide our clients with end-to-end solutions that combine a broad range of services in digital strategy, technology, marketing and measurement. The following table is a brief summary of our capabilities in our four service categories.

                                Technology and               Integrated                 Performance
      Digital Strategy          Infrastructure                Marketing                 Measurement
      ----------------          --------------               ----------                 -----------
   .  Business             .  Web Site              .  Marketing Plan Development .  Web Site Usability
      Transformation          Development                                            Research
   .  e-commerce Strategy  .  eCRM                  .  Media Planning and         .  Web Site Performance
                                                       Buying                        and Diagnostics
   .  Enterprise Customer  .  User Interface Design .  On-line and Off-line       .  Consolidated Cross-
      Management                                       Creative                      Channel Reporting
   .  Operating Model      .  Customer Database     .  Events, Partnerships       .  Data Analytics
      Definition              Development              and Promotions
                           .  Application                                         .  Channel Optimization
                              Development
                           .  Solutions Integration

  Digital Strategy

   We work closely with our clients' senior management to gain an in-depth understanding of their enterprise-wide business objectives and competitive environment. This knowledge is used as the basis for establishing business strategies that capitalize on the power of the Internet to build customer value propositions and improve our clients' competitive positions in the digital economy. Our digital strategy capabilities include the following:

   Business transformation. We analyze our clients' existing assets and value chain to identify opportunities for a digital strategy. We then utilize our expertise in technology, infrastructure, customer experience, and integrated marketing to identify the economic rationale and create a detailed plan of action to effect fundamental business transformation.

   e-commerce strategy. We define and develop the most effective strategy for marketing, transacting and distributing products and services over the Internet. This may include enabling direct customer transactions or supporting the off-line channel sales cycle.

   Enterprise customer management. We define and develop a consistent and branded relevant customer experience across all points of contact to create value for both our clients and their customers. We also identify opportunities for collecting and leveraging customer data to create and enhance customer value propositions and returns on investments for the clients' businesses.

   Operating model definition. We define new organizational structures, business processes and management systems that are required to successfully execute the digital strategy, and we integrate these into the existing business. We also examine existing operational practices to identify opportunities to improve services and reduce costs.

  Technology and Infrastructure

   We identify and implement innovative technology solutions within the broad strategic context of our clients' businesses. We design the required technology and infrastructure and select and manage external vendors to support seamless dialogue and data management across marketing channels. We also provide training and process management, organizational alignment and channel implementation support. Our specific technology and infrastructure capabilities include the following:

   Web site development. We build on-line value propositions for our clients by designing and developing large-scale, complex e-commerce enabled Web sites that utilize state of the art technologies and leverage existing assets.

   Electronic customer relationship management (eCRM). We develop and implement customized applications to assist clients in building a seamless, interactive and value-based dialogue with their customers across all distribution channels and geographies. We also implement customized software applications to manage marketing campaigns. We try to remain abreast of the latest tools and technologies available to help manage customer relationships and ensure that our clients are industry leaders in using these technologies.

   User interface design. We design and develop functional, user-friendly Web sites, navigation systems and graphical user interfaces to create a positive customer experience and effectively meet our clients' specific business objectives.

   Customer database development. We design and develop customer databases to collect and analyze customer profile information, including demographic information, on-line and off-line transactional history and Web use patterns. The databases are designed to allow increased access to information across all marketing channels and thereby optimize customer interaction.

   Application development. We create customized applications, such as proprietary content databases, specialized search functions and registration engines, to improve customer interactions with our clients' businesses.

   Solutions integration. We frequently select and manage third party vendors to assist our clients in integrating existing enterprise/legacy systems with new Web and eCRM applications.

  Integrated Marketing

   Our extensive marketing, media and creative capabilities and experience allow us to deliver measurable increases in customer value and loyalty through innovative marketing solutions powered by customer insight, marketing analytics and operational expertise. Our marketing capabilities include the following:

   Marketing plan development. We develop integrated, measurable, marketing campaigns across all direct customer channels, including Web, teleservices, advertising and direct response channels.

   Media planning and buying. We design media campaigns across all channels and allocate client expenditures to optimize customer response. We are a large purchaser of on-line media, which enables us to negotiate discounts which we pass on to our clients.

   On-line and off-line creative. We leverage our creative expertise in marketing executions across numerous channels, clients and technologies. We provide creative services to assist our clients in branding and marketing their products and services through both on-line channels, such as e-mail, Internet, and intranet, and off-line channels, such as teleservices, direct response, print and television, catalogues and direct mail.

   Events, partnerships and promotions. We plan events and negotiate partnerships and promotions that reinforce brand attributes, generate customer interest and improve business results.

  Performance Measurement

   Performance measurement quantifies the results of our solutions to determine their effectiveness and to illustrate to clients their return on investment. We leverage our direct marketing heritage, extensive array of proprietary methodologies and working relationships with other measurement tool providers to provide meaningful measurement of the impact our solutions have on our clients' businesses. Our specific measurement capabilities include:

   Web site usability research. Through rapid prototyping and live customer feedback, we identify opportunities to optimize Web site usability prior to the launch of our clients' Web sites.

   Web site performance and diagnostics. We measure the overall effectiveness of a Web site with its targeted users and identify areas for potential upgrades.

   Consolidated cross-channel reporting. We design reporting strategy and infrastructure and implement integrated management reporting systems across our clients' businesses.

   Data analytics. We analyze customer behavior and transactional data to improve effective targeting, messaging, and personalization.

   Channel optimization. We measure performance across multiple marketing and distribution channels to ensure ongoing optimization of marketing resources.

Clients, Marketing and Sales

   We primarily market our services to Fortune 100 and other industry leading companies. We seek clients that are committed at senior levels to building long-term partnerships with us to leverage their existing traditional asset bases to take advantage of the Internet's significant new opportunities for customer interaction. We are also seeking to work with Internet-based companies to enhance their customer relationships. In particular, we seek to work with companies operating in industries in which the economics of customer loyalty are most compelling, thereby providing us with the opportunity to greatly impact market share and the return on their customer base investments. These industries include financial and consulting services, software, technology and telecommunications, travel and leisure, industrial and consumer brands and retail.

   Our current clients include, among others, the following companies:

       Aetna                             General Motors
       American Electric Power           Harcourt
       American Express                  Johnson & Johnson
       Aquent                            L.L. Bean
       AT&T                              Morgan Stanley Dean Witter
       Bausch & Lomb                     Neiman Marcus
       Charles Schwab & Co. Inc.


   Our results of operations and our business depend on our relationship with a limited number of large clients. In 1999, our revenue was derived from 38 clients. Of our total revenues during 1999, General Motors accounted for approximately 23%, American Express accounted for approximately 22% and AT&T accounted for approximately 17%.

   We do not have a separate sales and marketing force. Rather, our relationship managers are primarily responsible for our marketing and sales efforts. Members of our senior management team also market our services through their speaking engagements at industry conferences. Additionally, we rely on our strong reputation, quality client base and proven results to retain our existing clients and develop new client relationships. In fact, many of our existing clients have recommended our services to potential clients.

Client Case Studies

   American Express

   American Express is a world leader in charge and credit cards, travel-related services, financial planning, investment products, insurance and international banking. It has built one of the world's preeminent service brands.

   Digitas began its relationship with American Express in 1981 by working on direct marketing programs. In May 1998, we expanded our relationship with American Express by working on various aspects of its Web site. Examples of specific initiatives include:

  . User interface and ease of navigation. We helped American Express implement a customer-centric navigation approach that segmented personal, small business, and corporate customers to address the needs of each group separately. This new approach created a single user experience across all American Express business units.

  . "MyAmex". We worked with American Express to create and deploy "MyAmex" as a customer's personalized gateway to the company, allowing quick access to those elements of site content and functionality most relevant to individual customers.

  . Web site templates. We partnered with American Express to develop style guide standards that would be used for all site design across americanexpress.com on a global basis. More specifically, we designed templates and components that we built into American Express' new content management utility.

  . Blue from American Express. We helped design and implement a marketing campaign for the company's new Blue credit card offering utilizing both direct mail and on-line marketing channels. This included assisting in the development of a lifecycle management strategy, designing and implementing an on-line simulcast of a concert in Central Park to launch Blue, and creating the blue.com site.

  . Measurement engine. We worked with American Express to develop a measurement plan and select a reporting utility to measure performance across americanexpress.com, including the initial reporting templates.

   We continue to work with American Express as its principal interactive agency for direct and on-line marketing initiatives.

  General Motors

   General Motors Corporation is the world's largest full-line vehicle manufacturer. General Motors invests significant amounts each year on "Customer Influence" through advertising, field sales and dealer support, sales incentives, relationship marketing, event sponsorship and promotional activities. General Motors has recognized, however, that the Internet is transforming the vehicle manufacturing, distribution, and sales landscape and that these traditional methods of customer influence must be integrated into the digital world to remain effective.

   Over the past three years, Digitas has developed a broad and deep strategic and operational partnership with numerous business units of General Motors to help capture the power of the digital economy and leverage the value of their traditional marketing investments and assets. The following descriptions illustrate two isolated segments of our broad strategic relationship with General Motors.

   Enterprise customer management

   At the beginning of the second quarter of 1998, we began working with General Motors' Corporate Advertising and Marketing Group to do the following:

  . Develop vision and digital strategy. We created an executive strategy for customer relationship management, which became the founding charter of General Motors' Global Enterprise Customer Management Group established in January 1999.

  . Plan and execute marketing planning programs. Over the past year, we have designed and implemented cross-divisional, channel integrated marketing programs at both the regional and national levels.

  . Design customer management system database. We designed General Motors' centralized household vehicle customer database, which enabled General Motors to identify significant customer and prospect opportunities, use a single platform for common measurement and collect and store information about customer behavior.

  . Build multi-channel lead management system. We designed and managed the construction of an automated lead management system which provides General Motors' national and regional enterprise customer management and divisional marketing initiatives with tracking, treatment, and measurement capabilities.

  . Design and implement new marketing segmentation and measurement processes. To help General Motors take full advantage of the new strategies and systems introduced, we implemented new processes for modeling and segmenting the customer and prospect base and for managing marketing investments to assist General Motors in planning, executing, measuring and continually improving its multi-channel initiatives.

   Pontiac GMC vehicle division

   We have completed approximately 125 initiatives for Pontiac GMC, many of which are of similar scope and style to the two Pontiac initiatives described below.

  . Aztek pre-launch Web site and reporting. The Aztek Web site was an on-line experiment designed to test a new and more efficient way of introducing new vehicles to the market and to pioneer the use of customer feedback in the design of vehicles. Pontiac previewed the concept car at the 1999 Detroit Auto Show. To leverage the resulting media attention, Digitas built a Web site and collected on-line audience comments and feedback. As a result, Pontiac gained real-time knowledge of customer impressions and preferences. This information drove further evaluation of the vehicle design and will, ultimately, influence the consumer launch of the car.

  . Sunfire eCare program. Pontiac targets young, first-time car buyers with its Sunfire model. To provide proactive and reactive customer care for this valuable demographic group, we implemented an innovative Web site which incorporates a real-time chat/call center to answer first time purchasers' questions. Call center agents can provide a caller with information and images in real time on a caller's computer, making communications more informative and valuable and potentially resulting in more sales.

   General Motors reports that, as a result of our work to date, including the replacement of multiple, redundant legacy database systems with a centralized enterprise management system, it has seen improved customer loyalty, higher customer conversion rates, lower costs to acquire new or re-gain former customers, greater incremental sales per dollar invested, and an increasing number of cross-sales. Through our interactive relationship, Digitas has helped Pontiac become one of the leading General Motors divisions in terms of Internet use. Although our relationship with General Motors is already very large, we believe it is in its early stages and has both opportunities for continued growth within our current relationships as well as opportunities for additional relationships with other divisions.

   Neiman Marcus Group

   As a leader in the luxury fashion and apparel industry, Neiman Marcus has built an enviable customer franchise by offering world renowned designer brands and providing a best-in-class personalized shopping experience. In early 1999, Neiman Marcus decided to take advantage of the opportunities offered by the Internet to reach new customers and to enhance its relationships with existing customers.

   In April 1999, Neiman Marcus Group retained Digitas as its overall strategic and tactical partner to help define their digital strategy. The solution we offered included the following:

  . Develop digital strategy. We worked with Neiman Marcus to define a digital strategy which leveraged the Neiman Marcus brand to establish Neiman Marcus as the premier lifestyle platform for affluent consumers on the Web. Our strategy was to establish for Neiman Marcus a complete e-commerce organization which included neimanmarcus.com, a Web site that is fully integrated with the existing Neiman Marcus store and catalogue businesses.

  . Develop creative and innovative Web site. We focused our creative efforts on developing a Web site that both offers users a high-end shopping experience and enhances the Neiman Marcus brand name. The Web site offers customers an easy to use interface, quick transaction times and information concerning specific product availability. To set the standard in on-line service while taking advantage of existing store inventory and fashion expertise, we worked with Neiman Marcus to develop the Neiman Marcus Virtual Studio. The Studio uses new interactive and visual telepresence technology for virtual merchandising and live assistance to connect customers with store associates. Users can either phone, e-mail, or chat on-line in real-time with sales associates.

  . Design and build e-commerce infrastructure. We worked with Neiman Marcus to design and build an e-commerce organization and technology infrastructure that included merchandising, content management, eCare and site management processes. In addition, we integrated the Web site with catalogue and store databases to promote seamless customer service.

  . Coordinated cross-channel Web marketing campaign. We worked with Neiman Marcus to design a comprehensive cross-channel Web marketing campaign which utilized on-line and off-line techniques to drive customers to the Neiman Marcus Web site and which was coordinated with existing customer mailings, special in store and top customer events, and banner ads and sponsorships.

   Through the implementation of our solution, we believe that Neiman Marcus will be able to penetrate geographic locations not served by its stores and improve its operating efficiency, marketing results and the quality of service provided to its customers. The integration of the store, catalogue and Web databases should permit Neiman Marcus to target past customers more effectively, enhance existing customer relationships and achieve significant cost savings. We are continuing to work with the senior management of Neiman Marcus to further refine and build upon its digital strategy, migrate more of its systems to the Web, improve the existing Web site and more effectively target and service its customer base.

Competition

   Competition in the Internet professional services industry is intense. We compete with companies that offer strategic consulting, Web design, information technology and e-commerce services as well as the in-house development efforts of many companies. Our current competitors include the following:

  . web consulting firms and on-line agencies, such as Agency.com, Diamond Technology Partners, iXL Enterprises, Proxicom, Razorfish, Scient, USWeb/CKS and US Interactive;

  . general management consulting firms, such as Bain & Company, Booz Allen & Hamilton, Boston Consulting Group and McKinsey & Company;

  . advertising and direct marketing agencies, such as Ogilvy One and Wunderman Cato Johnson;

  . systems integrators that primarily engage in fixed-time/fixed-fee contracts, such as Cambridge Technology Partners, Sapient and Viant;

  . large systems integrators, such as Andersen Consulting and the consulting arms of the "Big Five" accounting firms;

  . the professional services groups of computer equipment companies, such as IBM Global Services;

  . outsourcing firms, such as Computer Sciences Corporation, Electronic Data Systems and Perot Systems; and

  . internal information technology departments of current and potential clients.

Because relatively low barriers to entry characterize our industry, we also expect other companies to enter our market.

   We believe that the principal competitive factors in our industry are:

  .  quality of services;

  .  technical and strategic expertise;

  .  ability to provide end-to-end solutions;

  .  speed of development and implementation of Internet solutions;

  .  value of the services provided compared to the price of such services;

  .  reputation and experience of professionals delivering the service;

  .  project management capabilities;

  .  brand recognition and size of the firm; and

  .  effectiveness of sales and marketing efforts.

We believe that we presently compete favorably with respect to most of these factors. In particular, we believe that we offer an integrated set of skills and expertise that many existing service providers are not well suited to provide. However, the market for Internet professional services is evolving and we cannot be certain that we will compete successfully in the future. We expect that competition will continue to intensify and increase in the future, particularly if large information technology consulting firms focus more resources on Internet solution opportunities.

People and Culture

   We believe we have an entrepreneurial culture in which creativity, teamwork and individual development are strongly encouraged. Our employees are our single greatest asset and the key to reaching our company-wide goal to be the undisputed industry leader in Internet professional services. In furtherance of this mission all of our employees collaborate to apply their creativity in the conception, design, and implementation of innovative client solutions. Our formal training program, to which we allocate substantial financial resources and personnel, emphasizes improvement of individual skills as well as optimization of team performance. We also conduct shared learning sessions in which business and technological developments are discussed amongst the various teams. Through the training and shared learning programs we continue to bolster the talent and expertise of our employees which in turn improves our Internet professional services capabilities. The end result is a dynamic and rewarding work environment for intelligent, motivated individuals.

   Our training program is part of a larger core competency model instituted in 1998 that is intended to incorporate the personal interests and career goals of each employee with their individual development and team performance training. Employees meet with a staffing officer to discuss their interests and goals and thereby allow us to assign them to client teams which they will find to be the most satisfying. We believe that our ongoing solicitation and consideration of individual interests and goals enables us to improve the attractiveness of the work environment to our employees and strengthens each working group thereby further improving our competitive position in the industry.

   To retain this culture and uphold the high standard of quality work that we have set, we must continue to attract qualified individuals with superior strategic, creative, technological and management skills in numbers sufficient to meet the growing demands for our services. To this end, we have a dedicated recruiting team of 28 individuals that utilizes various methods to attract the most talented and promising professionals, including job boards, advertising in newspapers and trade magazines, college and business school recruiting, competitive targeting and an internal referral bonus program. In addition, we retain recruiting professionals to supplement the recruiting efforts of our in-house recruiting team. We recognize that the demand for Internet professional services, however, is growing faster than the number of trained professionals who are capable of providing those services and, therefore, retention and training of existing employees is very important. By hiring intelligent individuals and then providing them with relevant training and support, we believe that we have created a truly scalable hiring strategy without compromising our high standards.

   We provide our employees with a competitive base salary, performance driven incentive programs, stock options in Digitas and comprehensive benefits packages. Employees are rewarded for individual as well as team performance and the success of their clients in the marketplace. For many of our employees, however, a significant attraction is being part of a winning team that applies industry leading expertise and technology to transform businesses to be the best in their industry.

   As of January 31, 2000, we had approximately 1,240 full-time employees, approximately 1,200 of whom were located in the United States and 40 of whom were located in Europe. Our employees include approximately 180 digital strategy consultants, 280 technology professionals, 260 design and creative professionals, 310 integrated marketing managers, and 210 executive and support personnel.

   Our employees are not represented by any union and, except for senior management and certain other employees, are retained on an at-will basis. However, the regulations of some European countries in which we operate may make it difficult for us to terminate employees in those countries. In addition, those regulations govern the amount of vacation time that must be given to employees, which is significantly more vacation than in the United States.

Intellectual Property Rights

   We seek to protect our intellectual property through a combination of license agreements and trademark, service mark, copyright and trade secret laws. We enter into confidentiality agreements with our employees and clients and use our best efforts to limit access to and distribution of proprietary information licensed from third parties.

   We pursue the protection of our trademarks in the United States and internationally. We have obtained a U.S. trademark registration for Bronner Slosberg Humphrey on November 23, 1999. We filed applications for trademark registration of Bronnercom and BSH on December 13, 1999, Digitas on July 9, 1999, Reveloce and Reveloce Interactive on December 16, 1999, Sansome on April 15, 1999, The Sansome Group on January 26, 1999, SIG on April 5, 1999, Signition on December 15, 1999 and Strategic Interactive Group on September 29, 1999. In the United Kingdom we filed applications for trademark registration of Bronner Slosberg Humphrey on July 9, 1999, Bronnercom on June 24, 1999, Digitas on December 23, 1999 and Strategic Interactive Group on July 1, 1999.

   Our efforts to protect our intellectual property rights could be inadequate to deter misappropriation of proprietary information. For example, we may not detect unauthorized use of our intellectual property. In addition, the legal status of intellectual property on the Internet is currently subject to various uncertainties. See "Risk Factors--We may not be able to protect our intellectual property and proprietary rights" and "Risk Factors--Changes in government regulation of the Internet could adversely affect our business."

U.S. and Foreign Government Regulation

   Congress has recently passed legislation that regulates various aspects of the Internet, including on-line content, copyright infringement, user privacy, taxation, access charges, liability for third-party activities and jurisdiction. In addition, federal, state, local and foreign governmental organizations also are considering, and may consider in the future, other legislative and regulatory proposals that would regulate the Internet. Areas of potential regulation include libel, pricing, quality of products and services and intellectual property ownership.

   The European Union also has recently enacted several directives relating to the Internet. In order to safeguard against the spread of illegal and socially harmful materials on the Internet, the European Union has adopted the "Action Plan on Promoting the Safe Use of the Internet." Other European Commission directives address the regulation of privacy, e-commerce, security, commercial piracy, consumer protection and taxation of transactions completed over the Internet.

   It is not known how courts will interpret both existing and new laws. Therefore, we are uncertain as to how new laws or the application of existing laws will affect our business. In addition, our business may be indirectly affected by our clients who may be subject to such legislation. Increased regulation of the Internet may decrease the growth in the use of the Internet, which could decrease the demand for our services, increase our cost of doing business or otherwise have a material adverse effect on our business, results of operations and financial condition. See "Risk Factors--Changes in government regulation of the Internet could adversely affect our business.

Facilities

   Our headquarters and principal administrative and finance operations are located in a leased facility in Boston, Massachusetts consisting of approximately 200,000 square feet of office space. The lease for this office space expires in November 2005. We also occupy office space in locations in New York City under three separate leases. One of the leases covers approximately 12,000 square feet of office space and expires in September 2002. The second and third New York leases cover an aggregate of approximately 38,000 square feet in the same building and expire in September 2004 and September 2002. Due to our growth, in November 1999 we executed a fourth lease for 132,000 square feet in a new New York City location. That lease expires in March 2011. We anticipate relocating all of our New York staff to the new larger location in September or October 2000. We will continue to be obligated on our existing leases and will need to sublet these leases to minimize cost and financial obligations. At this time, we cannot be certain that we will be able to execute subleases that coincide with our move or that the terms of the subleases will completely offset our costs. We also lease office space in San Francisco, under a lease that expires in January 2010. In addition, we have leases for office space in London and Salt Lake City that each expire in September 2004.

Legal Proceedings

   We are not a party to any material legal proceedings.

                                  MANAGEMENT

Executive Officers and Directors

   Our executive officers and directors, and their ages and positions as of January 31, 2000, are as follows:

 Name                         Age Position
 ----                         --- --------
                                  Director, Chairman and Chief Executive
 David W. Kenny..............  38 Officer
 Kathleen L. Biro............  47 Director, Vice Chairman and President
 Robert Galford..............  47 Chief People Officer
 Michael Goss................  40 Chief Financial Officer and Treasurer
                                  General Counsel, Secretary and Assistant
 Marschall I. Smith..........  53 Treasurer
 Michael Ward................  36 Chief Operating Officer
 Michael E. Bronner..........  40 Director, Chairman Emeritus and Founder
 John L. Bunce, Jr...........  41 Director
 Orit Gadiesh (1)(2).........  48 Director
 Philip U. Hammarskjold (2)..  34 Director
 Patrick J. Healy (1)........  33 Director
 Arthur Kern (1)(2)..........  53 Director

--------
(1) Member of the compensation committee.
(2) Member of the audit committee.

   David W. Kenny was named Chief Executive Officer of Digitas in September 1997 and Chairman in December 1999. He joined Digitas as a director and Vice Chairman in January 1997. From 1991 to 1997, Mr. Kenny was a partner at Bain & Company, a strategy consulting firm, and was named to its Policy Committee in 1995. Mr. Kenny also serves as a director of Harvard Business School Publishing, The Corporate Executive Board and Teach for America. He holds a B.S. degree from the General Motors Institute and an M.B.A. from Harvard Business School.

   Kathleen L. Biro joined Digitas in 1991 and has served as President and a director since December 1999 and as Vice Chairman since April 1999. Ms. Biro, together with Robert Cosinuke and Ruben Pinchanski, founded Strategic Interactive Group and served as its Chief Executive Officer from its founding in April 1995 to December 1999. Prior to joining Digitas in 1991, Ms. Biro served as Senior Vice President of Global Product Management for Bankers Trust Global Operations and Information Systems business. Ms. Biro also sits on the boards of directors of net.Genesis and Be Free. She holds a B.S. and an M.S. in Educational Administration from New York University and an M.B.A. in Marketing and Finance from the Columbia University Graduate School of Business.

   Robert Galford joined Digitas in January 2000 as Chief People Officer. From January 1994 to January 2000 Mr. Galford served as managing director of Counsel to Management and as an adjunct faculty member of Columbia University Graduate School of Business. Prior to 1994, Mr. Galford served as a vice president of The MAC Group/Gemini Consulting. Mr. Galford is a member of the board of directors of Forrester Research, Inc. and Access Data Corporation. Mr. Galford holds a J.D. from Georgetown University Law Center, an M.B.A. from Harvard Business School and a B.A. from Haverford College.

   Michael Goss has served as Chief Financial Officer and Treasurer of Digitas since January 2000. From December 1994 to January 2000 Mr. Goss served as a director and as the Chief Financial Officer of Playtex Products, Inc. Prior to December 1994, Mr. Goss served as Vice President Corporate Development and Treasurer of Oak Industries, Inc. Mr. Goss has an M.B.A. from Harvard Business School and a B.A. from Kansas State University.

   Marschall I. Smith joined Digitas in October 1999 as General Counsel and Secretary. From February 1994 to October 1999, Mr. Smith was associated with Hamilton Holmes Associates, a financial and legal services consulting firm, and served as Senior Vice President and General Counsel of IMC Global, Inc., a mining and chemical manufacturer in Northbrook, Illinois. Mr. Smith holds an A.B. from Princeton University, a J.D. from the University of Virginia Law School and an M.B.A. from the University of Chicago Graduate School of Business.

   Michael Ward has served as Chief Operating Officer of Digitas since March 1998. Mr. Ward joined Digitas in August 1997 as a Senior Vice President. Prior to that, he was associated with Bain & Company, a strategy consulting firm, since December 1994. Mr. Ward holds B.S. and B.A. degrees from the University of Pennsylvania and an M.B.A. from the Amos Tuck School at Dartmouth College.

   Michael E. Bronner founded Digitas in 1980 and served as Chief Executive Officer until September 1997 and Chairman until December 1999. Mr. Bronner is currently a director and Chairman Emeritus of Digitas. Mr. Bronner is currently the Chairman and founder of Lifetime Rewards.com. Mr. Bronner is also Chairman of the Boston Walk Committee for the March of Dimes and serves as a director of the Boys and Girls Clubs, the Boston Public Library Foundation and the New England Aquarium.

   John L. Bunce, Jr. has served as a director of Digitas since January 1999. Mr. Bunce joined the predecessor to Hellman & Friedman LLC in 1988, became partner of that entity in January 1996 and has served as a Managing Director of Hellman & Friedman LLC since January 1998. He also serves on the boards of directors of National Information Consortium and Western Wireless Corporation. Mr. Bunce holds a B.A. from Stanford and an M.B.A. from Harvard Business School.

   Orit Gadiesh has served as a director of Digitas since February 1999. Ms. Gadiesh has served as the Chairman of the Board of Bain & Company, a strategy consulting firm, since December 1994. Ms. Gadiesh is a board of directors and council member at the Harvard Business School, the Wharton School, the Kellogg School and the Harvard Business School Press Publications Review Board. She is also a member of the Greater Boston Chamber of Commerce and the Massachusetts Business Roundtable. She holds a B.A. from Hebrew University, Jerusalem, and an M.B.A. from Harvard Business School.

   Philip U. Hammarskjold has served as a director of Digitas since December 1999. Mr. Hammarskjold joined the predecessor to Hellman & Friedman LLC in 1992, became partner of that entity in January 1996 and has been a Managing Director of Hellman & Friedman LLC since January 1998. He has served on the board of directors of The Covenant Group, Inc. since 1995 and served on the board of directors of Young & Rubicam Inc. from December 1996 to December 1999. Mr. Hammarskjold holds a B.S.E. from Princeton University and an M.B.A. from Harvard Business School.

   Patrick J. Healy has served as a director of Digitas since January 1999. Mr. Healy has been employed by Hellman & Friedman LLC since 1994 and has served as a Managing Director since January 1999. He serves on the board of directors of National Information Consortium, Inc. Mr. Healy holds an A.B. from Harvard College and an M.B.A. from Harvard Business School.

   Arthur Kern has served as a director of Digitas since January 1999. Prior to investing in media and marketing services companies, he was co-founder and Chief Executive Officer of American Media, a group owner of commercial radio stations sold to AMFM (Chancellor Broadcasting) in 1994. Mr. Kern serves on the boards of directors of Yahoo!, Inc. and Northwest Broadcasting, a privately held company that owns and operates Fox Television affiliates in the Northwest. Mr. Kern holds a B.A. from Yale University.

Board Composition

   The number of our directors is currently fixed at eight. Following the closing of this offering, our board of directors will be divided into three classes, each of whose members will serve for a staggered three-year term. Our board of directors will consist of three Class I directors, whose term of office will continue until the 2001 annual meeting of shareholders, two Class II directors, whose term of office will continue until the 2002 annual meeting of shareholders, and three Class III directors, whose term of office will continue until the 2003 annual meeting of shareholders. The Class I directors will be John L. Bunce, Jr., David W. Kenny and Arthur Kern; the Class II directors will be Orit Gadiesh and Patrick J. Healy; and the Class III directors will be Kathleen L. Biro, Michael E. Bronner and Philip U. Hammarskjold. At each annual meeting of shareholders, a class of directors will be elected for a three-year term to succeed the directors of the same class whose terms are then expiring.

   There are no family relationships among any of our directors or executive officers.

Board Committees

   Audit Committee. The members of the audit committee, a majority of whom are independent directors, are responsible for recommending to the board of directors the engagement of our outside auditors and reviewing our accounting controls and the results and scope of audits and other services provided by our auditors. The audit committee consists of Messrs. Hammarskjold, Chairman, and Kern and Ms. Gadiesh.

   Compensation Committee. The members of the compensation committee, a majority of whom are independent directors, are responsible for reviewing and recommending to the board of directors the amount and type of consideration to be paid to senior management, administering our stock plans and establishing and reviewing general policies relating to compensation and benefits of employees. The compensation committee consists of Messrs. Healy and Kern, Chairman, and Ms. Gadiesh.

Director Compensation

   Directors who are employees receive no additional compensation for their services as directors. Non-employee directors do not currently receive a fee for their service as directors, although the board of directors may in the future decide to pay non-employee directors a fee for their services. We reimburse our directors for reasonable out-of-pocket expenses incurred in attending meetings of the board of directors. Non-employee directors are also eligible to participate in our stock option plans. Since their election to the board of directors, we have granted to each of Messrs. Bronner and Kern and Ms. Gadiesh non-qualified options to purchases 156,000 shares of our common stock. The options granted to Mr. Kern and Ms. Gadiesh were granted on June 1, 1999, have an exercise price of $2.52 per share and become exercisable in full on June 1, 2002, regardless of whether the director is serving as a director of Digitas at that time. The options granted to Mr. Bronner were granted on December 2, 1999, have an exercise price of $8.75 per share and become exercisable in full on December 2, 2002, regardless of whether Mr. Bronner is serving as a director of Digitas at that time.

Executive Compensation

   The following table sets forth the total compensation paid or accrued in the year ended December 31, 1999 to our Chief Executive Officer, each of our other executive officers whose aggregate compensation exceeded $100,000 and one former executive officer who received total compensation in excess of $100,000 but was not serving as an executive officer on December 31, 1999. We refer to each of these people in this prospectus as our "named executive officers." No other executive officer earned an aggregate of salary and bonus in excess of $100,000 for the year ended December 31, 1999.

                          Summary Compensation Table

                                                       Long-Term
                               Annual Compensation    Compensation
                               -------------------    ------------
                                                       Number of
                                                       Shares of
                                                       Underlying
                                                        Options     All Other
Name and Principal Position     Salary     Bonus       Granted(1)  Compensation
---------------------------    -------------------    ------------ ------------
David W. Kenny................ $ 500,000 $ 550,000     3,300,000   $1,983,074(2)
 Chairman and Chief
 Executive Officer
Kathleen L. Biro..............   420,833   425,000     1,080,000      976,236(3)
 Vice Chairman and President
Michael Ward..................   370,833   350,000       900,000      202,717(4)
 Chief Operating Officer
Meryl Beckingham (5)..........   305,000   425,000(6)    330,000      593,785(7)
 Former Chief Financial
 Officer and Former Executive
 Vice President

--------

(1) Does not include rollover options granted to the named executive officer in connection with the recapitalization in exchange for the cancellation of stock appreciation rights or stock options, as applicable, held by the named executive prior to the recapitalization. Mr. Kenny received 6,000,000 rollover options and Mr. Ward received 600,000 rollover options in connection with the recapitalization. Ms. Biro received 1,299,085.2 rollover options and Ms. Beckingham received 270,000 rollover options in connection with the recapitalization.

(2)  Includes:

  . transaction payment in the amount of $1,977,974 paid to Mr. Kenny in connection with the recapitalization;

  . parking expenses in the amount of $4,200 paid by Digitas on behalf of Mr. Kenny; and

  . $900 representing the dollar value of insurance premiums paid by Digitas with respect to a term life insurance policy purchased for Mr. Kenny's benefit.

(3)  Includes:

  . transaction payment in the amount of $309,064 paid to Ms. Biro in connection with the recapitalization;

  . deferred compensation payment in the amount of $658,000 paid to Ms. Biro in accordance with the terms of her employment agreement;

  . parking expenses in the amount of $4,200 paid by Digitas on behalf of Ms. Biro;

  . $810 representing the dollar value of insurance premiums paid by Digitas with respect to a term life insurance policy purchased for Ms. Biro's benefit; and

  . $4,162 representing the dollar value of insurance premiums paid for by Digitas with respect to an individual, supplemental long-term disability policy purchased in 1994 for Ms. Biro.

(4)  Includes:

  . transaction payment in the amount of $197,797 paid to Mr. Ward in connection with the recapitalization;

  . parking expenses in the amount of $4,200 paid by Digitas on behalf of Mr. Ward; and

  . $720 representing the dollar value of insurance premiums paid by Digitas with respect to a term life insurance policy purchased for Mr. Ward's benefit.

(5) Ms. Beckingham resigned from her position as Chief Financial Officer and Executive Vice President effective December 15, 1999.

(6) Includes annual bonus in the amount of $175,000 and special bonuses in the aggregate amount of $250,000 paid to Ms. Beckingham in consideration for her services in effecting the recapitalization.

(7)  Includes:

  . $500,000 payment paid to Ms. Beckingham in connection with her resignation from Digitas;

  . transaction payment in the amount of $89,009 paid to Ms. Beckingham in connection with the recapitalization;

  . parking expenses in the amount of $4,200 paid by Digitas on behalf of Ms. Beckingham; and

  . $576 representing the dollar value of insurance premiums paid by Digitas with respect to term life insurance policy purchased for Ms.
     Beckingham's benefit.

Ms. Beckingham will be entitled to receive up to an additional $420,000 between January 2000 and January 2001 in connection with her resignation from Digitas. We also agreed to pay the cost of Ms. Beckingham's health insurance, life insurance and long term disability insurance plans through January 31, 2000 and to provide her with other payments and benefits in connection with her resignation.

   The following table sets forth information regarding stock options granted during 1999 to our named executive officers. All of the options, other than options to purchase 900,000 shares that were granted to Ms. Biro under the 1999 option plan and options to purchase 300,000 shares that were granted to Mr. Ward under the 1999 option plan, were granted under the 1998 option plan. All of the options are non-qualified stock options, have a ten-year term and generally terminate 30 days after the named executive's employment with us terminates for any reason. During 1999, we granted options to purchase an aggregate of 14,792,000 shares of common stock to employees, excluding rollover options to purchase an aggregate of 16,466,644.8 shares.

                       Option Grants In Last Fiscal Year

                                                                              Potential Realizable
                                                                                Value at Assumed
                                                                                Annual Rates of
                                                                                  Stock Price
                                                                                  Appreciation
                                                                               for Option Term (2)
                                                                             ----------------------
                         Number of
                         Shares of
                           Common
                           Stock       Percent of Total  Exercise
                         Underlying    Options Granted    Price
                           Options     to Employees in     Per    Expiration
Name                     Granted(1)    Fiscal Year(%)(1) Share($)    Date      5%($)      10%($)
----                     ----------    ----------------  -------- ---------- ---------- -----------
David W. Kenny.......... 3,300,000(3)       22.31%       $2.5184    1/6/09   $5,226,463 $13,244,884
Kathleen L. Biro........   180,000(4)        1.22         2.5184    8/1/09      285,080     722,448
                           900,000(5)        6.08           8.75   12/2/09    4,952,545  12,550,722
Michael Ward............   600,000(4)        4.06         2.5184    1/6/09      950,266   2,408,161
                           300,000(5)        2.03           8.75   12/2/09    1,650,848   4,183,574
Meryl Beckingham........   210,000(4)        1.42         2.5184    1/6/09      332,593     842,856
                           120,000(4)         .81         2.5184    5/1/09      190,053     481,632

--------

(1) Does not include rollover options granted to the named executive officer in connection with the recapitalization in exchange for the cancellation of stock appreciation rights or stock options, as applicable, held by the named executive officer prior to the recapitalization. Mr. Kenny received 6,000,000 rollover options and Mr. Ward received 600,000 rollover options in connection with the recapitalization. Ms. Biro received 1,299,085.2 rollover options and Ms. Beckingham received 270,000 rollover options in connection with the recapitalization.
(2) Potential realizable value is based on the assumption that our common stock appreciates at the annual rate shown, compounded annually, from the date of grant until expiration of the ten-year term. These numbers are calculated based on Securities and Exchange Commission requirements and do not reflect our projection or estimate of future stock price growth. Potential realizable values are computed by multiplying the number of shares of common stock subject to a given option by the fair market value on the date of grant, as determined by our board of directors, assuming that the aggregate stock value derived from that calculation compounds at the annual 5% or 10% rate shown in the table for the entire ten-year term of the option and subtracting from that result the aggregate option exercise price.

(3) Options to purchase 600,000 shares were immediately exercisable as of the grant date. The remainder of the options vest in equal installments on the third, fourth and fifth anniversary of the grant date.
(4) Options vest in equal installments on the third, fourth and fifth anniversary of the grant date.
(5) Options vest 25% on the first anniversary of the grant date and additional 6.25% on each consecutive three-month period thereafter.

   The following table sets forth information concerning the number and value of unexercised options to purchase common stock held as of December 31, 1999 by the named executive officers. There was no public trading market for our common stock as of December 31, 1999. Accordingly, the values of the unexercised in-the-money options have been calculated on the basis of the fair value at December 31, 1999 of $8.75 less the applicable exercise price, multiplied by the number of shares acquired on exercise. None of the named executive officers exercised any stock options in 1999.

         Aggregated Option Exercises and Fiscal Year-End Option Values

                            Number of Shares
                            of Common Stock           Value of Unexercised
                         Underlying Unexercised       In-The-Money Options
                       Options at Fiscal Year-End      at Fiscal Year-End
                       -------------------------- -----------------------------
Name                   Exercisable  Unexercisable  Exercisable   Unexercisable
----                   ------------ ------------- -------------- --------------
David W. Kenny........ 6,600,000.00 2,700,000.00  $47,553,000.00 $16,821,000.00
Kathleen L. Biro...... 1,299,085.20 1,080,000.00    9,223,504.92   1,121,400.00
Michael Ward..........   600,000.00   900,000.00    4,650,000.00   3,738,000.00
Meryl Beckingham......         0.00         0.00            0.00           0.00

1998 Option Plan

   In contemplation of the recapitalization, our board of directors adopted our 1998 option plan. The plan allows us to:

  .  grant incentive stock options; and

  .  grant non-qualified stock options.

   More specifically, the plan authorized the grant of 16,466,644.8 rollover options in exchange for the cancellation of stock appreciation rights and stock options held by the SAR and option holders prior to the recapitalization and an additional 11,744,700 options that are not rollover options. In September 1999, the board of directors amended the plan to decrease the number of non-rollover options that could be granted under the plan to 10,152,000 shares.

   All options granted under the plan have been non-qualified stock options. As of December 31, 1999, options to purchase 24,579,420.8 shares of common stock were outstanding under the plan and 510,000 shares were available for future grant under the plan. The board does not intend to grant any additional options under the plan after the offering.

   Grants under the plan may be made to employees and non-employee directors, consultants and independent contractors who contribute to the management, growth and profitability of the business of Digitas or its affiliates.

   A committee of the board of directors or, if no such committee is formed, the board of directors, administers the plan which includes determining the participants in the plan and the number of shares of common stock to be covered by each option, amending the terms of any option, subject to limitations, and interpreting the terms of the plan.

   Each rollover option is immediately exercisable as of the date of grant and has an exercise price equal to the base value of the stock appreciation rights or the exercise price of the stock options, as applicable, from which the options were converted. All other options granted under the plan are generally subject to a five-year vesting schedule pursuant to which the options vest in equal annual installments on the third, fourth and fifth anniversaries of the grant date. In addition, all options other than rollover options must have a per share exercise price equal to or greater than the fair market value of a share of Digitas' common stock as of the grant date, as determined by the board of directors or a committee of such board. All options granted under the plan terminate on the tenth anniversary of the grant date. Vested options may be exercised for specified periods after the termination of the optionee's employment or other service relationship with us or our affiliates.

   Under the plan, the exercise price of vested options may be delivered to us by certified or bank check, wire transfer or such other instrument as the board of directors or a committee of such board may accept. In addition, under the terms of the plan, the committee may in its discretion approve payment by delivery of unrestricted shares of common stock or by delivery of an exercise notice, along with a copy of irrevocable instructions to a broker selling the underlying shares of the optionee.

   In the event greater than 50% of the equity interest in Digitas is acquired, measured by vote or value, solely for cash consideration by a non-affiliate, all options under the plan will become fully vested and exercisable immediately prior to the closing of the transaction.

1999 Option Plan

   In September 1999, our board of directors adopted our 1999 option plan which allows for the grant of up to 13,592,700 shares of common stock. The plan allows us to:

  .  grant incentive stock options; and

  .  grant non-qualified stock options.

To date, all options granted under the plan have been non-qualified stock options. As of December 31, 1999, options to purchase 3,848,000 shares of common stock were outstanding under the plan and 9,744,700 shares were available for future grant under the plan.

   Grants under the plan may be made to employees and non-employee directors, consultants and independent contractors who contribute to the management, growth and profitability of the business of Digitas or its affiliates.

   A committee of the board of directors or, if no such committee is formed, the board of directors, administers the plan which includes determining the participants in the plan and the number of shares of common stock to be covered by each option, amending the terms of any option, subject to limitations, and interpreting the terms of the plan. The administrator of the plan may authorize our chief executive officer to grant options under the plan at fair market value to individuals who are not subject to the reporting and other provisions of Section 16 of the Exchange Act or "covered employees" within the meaning of Section 162(m) of the Internal Revenue Code of 1986. In December 1999, our compensation committee granted this authority to Mr. Kenny.

   The exercise price of all other options granted under the plan is determined by the board of directors or a committee of the board. Under present law, incentive stock options and options intended to qualify as performance-based compensation under Section 162(m) of the Internal Revenue Code of 1986 may not be granted at an exercise price less than the fair market value of the common stock on the date of grant, or less than 110% of the fair market value in the case of incentive stock options granted to optionees holding more than 10% of the voting power.

   Non-qualified stock options granted under the plan may be granted at prices which are less than the fair market value of the underlying shares on the date granted. Under the plan, incentive stock options and non-qualified stock options are generally subject to a four-year vesting schedule pursuant to which the options vest 25% on the first anniversary of the grant date and an additional 6.25% on each consecutive three-month period thereafter. The options generally terminate on the tenth anniversary of the grant date. In addition, vested options may be exercised for specified periods after the termination of the optionee's employment or other service relationship with us or our affiliates.

   Under the plan, the exercise price for vested options may be delivered to us by certified or bank check, wire transfer or such other instrument as the board of directors or a committee of such board may accept. In addition, under the terms of the plan, the committee may in its discretion approve payment by delivery of unrestricted shares of common stock or by delivery of an exercise notice, along with a copy of irrevocable instructions to a broker selling the underlying shares of the optionee.

   In the event greater than 50% of the equity interest in Digitas is acquired, measured by vote or value, solely for cash consideration by a non-affiliate, all options under the plan will become fully vested and exercisable immediately prior to the closing of the transaction.

2000 Stock Option and Incentive Plan

   Our board of directors and shareholders have adopted the 2000 stock option and incentive plan, which allows for the issuance of up to 7,718,200 shares of common stock. The plan permits us to:

  .  grant incentive stock options;

  .  grant non-qualified stock options;

  .  grant stock appreciation rights;

  . issue or sell common stock with vesting or other restrictions, or without restrictions;

  . grant rights to receive common stock in the future with or without vesting;

  .  grant common stock upon the attainment of specified performance goals;
     and

  .  grant dividend rights in respect of common stock.

These grants may be made to officers, employees, directors, consultants, advisors and other key persons of Digitas or our affiliates.

   Our compensation committee has the right, in its discretion, to select the individuals eligible to receive awards, determine the terms and conditions of the awards granted, accelerate the vesting schedule of any award and generally administer and interpret the plan. The compensation committee may authorize our chief executive officer to grant options under the plan at fair market value to individuals who are not subject to the reporting and other provisions of Section 16 of the Exchange Act or "covered employees" within the meaning of
Section 162(m) of the Internal Revenue Code of 1986.

   The exercise price of options granted under the plan is determined by the compensation committee with respect to individuals subject to Section 16 reporting requirements and the chief executive officer with respect to all other options granted. Under present law, incentive stock options and options intended to qualify as performance-based compensation under Section 162(m) of the Internal Revenue Code of 1986 may not be granted at an exercise price less than the fair market value of the common stock on the date of grant, or less than 110% of the fair market value in the case of incentive stock options granted to optionees holding more than 10% of the voting power.

   The exercise price may also be delivered to us by the optionee in the form of a promissory note if the loan of such funds to the optionee has been authorized by the compensation committee and the optionee pays so much of the exercise price as represents the par value of the common stock acquired in a form other than a promissory note and by a broker under irrevocable instructions to the broker selling the underlying shares from the optionee.

   Non-qualified stock options may be granted at prices which are less than the fair market value of the underlying shares on the date granted. Options are typically subject to a four-year vesting schedule pursuant to which the options vest 25% on the first anniversary of the grant date and an additional 6.25% on each consecutive three-month period thereafter. The options generally terminate ten years from the date of grant and may be exercised for specified periods after the termination of the optionee's employment or other service relationship with us. Upon the exercise of options, the option exercise price must be paid in full either in cash or by certified or bank check or other instrument acceptable to the compensation committee or, in the sole discretion of the committee, by delivery of shares of common stock that have been owned by the optionee free of restrictions for at least six months.

   The plan and all awards issued under the plan terminate upon any merger, reorganization or consolidation, sale of all or substantially all of our assets or all of our outstanding capital stock or liquidation or other similar transaction, unless Digitas and the other parties to such transactions have agreed otherwise. All participants under the plan will be permitted to exercise, for a period of 30 days before any such termination, all awards held by them which are then exercisable or become exercisable upon the closing of the transaction.

2000 Employee Stock Purchase Plan

   We have adopted an employee stock purchase plan under which employees will be eligible to purchase shares of our common stock at a discount through periodic payroll deductions. The 2000 employee stock purchase plan is intended to meet the requirements of Section 423 of the Internal Revenue Code. Purchases will occur at the end of twelve-month offering periods at a purchase price equal to 85% of the market value of our common stock at either the beginning of the offering period or the end of the offering period, whichever is lower. The first offering period under the plan will begin on March 1, 2000 and will end on February 28, 2001. Participants may elect to have from 1% to 10% of their pay withheld for purchase of common stock at the end of the offering period, up to a maximum of $25,000 within any offering period. We have reserved 2,200,000 shares of common stock for issuance under this plan.

Employment Agreements

   We have employment agreements with each of Messrs. Kenny, Galford, Goss, Smith, Ward and Ms. Biro. Each employment agreement entitles the executive to an annual base salary and an annual bonus. Under those agreements, Mr. Kenny is entitled to an annual base salary of $500,000; Ms. Biro, an annual base salary of $400,000; Messrs. Galford, Goss and Ward, an annual salary of $350,000; and Mr. Smith an annual base salary of $200,000. Each executive's base salary is subject to annual review for possible raises. Since entering into their employment agreements, the compensation committee has increased Mr. Ward's annual base salary to $400,000 and Ms. Biro's annual base salary to $450,000. Ms. Biro's employment agreement also entitles her to an aggregate of $872,333 in deferred compensation. Of this amount, $658,000 was paid in 1999 and the remaining $214,333 will be paid by May 30, 2000, if Ms. Biro is still employed by us at that time.

   Each employment agreement has a two year term which automatically extends for additional one year terms unless we or the named executive elect not to renew the agreement. Each employment agreement can be terminated during its term by us or by the executive. The executive is entitled to receive severance benefits, including one year of salary and group health benefits if we terminate the employment agreement without cause or the executive terminates the employment agreement because we breached the employment agreement. Furthermore, in the event that the executive's employment is terminated within two years following a change of control, either by us without cause or by the executive due to an adverse change in our place of business or the executive's responsibility or compensation, then all unvested options held by the executive will also become immediately vested. In the case of Mr. Kenny, severance benefits include two years of salary and group health benefits.


   If, however, the employment agreement is terminated because of the executive's death or for any reason other than by us without cause, then the executive receives only:

  .  his or her base salary for 90 days following termination of employment;

  .  any unpaid annual bonus for a fiscal year that has already ended;

  . benefits under long-term disability insurance coverage if termination is due to disability; and

  .  vested benefits, if any.

   Each employment agreement is further subject to non-competition, non-solicitation and confidentiality provisions and customary provisions with respect to benefits, reimbursement of expenses and non-exclusivity of rights.

Compensation Committee Interlocks and Insider Participation

   During the year ended December 31, 1999, each of Messrs. Healy, Kern, Kenny and Ms. Gadiesh served as members of the compensation committee of our board of directors. Mr. Kenny has served as our chief executive officer since September 1997. None of these individuals serves as an executive officer of any entity that has one or more of its executive officers serving as a member of our board of directors or compensation committee.

                CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

The Recapitalization

   In connection with the recapitalization, Positano Partners Ltd., a Bermuda exempt company owned by Hellman & Friedman Capital Partners III, L.P., H&F Orchard Partners III, L.P. and H&F International Partners III, L.P., purchased shares of Bronner Slosberg Humphrey Co. and Strategic Interactive Group Co. from the existing stockholders of those entities and we repurchased shares of Bronner Slosberg Humphrey Co. from Mr. Bronner and the Michael E. Bronner 1998 Annuity Trust, dated July 16, 1998, of which Mr. Bronner and his wife are collectively the trustee. The aggregate purchase price for these shares was approximately $127,450,000, of which approximately $122,975,000 was paid to Mr. Bronner and the Michael E. Bronner 1998 Annuity Trust, approximately $830,850 was paid to Ms. Biro and approximately $3,644,150 was paid to other shareholders of Bronner Slosberg Humphrey Co. and Strategic Interactive Group Co. who are not executive officers or directors of Digitas. Messrs. Bunce, Hammarskjold and Healy, each members of our board of directors, are each Managing Directors of Hellman & Friedman LLC, an affiliate of Hellman & Friedman Capital Partners III, L.P., H&F Orchard Partners III, L.P. and H&F International Partners III, L.P.

   We also granted to Positano a warrant to purchase an aggregate of 900,000 shares of our common stock in connection with the recapitalization. The warrant is fully exercisable for $2.5184 per share. Pursuant to the terms of the recapitalization agreement, the shares subject to the warrant are subject to upward or downward adjustment.

   Also as part of the recapitalization, Positano, Messrs. Bronner and Kenny and the Bronner Slosberg Humphrey Co. trustee entered into a governance agreement. Under the governance agreement, Positano is granted an approval right over a number of specified fundamental corporate transactions as well as the right to nominate and have elected two members of our board of directors. The governance agreement also entitles Mr. Bronner and our chief executive officer to be members of our board of directors. The governance agreement will terminate upon consummation of this offering. Following the offering, Hellman & Friedman Capital Partners III, L.P., H&F Orchard Partners III, L.P. and H&F International Partners III, L.P., collectively, will have the right to elect at least one director so long as they own at least 5% of our outstanding common stock.

   We also entered into a shareholders agreement in connection with the recapitalization. The shareholders agreement among other things entitles Positano and Mr. Bronner to purchase at a discount shares of our common stock held by former employees who are parties to the agreement to the extent we do not elect to repurchase those shares. To date, neither Positano nor Mr. Bronner has exercised these repurchase rights. The shareholders agreement also entitles the shareholders and option holders who are parties to the agreement, including Mr. Bronner, Positano and each of the executive officers other than Messrs. Smith, Galford and Goss to participate in certain sales of common stock by either Positano or Mr. Bronner. Sales of common stock in connection with this offering are excluded. Prior to this offering neither Positano nor Mr. Bronner have sold any shares of our common stock in a transaction that would entitle the other parties to the shareholders agreement to participate. Upon consummation of this offering, the shareholders agreement will terminate.

   Positano, Mr. Bronner and members of our senior management, including each of our executive officers other than Messrs. Smith, Galford and Goss entered into an escrow agreement in connection with the recapitalization. In the event we breached our representations or warranties under the recapitalization agreement, the escrow agreement entitles Positano to receive up to an aggregate of approximately $18 million in cash, shares and options received by certain members of our senior management in connection with the recapitalization. The escrow agreement also entitles Messrs. Bronner and Kenny to direct the voting of all shares of common stock held in escrow. The escrow agreement will terminate immediately prior to the consummation of this offering.

   Under the registration rights agreement we entered into in connection with the recapitalization, Positano and Mr. Bronner have demand registration rights with respect to the common stock they hold. Positano, Mr. Bronner and the other shareholders and option holders who are parties to the registration rights agreement, including each of our executive officers other than Messrs. Smith, Galford and Goss also have piggyback registration rights under the registration rights agreement. See "Shares Eligible for Future Sale."

   Mr. Bronner entered into a noncompetition, nonsolicitation and confidentiality agreement with us in connection with the recapitalization. In accordance with the terms of the agreement, Mr. Bronner is entitled to a salary of $500,000 per year while he is serving as chairman of the limited liability company through which our business is operated. On December 2, 1999, Mr. Bronner resigned as chairman of that company and was named Chairman Emeritus of Digitas.

Other Transactions

   In January 1999, we issued to Positano two fully exercisable options, each to purchase 90,000 shares of common stock at an exercise price per share equal to $1.1775, and an aggregate exercise price of $211,950, in exchange for an aggregate payment of $241,350.

   Also in 1999, we sold an aggregate of 399,271.8 shares of our common stock to one director and one trust of which a director is the trustee. The shares were sold for $2.5184 per share or an aggregate of $1,005,506.14, which price the board of directors deemed to be the fair market value per share at the time of sale. The following table sets forth the number of shares sold to the director and/or trust and the date upon which the shares were sold:

   Name                                   Date of Sale   Shares of Common Stock
   ----                                  --------------- ----------------------
   The Arthur Kern Revocable Trust...... August 2, 1999         99,271.80
   Orit Gadiesh......................... August 26, 1999       300,000.00

   Mr. Bronner is the chairman and founder of Lifetime Rewards.com, a former client. During the last year, we provided approximately $85,000 in services to Lifetime Rewards.com. We believe that the terms of our relationship with Lifetime Rewards.com were no less favorable to us than they would have been had they been obtained from unaffiliated third parties.

   In January 2000, we purchased options to purchase 300,000 shares of our common stock held by Mr. Kenny for a per share purchase price of $8.75 and an aggregate purchase price of $2,625,000, less $303,255, the aggregate exercise price of such options. Also in January, 2000, we purchased options to purchase 180,000 shares of our common stock held by Positano for a per share purchase price of $8.75 and an aggregate purchase price of $1,575,000, less $211,950, the aggregate exercise price of such options. We also purchased in January 2000 warrants to purchase 120,000 shares of our common stock held by Positano for a per share purchase price of $8.75 and an aggregate purchase price of $1,050,000, less $302,202, the aggregate exercise price of such warrants. We paid for such purchases by delivering a promissory note which will be repaid with the proceeds from this offering.

   We believe that each of the transactions described above was entered into on terms no less favorable to Digitas than could be obtained with nonaffiliated parties. We have adopted a policy providing that all material transactions between us and our officers, directors and affiliates must be approved by a majority of the members of our board of directors and by a majority of the disinterested members of our board of directors and be on terms no less favorable to us than could be obtained from unaffiliated parties.

                      PRINCIPAL AND SELLING SHAREHOLDERS

   The following table sets forth information regarding the beneficial ownership of Digitas common stock as adjusted to reflect the sale of the common stock offered hereby, by:

  . all persons known by us to own beneficially 5% or more of the common stock;

  .  each of our directors;

  .  the chief executive officer and the other named executive officers;

  .  each of the selling shareholders; and

  .  all directors and executive officers as a group.

   Unless otherwise indicated, each of the shareholders has sole voting and investment power with respect to the shares of common stock beneficially owned by the shareholder.

   The number of shares beneficially owned by each shareholder is determined under rules issued by the Securities and Exchange Commission and includes voting or investment power with respect to securities. Under these rules, beneficial ownership includes any shares as to which the individual or entity has sole or shared voting power or investment power and includes any shares as to which the individual or entity has the right to acquire beneficial ownership within 60 days after January 31, 1999 through the exercise of any warrant, stock option or other right. The inclusion in this prospectus of such shares, however, does not constitute an admission that the named shareholder is a direct or indirect beneficial owner of such shares. The applicable percentage of "beneficial ownership" after the offering is based upon 50,703,479.4 shares of common stock outstanding as of January 31, 1999. The address for Hellman & Friedman Capital Partners III, L.P., H&F Orchard Partners III, L.P. and H&F International Partners III, L.P. is c/o Hellman & Friedman LLC, One Maritime Plaza, San Francisco, California 94111. The address for Squam Lake Investors, III L.P. and Sunapee Securities, Inc. is Two Copley Place, Boston, Massachusetts 02116. The address for each of our directors and named executive officers is c/o Digitas Inc., The Prudential Tower, 800 Boylston Street, Boston, Massachusetts 02199.

                                     Shares Beneficially Owned(1)(2)
                          ------------------------------------------------------
                           Prior to Offering                 After the Offering
                          --------------------              --------------------
                                               Shares to be
                                                 Sold in
Name of Beneficial Owner     Number    Percent   Offering      Number    Percent
------------------------  ------------ ------- ------------ ------------ -------
5% Shareholders
Hellman & Friedman
 Capital Partners III,
 L.P. (2)...............  36,899,157.0  71.77%  2,801,851   34,097,306.0  67.25%
H&F Orchard Partners
 III, L.P. (3)..........   2,716,800.0   5.35     206,294    2,510,506.0   4.95
H&F International
 Partners III, L.P.
 (4)....................     812,614.2   1.60      61,704      750,910.2   1.48
Other Selling
 Shareholders
Squam Lake Investors,
 III L.P................     317,700.0    *        24,124        *          *
Sunapee Securities,
 Inc....................      79,380.0    *         6,028        *          *
Directors and Named
 Executive Officers
Michael E. Bronner (5)..   7,109,520.6  14.02         --     7,109,520.6  14.02
David W. Kenny (6)......   6,300,000.0  11.05         --     6,300,000.0  11.05
Kathleen L. Biro (7)....   1,814,746.8   3.49         --     1,814,746.8   3.49
Michael Ward (8)........     600,000.0   1.17         --       600,000.0   1.17
Orit Gadiesh............     300,000.0    *           --       300,000.0    *
Arthur Kern (9).........     297,815.4    *           --       297,815.4    *
Meryl Beckingham........             0    *           --               0    *
John L. Bunce, Jr.
 (10)...................             0    *           --               0    *
Philip U. Hammarskjold
 (10)...................             0    *           --               0    *
Patrick J. Healy (10)...             0    *           --               0    *
All executive officers
 and directors, as a
 group
 (11 persons)...........  16,422,082.8  27.88         --    16,422,082.8

--------
 *  Represents less than 1% of the outstanding shares of common stock

(1) Assumes the underwriters do not elect to exercise the over-allotment option to purchase an additional 930,000 shares of common stock from us and 465,000 shares of common stock from the selling shareholders.

(2) Includes 36,187,251 shares and warrants immediately exercisable at an exercise price of $2.5184 per share for 711,906 shares.

(3) Includes 2,664,384 shares and warrants immediately exercisable at an exercise price of $2.5184 per share for 54,416 shares.

(4) Includes 796,936.2 shares and warrants immediately exercisable at an exercise price of $2.5184 per share for 15,678 shares.

(5) Includes 4,257,317.4 shares held by Michael Bronner and 2,852,203.2 shares owned by the Michael E. Bronner 1998 Annuity Trust pursuant to which Michael Bronner has sole dispositive power over the shares until July 16, 2000. Michael Bronner and Lisa Bronner are collectively the trustee of the Michael E. Bronner 1998 Annuity Trust and have sole voting power with respect to the shares.

(6) Includes options held by David W. Kenny which are immediately exercisable at an exercise price of $1.01085 per option for 5,700,000 shares and options immediately exercisable at an exercise price of $2.5184 per option for 600,000 shares.

(7) Includes 515,661.6 shares held by Kathleen L. Biro and options immediately exercisable at an exercise price of $1.6499 per option for 1,299,085.2 shares.

(8) Includes options held by Michael Ward which are immediately exercisable at an exercise price of $1.1775 per option for 150,000 shares and options immediately exercisable at an exercise price of $0.9419 per option for 450,000 shares.

(9) Includes 297,815.4 shares held by the Arthur Kern Revocable Trust of which Arthur Kern has sole dispositive and voting power.
(10) Messrs. Bunce, Hammarskjold and Healy are affiliated with Hellman & Friedman Capital Partners III, L.P., H&F Orchard Partners III, L.P. and H&F International Partners III, L.P. H&F Investors III is the sole general partner for each of Hellman & Friedman Capital Partners III, L.P., H&F Orchard Partners III, L.P. and H&F International Partners III, L.P. The managing general partner of H&F Investors III is Hellman & Friedman Associates III, L.P., which in turn has H&F Management III, LLC and H&F Investors III, Inc. as its general partners. The sole owner of H&F Investors III, Inc. is The Hellman Family Revocable Trust. Messrs. Bunce, Hammarskjold and Healy are members of H&F Management III, LLC. The investment decisions of H&F Management III, LLC and H&F Investors III, Inc. are made by a seven person executive committee of which Mr. Bunce is a member. While Hellman & Friedman Capital Partners III, L.P., H&F Orchard Partners III, L.P. and H&F International Partners III, L.P., H&F Investors III, Inc., Hellman & Friedman Associates III, L.P., H&F Management III, LLC, The Hellman Family Revocable Trust and Messrs. Bunce, Hammarskjold and Healy could each be deemed to beneficially own the shares held by Hellman & Friedman Capital Partners III, L.P., H&F Orchard Partners III, L.P. and H&F International Partners III, L.P., each of them disclaims beneficial ownership except to the extent of its or his indirect pecuniary interest.

                         DESCRIPTION OF CAPITAL STOCK

Authorized and Outstanding Capital Stock

   As of December 31, 1999, there were 50,703,479.4 shares of common stock issued and outstanding and stock options to purchase 28,308,972.2 shares of common stock, 15,598,972.2 of which were then exercisable and outstanding warrants to purchase 900,000 shares, all of which were then exercisable and outstanding. At December 31, 1999, there were fourteen holders of record of our common stock. Following the offering, our authorized capital stock will consist of 200,000,000 shares of common stock, par value $.01 per share, of which 56,903,480 will be issued and outstanding, and 10,000,000 shares of undesignated preferred stock, par value $.01 per share, issuable in one or more series designated by our board of directors, of which no shares will be issued and outstanding.

Common Stock

   Voting Rights

   The holders of our common stock have one vote per share. Holders of our common stock are not entitled to vote cumulatively for the election of directors. Generally, all matters to be voted on by stockholders must be approved by a majority, or, in the case of election of directors, by a plurality, of the votes cast at a meeting at which a quorum is present, voting together as a single class, subject to any voting rights granted to holders of any then outstanding preferred stock.

   Dividends

   Holders of common stock will share ratably in any dividends declared by our board of directors, subject to the preferential rights of any preferred stock then outstanding. Dividends consisting of shares of common stock may be paid to holders of shares of common stock.

   Other Rights

   On liquidation, dissolution or winding up of Digitas, all holders of common stock are entitled to share ratably in any assets available for distribution to holders of shares of common stock. No shares of common stock are subject to redemption or have preemptive rights to purchase additional shares of common stock.

Preferred Stock

   Our certificate of incorporation provides that shares of preferred stock may be issued from time to time in one or more series. Our board of directors is authorized to fix the voting rights, if any, designations, powers, preferences, qualifications, limitations and restrictions applicable to the shares of each series. Our board of directors may, without stockholder approval, issue preferred stock with voting and other rights that could adversely affect the voting power and other rights of the holders of the common stock and could have anti-takeover effects, including preferred stock or rights to acquire preferred stock in connection with implementing a shareholder rights plan. We have no present plans to issue any shares of preferred stock. The ability of our board of directors to issue preferred stock without stockholder approval could have the effect of delaying, deferring or preventing a change of control of Digitas or the removal of existing management.

Indemnification Matters

   We have entered into indemnification agreements with each of our directors. The form of indemnity agreement provides that we will indemnify our directors or executive officers for expenses incurred because of their status as a director or executive officer, to the fullest extent permitted by Delaware law, our certificate of incorporation and our bylaws.

   Our certificate of incorporation contains a provision permitted by Delaware law that generally eliminates the personal liability of directors for monetary damages for breaches of their fiduciary duty, including breaches involving negligence or gross negligence in business combinations, unless the director has breached his or her duty of loyalty, failed to act in good faith, engaged in intentional misconduct or a knowing violation of law, paid a dividend or approved a stock repurchase in violation of the Delaware General Corporation Law or obtained an improper personal benefit. This provision does not alter a director's liability under the federal securities laws and does not affect the availability of equitable remedies, such as an injunction or rescission, for breach of fiduciary duty. Our by-laws provide that directors and officers shall be, and in the discretion of our board of directors, non-officer employees may be, indemnified by Digitas to the fullest extent authorized by Delaware law, as it now exists or may in the future be amended, against all expenses and liabilities reasonably incurred in connection with service for or on behalf of Digitas. The by-laws also provide for the advancement of expenses to directors and, in the discretion of our board of directors, officers and non-officer employees. In addition, our by-laws provide that the right of directors and officers to indemnification shall be a contract right and shall not be exclusive of any other right now possessed or hereafter acquired under any by-law, agreement, vote of stockholders or otherwise. We also have directors' and officers' insurance against various liabilities.

   Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling Digitas as described above, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable. At present, there is no pending material litigation or proceeding involving any director, officer, employee or agent of Digitas in which indemnification will be required or permitted.

Provisions of our Certificate of Incorporation and By-laws that may have Anti-takeover Effect

   A number of provisions of our certificate of incorporation and by-laws which will be effective upon completion of this offering concern matters of corporate governance and the rights of stockholders. These provisions, as well as the ability of our board of directors to issue shares of preferred stock and to set the voting rights, preferences and other terms, may be deemed to have an anti-takeover effect and may discourage takeover attempts not first approved by our board of directors, including takeovers which stockholders may deem to be in their best interests. These provisions, together with our classified board of directors, also could delay or frustrate the removal of incumbent directors even if the removal of incumbent directors would be beneficial to our stockholders. Our board of directors believes that these provisions are appropriate to protect the interests of Digitas and of our stockholders. Our board of directors has no present plans to adopt any further measures or devices which may be deemed to have an "anti-takeover effect."

   Classified Board of Directors

   Our board of directors is divided into three classes serving staggered three-year terms, with one class being elected each year. Our classified board, together with other provisions of our certificate of incorporation authorizing the board of directors to fill vacant directorships or increase the size of the board, may prevent a stockholder from removing, or delay the removal of incumbent directors and simultaneously gaining control of the board of directors by filling vacancies created by such removal with its own nominees.

   No Stockholder Action by Written Consent

   Our certificate of incorporation provides that any action required or permitted to be taken by our stockholders at an annual or special meeting of stockholders must be effected at a duly called meeting and may not be taken or effected by a written consent of stockholders.

   Special Meetings of Stockholders

   Our certificate of incorporation and by-laws provide that a special meeting of stockholders may be called only by our board of directors unless otherwise required by law. Our by-laws provide that only those matters included in the notice of the special meeting may be considered or acted upon at that special meeting unless otherwise provided by law.

   Advance Notice of Director Nominations and Stockholder Proposals

   Our by-laws include advance notice and informational requirements and time limitations on any director nomination or any new proposal which a stockholder wishes to make at an annual meeting of stockholders. For the first annual meeting following the completion of this offering, a stockholder's notice of a director nomination or proposal will be timely if delivered to the secretary of Digitas at our principal executive offices not later than the close of business on the later of the 75th day prior to the scheduled date of such annual meeting or the 10th day following the day on which public announcement of the date of such annual meeting is made by Digitas.

   Director Vacancies and Removal

   Our certificate of incorporation provides that vacancies in our board of directors may be filled only by the affirmative vote of a majority of the remaining directors. Our certificate of incorporation provides that directors may be removed from office only with cause and only by the affirmative vote of holders of at least seventy-five percent of the shares then entitled to vote at an election of directors.

   Amendment of the Certificate of Incorporation

   Any amendment to our certificate of incorporation must first be approved by a majority of our board of directors and, if required by law, thereafter approved by a majority of the outstanding shares entitled to vote with respect to such amendment, except that any amendment to the provisions relating to stockholder action, directors, limitation of liability and the amendment of our certificate of incorporation must be approved by not less than 75% of the outstanding shares entitled to vote with respect to such amendment.

   Amendment of By-laws

   Our certificate of incorporation and by-laws provide that our by-laws may be amended or repealed by our board of directors or by the stockholders. Such action by the board of directors requires the affirmative vote of a majority of the directors then in office. Such action by the stockholders requires the affirmative vote of at least seventy-five percent of the shares present in person or represented by proxy at an annual meeting of stockholders or a special meeting called for such purpose unless our board of directors recommends that the stockholders approve such amendment or repeal at such meeting, in which case such amendment or repeal shall only require the affirmative vote of a majority of the shares present in person or represented by proxy at the meeting.

Statutory Business Combination Provision

   Following the offering, we will be subject to Section 203 of the Delaware General Corporation Law, which prohibits a publicly held Delaware corporation from consummating a "business combination," except under special circumstances, with an "interested stockholder" for a period of three years after the date such person became an "interested stockholder" unless:

  . before such person became an interested stockholder, the board of directors of the corporation approved the transaction in which the interested stockholder became an interested stockholder or approved the business combination;

  . upon the closing of the transaction that resulted in the interested stockholder's becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding shares held by directors who are also officers of the corporation and shares held by employee stock plans; or

  . following the transaction in which such person became an interested stockholder, the business combination is approved by the board of directors of the corporation and authorized at a meeting of stockholders by the affirmative vote of the holders of 66% of the outstanding voting stock of the corporation not owned by the interested stockholder. The term "interested stockholder" generally is defined as a person who, together with affiliates and associates, owns, or, within the prior three years, owned, 15% or more of a corporation's outstanding voting stock.

   The term "business combination" includes mergers, consolidations, asset sales involving 10% or more of a corporation's assets and other similar transactions resulting in a financial benefit to an interested stockholder.
Section 203 makes it more difficult for an "interested stockholder" to effect various business combinations with a corporation for a three-year period. A Delaware corporation may "opt out" of Section 203 with an express provision in its original certificate of incorporation or an express provision in its certificate of incorporation or by-laws resulting from an amendment approved by holders of a least a majority of the outstanding voting stock. Neither our certificate of incorporation nor our by-laws contain any such exclusion.

Trading on the Nasdaq National Market System

   We have applied to have our common stock approved for quotation on the Nasdaq National Market under the symbol "DTAS."

Transfer Agent and Registrar

   The transfer agent and registrar for our common stock will be American Stock Transfer & Trust Company.

                        SHARES ELIGIBLE FOR FUTURE SALE

   Before this offering, there has been no public market for our common stock, and no prediction can be made as to the effect, if any, that sales of common stock or the availability of common stock for sale will have on the market price of our common stock prevailing from time to time. Nonetheless, substantial sales of common stock in the public market following this offering, or the perception that such sales could occur, could lower the market price of our common stock or make it difficult for us to raise additional equity capital in the future.

   Following this offering, there will be 56,903,479.4 shares of our common stock outstanding on a fully diluted basis. Of these shares, the 9,300,000 shares which are being sold in this offering generally will be freely transferable without restriction or further registration under the Securities Act, except that any shares held by our "affiliates" as defined in Rule 144 under the Securities Act may be sold only in compliance with the limitations described below.

Sales of Restricted Securities

   The remaining 47,603,479.4 shares of common stock which will be outstanding after the offering will be "restricted securities" as defined in Rule 144, and may be sold in the future without registration under the Securities Act subject to compliance with the provisions of Rule 144 or any other applicable exemption under the Securities Act.

   In general, under Rule 144 a shareholder who has beneficially owned his or her restricted securities for at least one year, including the holding period of any prior owner, except an affiliate from whom those shares were purchased, is entitled to sell, within any three-month period commencing 90 days after the date of this prospectus, a number of shares that does not exceed the greater of 1% of the then outstanding shares of our common stock, approximately 569,035 shares immediately after this offering, or the average weekly trading volume in our common stock during the four calendar weeks preceding the date on which notice of such sale was filed under Rule 144, provided requirements concerning availability of public information, manner of sale and notice of sale are satisfied. In addition, a shareholder that is not one of our affiliates at any time during the three months preceding a sale and who has beneficially owned the shares proposed to be sold for at least two years, including the holding period of any prior owner, except an affiliate from whom those shares were purchased, is entitled to sell the shares immediately under Rule 144(k) without compliance with the above described requirements under Rule 144.

   Securities issued in reliance on Rule 701, such as shares of our common stock acquired pursuant to the exercise of certain options granted under our stock plans, are also restricted securities and, beginning 90 days after the date of this prospectus, may be sold by shareholders other than our affiliates subject only to the manner of sale provisions of Rule 144 and by affiliates under Rule 144 without compliance with its one-year holding period requirement.

Stock Options

   We intend to file registration statements on Form S-8 with respect to the aggregate of 42,411,345 shares of common stock issuable under our stock option and incentive plans and our employee stock purchase plan promptly following the consummation of this offering. Shares issued upon the exercise of stock options after the effective date of the Form S-8 registration statement will be eligible for resale in the public market without restriction, except that affiliates must comply with Rule 144.

Lock-up Agreements

   Shareholders and all officers and directors holding an aggregate of approximately 54,147,733 shares and vested options to purchase shares have agreed, subject to limited exceptions, not to offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, or otherwise transfer or dispose of, directly or indirectly, or enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of, any shares of common stock or any securities convertible into or exercisable or exchangeable for shares of common stock for a period of 180 days after the date of this prospectus, without the prior written consent of Morgan Stanley & Co. Incorporated. However, if the reported last sale price of the common stock on the Nasdaq National Market is at least twice the initial public offering price per share for 20 of the 30 trading days ending on the last trading day preceding the 90th day after the date of this prospectus, 25% of the shares of common stock of Digitas subject to the 180-day restriction described above will be released from these restrictions. The release of these shares will occur on the later to occur of:

  . the 90th day after the date of this prospectus if Digitas makes its first post-offering public release of its quarterly or annual earnings results during the period beginning on the eleventh trading day after the date of this prospectus and ending on the day prior to the 90th day after the date of this prospectus, or

  . on the second trading day following the first public release of Digitas' quarterly or annual results occurring on or after the 90th day after the date of this prospectus, if Digitas does not make its first post-offering public release as set forth in the preceding clause.

These early release provisions do not apply to executive officers and directors. Morgan Stanley & Co. Incorporated may in its sole discretion choose to release any or all of these shares from such restrictions prior to the expiration of such 90 or 180-day period.

Registration Rights

   In connection with the January 1999 recapitalization, we entered into a registration rights agreement with Positano, Mr. Bronner and each of our other shareholders and option holders as of the date of the recapitalization. Each individual who has been granted options under the 1998 option plan since the recapitalization has also become a party to the registration rights agreement. Under the registration rights agreement, we have granted:

  . Positano the right to require us, subject to the terms and conditions set forth in the registration rights agreement, to register shares of common stock held by it for sale in accordance with their intended method of disposition of those shares; and

  . Mr. Bronner the right to require us, subject to the terms and conditions set forth in the registration rights agreement, to register the number of shares of common stock held by him and the Michael E. Bronner 1998 Annuity Trust for sale in accordance with their intended method of disposition of those shares.

   Positano may request up to three demand registrations and Mr. Bronner may request one demand registration, each as described above. Mr. Bronner may only demand the registration of his securities if we have already consummated an initial public offering and the aggregate market value of the shares of common stock proposed to be registered by him is greater than or equal to $15 million. In addition, Positano may request that we defer any demand registration requested by Mr. Bronner for up to 180 days after the date of such request. Positano has the right to select the underwriters in connection with any demand registration in which it is participating other than a Mr. Bronner demand registration in which Mr. Bronner is offering a greater number of shares of common stock.

   Subject to limitations set forth in the registration rights agreement, the other parties to the registration rights agreement have the right to participate in any demand registration requested by Positano or Mr. Bronner. In addition, we have granted Positano, Mr. Bronner and the other parties to the registration rights agreement, the right, subject to exceptions set forth in the registration rights agreement, to participate in registrations of common stock initiated by us on our own behalf or on behalf of any other stockholder.

   The registration rights agreement provides that if requested by the managing underwriter(s) of any underwritten offering of shares of common stock, Positano, Mr. Bronner and the other parties to the registration rights agreement will agree, not to effect any public sale or distribution of any shares of common stock for a period of up to 180 days following and seven days prior to the effective date of demand or piggyback registration. See "Underwriters."

   Under the registration rights agreement, we are required to pay expenses incurred by us and the fees and expenses of one counsel to the selling shareholders in connection with any demand and piggyback registrations. We also have agreed to indemnify the holders of registration rights under the registration rights agreement against specific liabilities, including liabilities under the Securities Act, and to contribute to payments they may be required to make. The registration rights agreement will terminate on the earlier of the date upon which the parties to the registration rights agreement no longer hold any shares of common stock that must be registered in order to be sold or the date upon which the parties agree that the agreement should be terminated. After the consummation of this offering, the registration rights agreement will terminate as to any party other than Positano and Mr. Bronner at the time such party owns fewer than one percent of our outstanding common stock.

Effect of Sale of Shares

   Prior to this offering, there has been no public market for our common stock, and no prediction can be made as to the effect, if any, that market sales of shares of common stock or the availability of shares for sale will have on the market price of our common stock prevailing from time to time. Nevertheless, sales of significant numbers of shares of our common stock in the public market could adversely affect the market price of the common stock and could impair our future ability to raise capital through an offering of our equity securities.

                                 UNDERWRITERS

   Under the terms and subject to the conditions contained in the underwriting agreement, the underwriters named below, for whom Morgan Stanley & Co. Incorporated, Deutsche Bank Securities Inc., Salomon Smith Barney Inc., Banc of America Securities LLC and Bear, Stearns & Co. Inc. are acting as representatives, each agreed to purchase, and we and the selling shareholders agreed to sell to them, the number of shares of common stock set forth opposite the names of the underwriters below:

                                                                       Number of
     Name                                                                Shares
     ----                                                              ---------
     Morgan Stanley & Co. Incorporated................................
     Deutsche Bank Securities Inc.....................................
     Salomon Smith Barney Inc.........................................
     Banc of America Securities LLC...................................
     Bear, Stearns & Co. Inc..........................................
                                                                       ---------
       Total.......................................................... 9,300,000
                                                                       =========

   The underwriters are offering the shares of common stock subject to their acceptance of the shares from us and the selling stockholders and subject to prior sale. The underwriting agreement provides that the obligations of the underwriters to pay for and accept delivery of the shares of common stock offered in this offering are subject to the approval of various legal matters by their counsel and to other delineated conditions. The underwriters are obligated to take and pay for all of the shares of common stock offered in this offering, other than those covered by the over-allotment option described below, if any shares are taken.

   The underwriters initially propose to offer part of the shares of common stock directly to the public at the initial public offering price set forth on the cover page and part to dealers at a price that represents a concession not
in excess of $         a share under the initial public offering price. Any
underwriters may allow, and the dealers may reallow, a concession not in
excess of $          a share to other underwriters or to other dealers. After
the initial offering of the shares of common stock, the offering price and other selling terms may from time to time be varied by the representatives of the underwriters.

   Digitas and the selling shareholders have granted to the underwriters an option, exercisable for 30 days from the date of this prospectus, to purchase up to an aggregate of 930,000 and 465,000 additional shares of common stock, at the initial public offering price set forth on the cover page of this prospectus, less underwriting discounts and commissions. The underwriters may exercise an option solely for the purpose of covering over-allotments, if any, made in connection with the offering of the shares of common stock offered in this offering. To the extent the option is exercised, each underwriter must, subject to specified conditions, purchase a number of additional shares approximately proportionate to that underwriter's initial purchase commitment. If the underwriters' over-allotment option is exercised in full, the total
price to public would be $        , the total underwriters' discounts and
commissions would be $             , and the total proceeds to us would be
$           .

   At our request, the underwriters have reserved for sale, at the initial public offering price, up to 10% of the shares of common stock offered in this offering for our directors, officers, employees and related persons. The number of shares of common stock available for sale to the general public will be reduced to the extent such individuals purchase such reserved shares. Any reserved shares which are not so purchased will be offered by the underwriters to the general public on the same basis as the other shares offered.

   Digitas, our directors, officers and our shareholders have each agreed, without the prior written consent of Morgan Stanley & Co. Incorporated on behalf of the underwriters, during the period ending 180 days after the date of this prospectus, not to, directly or indirectly:

  . offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend or otherwise transfer or dispose of, directly or indirectly, any shares of common stock or any securities convertible into or exercisable or exchangeable for common stock, whether such shares or any such securities are then owned by such person or are thereafter acquired directly from us; or

  . enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of common stock,

whether any such transaction described above is to be settled by delivery of common stock or such other securities, in cash or otherwise. This lock-up restriction is subject, in limited circumstances for shares held by shareholders other than officers and directors of Digitas, to earlier release. See "Shares Eligible for Future Sale."

   The underwriters have informed us that they do not intend sales to discretionary accounts to exceed five percent of the total number of shares of common stock offered by them.

   We have filed an application for our common stock to be quoted on the Nasdaq National Market under the symbol "DTAS."

   In order to facilitate the offering of the common stock, the underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of the common stock. Specifically, the underwriters may over-allot in connection with the offering, creating a short position in the common stock for their own account. In addition, to cover over-allotments or to stabilize the price of the common stock, the underwriters may bid for, and purchase, shares of common stock in the open market. Finally, the underwriting syndicate may reclaim selling concessions allowed to an underwriter or a dealer for distributing the common stock in the offering, if the syndicate repurchases the previously distributed shares of common stock in transactions to cover syndicate short positions, in stabilization transactions or otherwise. Any of these activities may stabilize or maintain the market price of the common stock above independent market levels. The underwriters are not required to engage in these activities and may end any of these activities at any time.

   A prospectus in electronic format will be made available on the Web sites maintained by one or more of the underwriters. The representatives may agree to allocate a number of shares to underwriters for sale to their on line brokerage account holders. The representatives will allocate shares to the underwriters that may make Internet distributions on the same basis as other allocations.

   We, the selling shareholders and the underwriters have agreed to indemnify each other against specific liabilities, including liabilities under the Securities Act.

   Deutsche Bank Securities Inc., one of the representatives of the underwriters, is affiliated with Bankers Trust Company, one of Digitas' lenders. More than 10% of the net proceeds Digitas receives from this offering may be used to repay indebtedness owing to Bankers Trust. As a result, the offering must be conducted in compliance with the conflict-of-interest requirements of NASD Regulation, Inc., the regulatory agency that governs the compensation paid to underwriters in securities offerings. Under these rules, the initial public offering price of the common stock can be no higher than that recommended by a qualified independent underwriter, as that term is defined in the NASD's rules. Morgan Stanley & Co. Incorporated has agreed to serve as a qualified independent underwriter and has conducted due diligence and will recommend the maximum price for the shares of common stock to be offered.

Pricing of the Offering

   Prior to this offering, there has been no public market for the shares of common stock. Consequently, the initial public offering price for the shares of common stock was determined by negotiations between Digitas and the representatives of the underwriters. Among the factors to be considered in determining the initial public offering price are:

  . our record of operations, our current financial position and future prospects;

  .  the experience of our management;

  . our revenue, earnings and other financial and operating information in recent periods; and

  . the price-earnings ratios, price-revenue ratios, market prices of securities and other financial and operating information of companies engaged in activities similar to ours.

                           VALIDITY OF COMMON STOCK

   The validity of the shares of common stock we are offering will be passed upon for us by Goodwin, Procter & Hoar LLP, Boston, Massachusetts. Legal matters in connection with this offering will be passed upon for the underwriters by Ropes & Gray, Boston, Massachusetts.

                                    EXPERTS

   The combined financial statements as of December 31, 1998 and 1997 and for each of the two years in the period ended December 31, 1998 included in this prospectus have been included in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting. The consolidated financial statements and financial statement schedules included in or made a part of this prospectus and Registration Statement, to the extent and for the periods indicated in their reports, have been audited by Arthur Andersen LLP as indicated in their reports with respect thereto, and are included herein in reliance upon the authority of said firm as experts in giving said reports.

   On December 27, 1999, PricewaterhouseCoopers LLP resigned as our principal accountant. The reports of PricewaterhouseCoopers LLP on our financial statements for 1998 and 1997 did not contain an adverse opinion or a disclaimer of opinion nor were the reports qualified in any respect. We had no disagreements with PricewaterhouseCoopers LLP on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure. We engaged Arthur Andersen LLP as our principal accountants on January 7, 2000.

                      WHERE YOU CAN FIND MORE INFORMATION

   We have filed with the Securities and Exchange Commission a registration statement on Form S-1 under the Securities Act with respect to the common stock we propose to sell in this offering. This prospectus, which constitutes part of the registration statement, does not contain all of the information set forth in the registration statement. For further information about us and the common stock we propose to sell in this offering, we refer you to the registration statement and the exhibits and schedules filed as a part of the registration statement. If a contract or document has been filed as an exhibit to the registration statement, we refer you to the copy of the contract or document that we have filed. You may inspect the registration statement, including exhibits, without charge at the principal office of the Securities and Exchange Commission in Washington, D.C. You may inspect and copy the same at the public reference facilities maintained by the Securities and Exchange Commission at 450 Fifth Street, N.W., Judiciary Plaza, Room 1024, Washington, D.C. 20549, and at the Commission's regional offices located at Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511 and 7 World Trade Center, Suite 1300, New York, New York 10048. You can also obtain copies of this material at prescribed rates by mail from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549. In addition, the Securities and Exchange Commission maintains a website at http://www.sec.gov that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Securities and Exchange Commission.

                                  DIGITAS

                         INDEX TO FINANCIAL STATEMENTS

                                                                           Page
                                                                           ----
Reports of Independent Accountants........................................ F-2
Balance Sheet of the Predecessor (combined) at December 31, 1998, and of the Company at December 31, 1999 ........................................ F-4
Statement of Operations of the Predecessor (combined) for the years ended
 December 31, 1997 and 1998, and of the Company for the year ended
 December 31, 1999 ....................................................... F-5
Statement of Shareholders' Equity (Deficit) of the Predecessor (combined)
 for the years ended December 31, 1997 and 1998, and of the Company for the year ended December 31, 1999 ........................................ F-6
Statement of Cash Flows of the Predecessor (combined) for the years ended
 December 31, 1997 and 1998, and of the Company for the year ended
 December 31, 1999 ....................................................... F-7
Notes to Financial Statements ............................................ F-8

                    REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors of Digitas,

   We have audited the accompanying balance sheet of Bronner Slosberg Humphrey Co. (a Massachusetts Business Trust), also known as Digitas, as of December 31, 1999 and the related statement of operations, shareholders' equity (deficit) and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

   We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

   In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Digitas as of December 31, 1999, and the results of its operations and its cash flows for the year then ended in conformity with generally accepted accounting principles.

                                          /s/ Arthur Andersen LLP

Boston, Massachusetts

January 31, 2000 (except withrespect to the matter discussedin Note 7 for which the date isFebruary 10, 2000)

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and Stockholders of Bronner Slosberg Humphrey Co. and
Strategic Interactive Group, Co.

In our opinion, the accompanying combined balance sheet and the related combined statements of operations, of stockholders' equity (deficit) and of cash flows present fairly, in all material respects, the combined financial position of Bronner Slosberg Humphrey Co. and Strategic Interactive Group, Co. at December 31, 1998 and 1997, and the combined results of their operations and their combined cash flows for each of the two years in the period ended December 31, 1998, in conformity with accounting principles generally accepted in the United States. These financial statements are the responsibility of management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

PricewaterhouseCoopers LLP

Boston, Massachusetts
March 15, 1999

                                  DIGITAS

                                 BALANCE SHEET
                             (dollars in thousands)

                                                                                                      Predecessor
                                                                                                       (combined)    Company
                                                                                                      ------------ ------------
                                                                                                      December 31, December 31,
                                                                                                          1998         1999
                                                                                                      ------------ ------------
Assets
Current assets:
  Cash and cash equivalents..........................................................................   $     37     $    441
  Accounts receivable, net of allowance for doubtful accounts of $741 and $1,053 at December 31, 1998
   and 1999, respectively............................................................................     23,782       40,296
  Accounts receivable, unbilled......................................................................     15,150       25,521
  Other current assets...............................................................................      1,505        1,999
  Deferred tax assets................................................................................      1,952          --
                                                                                                        --------     --------
   Total current assets..............................................................................     42,426       68,257
Fixed assets, net....................................................................................     17,975       20,237
Intangible assets, net...............................................................................        --       162,172
Other assets.........................................................................................      1,869        2,223
                                                                                                        --------     --------
   Total assets......................................................................................   $ 62,270     $252,889
                                                                                                        ========     ========
Liabilities and Shareholders' Equity (Deficit)
Current liabilities:
  Accounts payable...................................................................................   $  9,849     $ 15,352
  Line of credit.....................................................................................      7,000          --
  Current portion of long-term debt..................................................................        172        7,530
  Billings in excess of cost and estimated earnings on uncompleted contracts.........................     10,517       17,761
  Accrued expenses...................................................................................      7,039       12,717
  Accrued compensation...............................................................................     40,145       16,369
  Capital lease obligations..........................................................................      1,369          398
  Notes payable, shareholders........................................................................     12,003          --
                                                                                                        --------     --------
   Total current liabilities.........................................................................     88,094       70,127
Long-term debt, less current portion.................................................................      1,432       62,422
Capital lease obligation, long-term portion..........................................................        317          456
Deferred tax liability...............................................................................        139          --
Other long-term liabilities..........................................................................         48           48
                                                                                                        --------     --------
                                                                                                          90,030      133,053
Commitments (Note 15)
Shareholders' equity (deficit):
  BSH common shares, no par value per share, 48,930,022 shares authorized, issued, and outstanding at
   December 31, 1998 and 50,703,480 shares authorized, issued and outstanding at December 31, 1999...          1          --
  SIG common shares, no par value per share, 387,920 shares authorized, issued, and outstanding at
   December 31, 1998 and none at December 31, 1999...................................................          1          --
  Additional paid-in capital.........................................................................      3,435      159,864
  Interest receivable on shareholders' notes.........................................................        (94)         --
  Accumulated deficit................................................................................    (27,921)     (40,028)
  Less: treasury stock, at cost, 16,211,786 shares at December 31, 1998 and none at December 31,
   1999..............................................................................................     (3,182)         --
                                                                                                        --------     --------
   Total shareholders' equity (deficit)..............................................................    (27,760)     119,836
                                                                                                        --------     --------
   Total liabilities and shareholders' equity........................................................   $ 62,270     $252,889
                                                                                                        ========     ========

   The accompanying notes are an integral part of these financial statements.

                                  DIGITAS

                            STATEMENT OF OPERATIONS
                     (in thousands, except per share data)

                              Predecessor (combined)            Company
                              ----------------------            -------
                              Year ended December 31,   Year ended December 31,
                              ------------------------  -----------------------
                                 1997         1998               1999
                                 ----         ----               ----
Revenue.....................  $   101,238  $   122,309        $   187,007
                              -----------  -----------        -----------
Operating expenses:
  Professional services
   costs....................       57,610       65,696            102,247
  Selling, general and
   administrative expense...       40,552       48,485             67,048
  Stock-based compensation..        6,325       25,820             10,743
  Amortization of intangible
   assets...................          --           --              36,688
                              -----------  -----------        -----------
  Total operating expenses..      104,487      140,001            216,726
                              -----------  -----------        -----------
Loss from operations........       (3,249)     (17,692)           (29,719)
                              -----------  -----------        -----------
Other income (expense):
  Interest income...........          182           21                 55
  Interest expense..........       (2,613)      (2,719)            (7,336)
                              -----------  -----------        -----------
                                   (2,431)      (2,698)            (7,281)
                              -----------  -----------        -----------
Loss before provision for
 income taxes...............       (5,680)     (20,390)           (37,000)
Benefit from (provision for)
 income taxes...............          114        1,439               (567)
                              -----------  -----------        -----------
Net loss....................  $    (5,566) $   (18,951)       $   (37,567)
                              ===========  ===========        ===========
Net loss per share (Note 2)
  Basic and diluted.........                                  $     (0.74)
                                                              ===========
Weighted average common
 shares outstanding (Note 2)
  Basic and diluted.........                                   50,703,479
                                                              ===========



   The accompanying notes are an integral part of these financial statements.

                                  DIGITAS

                  STATEMENT OF SHAREHOLDERS' EQUITY (DEFICIT)
                             (dollars in thousands)

                                                                   Notes
                                   Common stock     Additional   receivable   Interest on  Retained     Treasury stock
                                 ------------------  paid-in        from     shareholders' earnings   -------------------
                                   Shares    Amount  capital    shareholders     notes     (deficit)   Shares     Amount
                                 ----------  ------ ----------  ------------ ------------- ---------  ---------  --------
Predecessor
 (combined)

Balance at December 31, 1996..   51,535,166  $   2  $   5,498     $ (3,304)     $ (205)    $  (3,089) 6,993,261  $ (3,527)
Issuance of
 common stock....                     8,040
Reversal of prior
 year treasury
 stock
 redemption,
 net.............                 1,339,356                                                            (669,678)    1,247
Treasury stock
 redemption......                (1,010,308)                           176                              505,154      (902)
Cancellation of
 note receivable
 in connection
 with exchange
 agreement.......                (2,554,312)           (2,063)       2,063                            1,277,156
Interest income
 on shareholders'
 notes...........                                                                 (161)
Net loss.........                                                                             (5,566)
                                 ----------  -----  ---------     --------      ------     ---------  ---------  --------
Balance at December 31, 1997..   49,317,942      2      3,435       (1,065)       (366)       (8,655) 8,105,893    (3,182)
Offset of note
 receivable from
 shareholder
 against note
 payable from
 another
 shareholder.....                                                    1,065         272
Distribution to
 shareholders....                                                                               (315)
Net loss.........                                                                            (18,951)
                                 ----------  -----  ---------     --------      ------     ---------  ---------  --------
Balance at December 31, 1998..   49,317,942  $   2  $   3,435     $    --       $  (94)    $ (27,921) 8,105,893  $ (3,182)
                                 ==========  =====  =========     ========      ======     =========  =========  ========
                                     Total
                                 shareholders'
                                    equity
                                   (deficit)
                                 -------------
Predecessor
 (combined)

Balance at December 31, 1996..     $  (4,625)
Issuance of
 common stock....
Reversal of prior
 year treasury
 stock
 redemption,
 net.............                      1,247
Treasury stock
 redemption......                       (726)
Cancellation of
 note receivable
 in connection
 with exchange
 agreement.......                        --
Interest income
 on shareholders'
 notes...........                       (161)
Net loss.........                     (5,566)
                                 -------------
Balance at December 31, 1997..        (9,831)
Offset of note
 receivable from
 shareholder
 against note
 payable from
 another
 shareholder.....                      1,337
Distribution to
 shareholders....                       (315)
Net loss.........                    (18,951)
                                 -------------
Balance at December 31, 1998..     $ (27,760)
                                 =============

Company
Company

Balance at
 January 1,
 1999............                       --     --         --           --          --            --         --        --
Issuance of
 common stock in
 connection with
 Recapitalization..              50,086,487           152,148
Repurchase of
 stock options
 and warrants....                                      (2,566)
Exercise of stock
 options ........                   118,448               151
Distribution to
 shareholders ...                                                                             (2,461)
Stock-based
 compensation ...                                       8,875
Issuance of
 common stock ...                   498,544             1,256
Net loss.........                                                                            (37,567)
                                 ----------  -----  ---------     --------      ------     ---------  ---------  --------
Balance at December 31, 1999 ..  50,703,479  $ --   $ 159,864     $    --       $  --      $ (40,028)       --   $    --
                                 ==========  =====  =========     ========      ======     =========  =========  ========
Balance at
 January 1,
 1999............                        --
Issuance of
 common stock in
 connection with
 Recapitalization..                  152,148
Repurchase of
 stock options
 and warrants....                     (2,566)
Exercise of stock
 options ........                        151
Distribution to
 shareholders ...                     (2,461)
Stock-based
 compensation ...                      8,875
Issuance of
 common stock ...                      1,256
Net loss.........                    (37,567)
                                 -------------
Balance at December 31, 1999 ..    $ 119,836
                                 =============


   The accompanying notes are an integral part of these financial statements.

                                  DIGITAS

                            STATEMENT OF CASH FLOWS
                                 (in thousands)

                                                  Predecessor
                                                   (combined)        Company
                                                  -----------        -------
                                                   Year ended       Year ended
                                                  December 31,     December 31,
                                                  ------------     ------------
                                                 1997      1998        1999
                                                 ----      ----        ----
Cash flows from operating activities:
 Net loss...................................... $(5,566) $(18,951)   $(37,567)
 Adjustments to reconcile net loss to net cash
  provided by (used in) operating activities:
 Depreciation and amortization.................   3,360     4,645      43,865
 Loss on disposal of fixed assets..............     137        67          74
 Stock-based compensation......................     --     22,762       8,875
 Provision for doubtful accounts...............     310       216       1,137
 Deferred income taxes.........................    (124)   (1,628)        --
 Changes in operating assets and liabilities:
  Accounts receivable..........................  (4,051)   (7,786)    (17,651)
  Accounts receivable, unbilled................  (4,992)   (1,257)    (10,371)
  Other current assets.........................  (1,105)      133        (494)
  Other assets.................................     (12)   (1,836)       (282)
  Accounts payable.............................   7,451    (3,461)      5,503
  Billings in excess of costs and estimated
   earnings on uncompleted contracts...........   1,582     3,441       7,244
  Accrued expenses.............................     831     3,681       9,519
  Accrued compensation.........................   3,715     8,138       4,563
  Other liabilities............................     --         48         --
                                                -------  --------    --------
   Net cash provided by (used in) operating
    activities.................................   1,536     8,212      14,415
                                                -------  --------    --------
Cash flows from investing activities:
 Purchase of fixed assets......................  (7,944)   (6,329)     (8,525)
 Business acquired net of cash.................     --        --      (65,200)
                                                -------  --------    --------
   Net cash used in investing activities.......  (7,944)   (6,329)    (73,725)
                                                -------  --------    --------
Cash flows from financing activities:
 Principal payments under capital lease
  obligations..................................    (299)     (611)       (306)
 Proceeds from sale leaseback transaction......   1,807       --          --
 Net proceeds from line of credit, bank........   4,055     2,345         --
 Proceeds from note payable, bank, net of debt
  issuance costs...............................   5,000     5,000      70,558
 Proceeds from (payment of) note payable,
  tenant allowances............................     105      (155)       (158)
 Proceeds from notes payable, shareholders.....   3,251     3,000         --
 Payment of notes payable, bank................  (1,250)   (8,750)     (4,893)
 Payment of notes payable, shareholders........  (4,532)   (4,228)        --
 Interest receivable on shareholders' notes....    (162)      --          --
 Distributions to shareholders.................     --       (315)     (2,461)
 Repurchase of stock options and warrants......     --        --       (4,433)
 Proceeds from issuance of common stock........     --        --        1,407
                                                -------  --------    --------
   Net cash provided by (used in) financing
    activities.................................   7,975    (3,714)     59,714
                                                -------  --------    --------
Net increase (decrease) in cash and cash
 equivalents...................................   1,567    (1,831)        404
Cash and cash equivalents, beginning of
 period........................................     301     1,868          37
                                                -------  --------    --------
Cash and cash equivalents, end of period....... $ 1,868  $     37    $    441
                                                =======  ========    ========
Supplemental disclosure of cash flow
 information:
 Cash paid for taxes........................... $    21  $    230    $  1,011
 Cash paid for interest........................   1,692     2,034       6,781
Supplemental disclosures of noncash investing
 and financing activities:
 Equipment acquired under capital lease........     --   $    594    $    606
 Assignment of notes receivable................     --      1,065         --
 Interest accrued on notes receivable
  assignment................................... $ 2,241       272         --
 Cancellation of note payable to shareholder...   2,187       --          --
 Issuance of notes payable to shareholders.....   1,666       --          --

   The accompanying notes are an integral part of these financial statements.

                                 DIGITAS

                         NOTES TO FINANCIAL STATEMENTS

1. Basis of Presentation and Description of Business

 Basis of Presentation

   Bronner Slosberg Humphrey Inc. was incorporated in Massachusetts in 1980 as a Subchapter S corporation. Strategic Interactive Group, Inc. was incorporated in Massachusetts in 1995 as a Subchapter S corporation. Through December 31, 1998, certain shareholders of Bronner Slosberg Humphrey Inc. ("BSH") owned a majority of the outstanding shares of Strategic Interactive Group, Inc. ("SIG"). Accordingly, financial statements of the two entities are combined for 1998 and prior years and are referred to herein as the "Predecessor".

   On November 5, 1998, BSH and SIG completed transactions in which each company was reorganized into a Massachusetts business trusts (each a "Trust") with a wholly-owned limited liability company ("LLC"). After formation of the Trusts and LLCs, the two companies were merged with and into Bronner Slosberg Humphrey, LLC and Strategic Interactive Group, LLC, respectively, with each shareholder of the original S corporations receiving as consideration an equivalent number of beneficial common shares in the Trusts as the shareholders held in the S corporations prior to the mergers. The reorganization of the companies into Trusts and subsidiary LLCs has been accounted for at historical cost as a combination of entities under common control.

   Effective January 1, 1999, the Predecessor completed a transaction with a private equity investor and the existing shareholders (the "Recapitalization"). Under the terms of the Recapitalization, the private equity investor acquired a certain number of shares directly from the existing shareholders for $102.0 million. In addition the Company borrowed $70.6 million from a bank. Of the borrowings; $32.7 million was used to repurchase stock, stock options and stock rights; $27.4 million was used to repay outstanding debt, accrued interest and other existing obligations of the Company at the date of the Recapitalization; $5.1 million was used to pay acquisition costs; and $5.4 million was used for general working capital purposes. On the date following the close of the Recapitalization, SIG effectively merged into Bronner Slosberg Humphrey Co. Bronner Slosberg Humphrey Co. serves as the ultimate parent of Digitas, LLC, the Delaware limited liability company through which the business is operated. Substantially all of the stock options and stock appreciation rights of the Predecessor were replaced with stock options in Bronner Slosberg Humphrey Co. with equivalent in-the-money value which existed at the date of Recapitalization. The Recapitalization was accounted for as a purchase as described in Note 3. On December 22, 1999, Digitas Inc., a Delaware corporation was formed to ultimately hold the ownership interests of Bronner Slosberg Humphrey Co. and Digitas, LLC after completing a reorganization to become the sole shareholder of the Trust. The "Company" refers to Digitas, LLC prior to this reorganization and Digitas, thereafter. A United Kingdom subsidiary was formed in late 1998 and is included in the financial statements of the Predecessor and the Company subsequent to that date.

   The financial statements of the Company and the Predecessor are not comparable in certain respects due to the application of purchase accounting as of the date of the recapitalization. The Predecessor's combined financial statements represent the historical basis of financial position, results of operations and cash flows for the periods presented. The financial information of the Predecessor presented herein does not necessarily reflect what the financial position and results of operations of the Company would have been had it been recapitalized for all the periods and may not be indicative of future operations or financial position.

   The Predecessor and the Company have experienced substantial net losses for the three years ended December 31, 1999. These losses have been attributable to charges related to stock-based compensation and the amortization of intangible assets.

   The Company expects to continue to increase its operating expenses and capital spending in order to facilitate its anticipated growth. As a result of seasonal working capital requirements, the Company's plan

                                 DIGITAS
indicates that additional working capital financing would be required to support its planned investments. In the event that an initial public offering is not completed on a timely basis, the Company would seek to extend its existing loan facilities by $10 million.

 Operations

   The Company is an Internet professional services firm that provides integrated, Internet-based strategic, technological and marketing solutions to Fortune 100 and other industry leading companies that have utilized the Internet as a principal means of business transformation. The Company develops large-scale, long-term, strategic relationships with a select group of clients.

2. Summary of Significant Accounting Policies

 Cash and Cash Equivalents

   Cash and cash equivalents include all highly liquid debt instruments purchased with an original maturity of three months or less. Cash equivalents are stated at cost plus accrued interest which approximates market.

 Fixed Assets

   Fixed assets are recorded at cost. Expenditures for renewals and improvements are capitalized, and repairs and maintenance are charged to operations as incurred. Equipment held under capital leases is stated at the present value of minimum lease payments at the inception of the lease and amortized using the straight-line method over the lease term. Leasehold improvements are recorded net of construction allowances provided by the landlord. Depreciation is recorded on the straight-line basis over the estimated useful life of the related assets, which are as follows:

      Furniture and fixtures................ 7 years
      Computer equipment and software....... 3-5 years
      Capital leases........................ Lesser of lease term or useful life
      Leasehold improvements................ Lesser of lease term or useful life

 Intangible Assets

   Intangible assets consist of assembled workforce, favorable lease and excess cost over fair value of net assets acquired ("goodwill") and are stated at cost less accumulated amortization. Assembled workforce is the estimated cost to replace the entire workforce in place at the purchase date, including replacement costs consisting of costs to recruit, relocate and train a new workforce. Favorable lease is the difference between the fair market value of a new lease signed on the purchase date and the actual lease in existence.
Intangible assets are amortized on a straight-line basis over their estimated future lives, which are as follows:

      Assembled workforce................... 2 years
      Favorable lease....................... 6 years
      Goodwill.............................. 7 years

 Capitalized Financing Fees

   Capitalized financing fees are amortized over the term of the underlying debt utilizing the effective interest rate method, and the amortization is included in interest expense.

                                 DIGITAS

 Internal Use Software

   American Institute of Certified Public Accountants ("AICPA") Statement of Position 98-1, "Accounting for the Costs of Computer Software Developed or Obtained for Internal Use," was adopted, effective January 1, 1999. The company capitalizes external costs related to software and implementation services in connection with its internal use software systems.

 Impairment of Long-Lived Assets

   The Company records impairment losses on long-lived assets used in operations when indicators of impairment are present and the undiscounted cash flows estimated to be generated by those assets are less than the assets' carrying amount.

 Fair Value of Financial Instruments

   The fair value of cash and cash equivalents, accounts receivable, short-term debt and accounts payable approximate their carrying value due to the immediate or short-term maturity of these financial instruments. The fair value of long-term debt is based on the current rates offered to the company for debt instruments of similar risks and maturities and approximates its carrying value.

 Revenue Recognition

   Revenue pursuant to fixed-price contracts is recognized as services are rendered on the percentage-of-completion method of accounting (based on the ratio of costs incurred to total estimated costs). Revenue pursuant to time and materials contracts are recognized as services are provided. Certain contracts contain provisions for performance incentives. Such contingent revenue is recognized in the period in which the contingency is resolved. Unbilled accounts receivable on contracts is comprised of costs incurred plus estimated earnings from revenue earned in advance of billings under the contract. Advance payments are recorded as billings in excess of cost and earnings on uncompleted contracts until the services are provided. Included in accounts receivable and unbilled accounts receivable are reimbursable costs which have been incurred on behalf of the Company's clients. In accordance with the client agreements, there is no markup on reimbursable costs and the client's approval is required prior to the Company incurring them. Revenue does not include reimburseable costs.

   Provisions for estimated losses on uncompleted contracts are made on a contract-by-contract basis and are recognized in the period in which losses are determined.

 Professional Services Costs

   Professional services costs consist primarily of compensation and benefits of the Company's employees engaged in the delivery of professional services plus other nonreimbursable service costs.

 Research and Development Costs

   Research and development costs are charged to operations as incurred. To date, substantially all research and development activities have been pursuant to customer contracts and have been expensed as professional services costs.


 Net Income Per Share

   Basic and diluted earnings per share are computed in accordance with Statement of Financial Accounting Standards No. 128 ("SFAS No. 128") "Earnings per Share". SFAS No. 128 requires both basic earnings per share, which is based on the weighted average number of common shares outstanding, and diluted earnings per

                                 DIGITAS
share, which is based on the weighted average number of common shares outstanding and all dilutive potential common equivalent shares outstanding. The dilutive effect of options is determined under the treasury stock method using the average market price for the period. Common equivalent shares are included in the per share calculations where the effect of their inclusion would be dilutive.

   Before the Recapitalization, the two predecessor companies were S corporations and thus were not subject to federal income taxation. In addition, because the two companies had different numbers of common shares outstanding that bear no relationship to the current number of common shares outstanding, net income (loss) per share has not been presented for periods before 1999.

   The following table reconciles the weighted average common shares outstanding to the shares used in computation of diluted weighted average common shares outstanding at December 31, 1999:

Weighted average common shares outstanding.......................... 50,703,479
Dilutive effect of options and using the treasury stock method......         --
                                                                     ----------
Diluted weighted average common shares outstanding.................. 50,703,479

   As of December 31, 1999, 29,208,972 options and warrants were outstanding, but not included in the above calculation as their effect would have been antidilutive as the Company was in a loss position.

 Income Taxes

   The Predecessor was taxed under the provisions of Subchapter S of the Internal Revenue Code, whereby the corporate income is taxed to the individual shareholders based on their proportionate share of the Company's taxable income. Massachusetts taxes profits on S corporations with receipts exceeding $6,000,000.

   On November 5, 1998, the Predecessor reorganized resulting in its conversion into a Massachusetts business trust, a reorganization which affects the Massachusetts tax treatment of the Predecessor and the Company and its shareholders that are residents of Massachusetts. The Predecessor and the Company recorded a provision for Massachusetts taxes that reflects its change in status during 1998.

   Effective January 1, 1999, the Predecessor terminated its S corporation election and is subject to corporate-level federal and certain additional state income taxes.

   The Company accounts for income taxes using the asset and liability method in accordance with SFAS No. 109, "Accounting for Income Taxes". Under SFAS No. 109, deferred tax assets and liabilities are recognized for future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective income tax bases for operating profit and tax liability carryforward. Deferred tax assets and liabilities are measured using enacted tax rates for the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets or liabilities of a change in tax rates is recognized in the period in which the tax change occurs.

 Stock-based Compensation

   Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" (APB 25), and related interpretations are applied in accounting for its employee stock option plans. The disclosure option of FASB No. 123, "Accounting for Stock-Based Compensation", which includes information with respect to stock-based compensation determined under the "fair value" method has been utilized in the accompanying financial statements.

                                 DIGITAS

 Foreign Currency Translation

   The functional currency of the Company's foreign subsidiary is the U.S. dollar. Monetary assets and liabilities of the subsidiary are translated into U.S. dollars at the exchange rate in effect at period-end and nonmonetary assets and liabilities are remeasured at historic exchange rates. Income and expenses are remeasured at the average exchange rate for the period. Translation gains and losses are reflected in SG&A in the statement of operations. Translation losses were approximately $158,000 for the year ended December 31, 1999.

 Management's Use of Estimates

   The preparation of the financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the period. Actual results could differ from those estimates.

 Comprehensive Income

   Effective January 1, 1998, SFAS No. 130, "Reporting Comprehensive Income", was adopted. This statement requires that all components of comprehensive income be reported in the financial statements in the period in which they are recognized. For each year reported, comprehensive income (loss) under SFAS No. 130 was equivalent to the Company's net income (loss) reported in the accompanying statement of operations.

 Recently Issued Accounting Pronouncements

   In June 1998, the Financial Accounting Standards Board issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities". SFAS No. 133 requires that all derivative instruments be recorded on the balance sheet at their fair value. Changes in the fair value of derivatives are recorded each period in current earnings or other comprehensive income, depending on whether a derivative is designated as part of a hedge transaction and, if it is, the type of hedge transaction. The Company will adopt SFAS No. 133 as required by SFAS No. 137, "Deferral of the Effective Date of the FASB Statement No. 133", in fiscal year 2001. The Company has not yet determined the impact that the adoption of SFAS No. 133 will have on its financial position or results of operations.

3. Recapitalization

   The Recapitalization described in Note 1 has been accounted for under the purchase method. Accordingly, the purchase price has been allocated to tangible and intangible assets acquired and liabilities assumed based on their respective fair values on the acquisition date based on an independent appraisal.

   Consideration and acquisition costs:

      Cash paid for stock, options and stock rights................... $134,739
      Fair value of stock and options exchanged ......................   51,742
      Acquisition costs...............................................    5,104
                                                                       --------
                                                                       $191,585
                                                                       ========

   Allocation of purchase price:

      Goodwill........................................................ $171,726
      Workforce-in-place..............................................   22,900
      Favorable lease.................................................    4,234
      Net liabilities acquired........................................   (7,275)
                                                                       --------
                                                                       $191,585
                                                                       ========

                                 DIGITAS

     The following unaudited pro forma results of operations reflects the combined results of operations of the Predecessor for the year ended December 31, 1998 as if the purchase had occurred on the first day of the period presented. The unaudited pro forma information is not necessarily indicative of the combined results that would have occurred had the purchase taken place on the first day of the period presented, nor is it necessarily indicative of results that may occur in the future.

                                                                     Year ended
                                                                    December 31,
                                                                    ------------
                                                                        1998
                                                                    ------------
      Revenue......................................................   $122,309
      Net loss.....................................................    (44,845)

4. Fixed Assets

   Fixed assets consist of the following:

                                                                                                      Predecessor
                                                                                                       (combined)    Company
                                                                                                      ------------ ------------
                                                                                                      December 31, December 31,
                                                                                                      ------------ ------------
                                                                                                          1998         1999
                                                                                                      ------------ ------------
Furniture and fixtures...............................................................................   $ 7,401      $ 10,416
Computer equipment and software......................................................................    16,499        22,025
Leasehold improvements...............................................................................     4,285         5,696
Capital leases.......................................................................................     3,236         1,449
                                                                                                        -------      --------
                                                                                                         31,421        39,586
                                                                                                        -------      --------
Less accumulated depreciation........................................................................   (13,446)      (19,349)
                                                                                                        -------      --------
                                                                                                        $17,975      $ 20,237

   Depreciation expense for the years ended December 31, 1997, 1998 and 1999 was approximately $3,360,000, $4,645,000, and $6,795,000, respectively.

5. Intangible Assets

   Intangible assets consist of the following:

                                                                      Company
                                                                    ------------
                                                                    December 31,
                                                                        1999
                                                                    ------------
      Assembled workforce..........................................   $ 22,900
      Favorable lease..............................................      4,234
      Goodwill.....................................................    171,726
                                                                      --------
                                                                       198,860
      Less accumulated amortization................................    (36,688)
                                                                      --------
                                                                      $162,172
                                                                      ========

   There were no intangible assets as of December 31, 1997 and 1998.

                                 DIGITAS

6. Debt

Debt consists of the following:

                                                       Predecessor
                                                        (combined)    Company
                                                       ------------ ------------
                                                       December 31, December 31,
                                                       ------------ ------------
                                                           1998         1999
                                                       ------------ ------------
Line of credit........................................   $ 7,000      $   --
Notes payable, term loan..............................       --        68,505
Notes payable, tenant allowance.......................     1,604        1,447
Notes payable, shareholders...........................    12,003          --
                                                         -------      -------
                                                          20,607       69,952
Less: current portion.................................   (19,175)      (7,530)
                                                         -------      -------
  Total long-term debt................................   $ 1,432      $62,422
                                                         =======      =======

 Credit Agreements

   During 1998, the Predecessor entered into various amendments to the Credit Agreement which increased the line of credit to $15,000,000 and extended the expiration date from May 31, 1998 to November 30, 1998. A new term loan of $5,000,000 ("Bridge Loan") was entered into on March 13, 1998 and expired on September 30, 1998. Principal and interest on the term and bridge loans were payable at LIBOR plus .25% to .75% or the prime rate plus 0% to .25% based on quarterly leverage ratios.

   On November 25, 1998, the Predecessor entered into a Credit Agreement (the "New Agreement") which replaced the existing Credit Agreement and all other previous lending agreements. The New Agreement included a revolving line of credit and a $10,000,000 standby letter of credit facility. Under the line of credit terms, the maximum line was equal to $35,000,000 less outstanding standby letters of credit and expired on October 31, 2001. At December 31, 1998, $7,000,000 was outstanding under the line of credit and approximately $6,194,000 was outstanding under standby letters of credit. The interest rate on the line of credit was either the bank's prime rate or the LIBOR rate, at the Predecessor's discretion, plus the applicable margin of 0% to .25% on prime loans and .5% to 1.5% on LIBOR loans based on certain ratios as set by the bank. The rate at December 31, 1998 was 7.75%. The standby letter of credit facility expired on October 31, 2001, subject to renewal, which was at the discretion of the bank, and had an annual commitment fee that ranged from
 .20% to .25%. The New Agreement was collateralized by the combined assets of Predecessor company and contained certain restrictive covenants. The covenants limited shareholder distributions and payments on subordinated debt to certain maintainable ratios for cash and also included minimum leverage and debt service ratios. As part of the New Agreement, the Bridge Loan and the Credit Agreement were paid in full.

   On December 31, 1999, the Company's long term credit agreement consisted of the following:

  . $68,505,000 outstanding under a $73,399,000 term loan due December 31,
    2004

  . a $25,000,000 revolving credit facility expiring on December 31, 2004 of which up to $15,000,000 may be used to support standby letters of credit.

   Amounts borrowed under the term loan and the revolving credit facility bear interest, at the Company's option, at either: i) the Base Rate (as defined in the credit agreement) plus a margin of 0.5% to 2.0%, or ii) LIBOR plus a margin of 1.5% to 3.0%. At December 31, 1999, the applicable borrowing rate for the term loan was 8.5% and the borrowing rate for the revolving credit was 9.8%. Additionally, the Company is required to

                                 DIGITAS
pay a commitment fee of 0.5% of the average daily unused amount of the revolving credit. At December 31, 1999, the Company had no cash borrowings under the revolving credit and $10,289,000 outstanding standby letters of credit, leaving $14,711,000 available for future borrowings.

   The Company is required to maintain, for at least 2 years after the Closing Date, an interest rate protection vehicle which would establish a maximum interest rate of not more than 10% per annum and would have a notional principal amount of not less than 50% of the total term debt of $73,399,000.

   The term loan is repayable as follows (in thousands):

      2000.............................................................. $ 7,341
      2001..............................................................  10,276
      2002..............................................................  13,213
      2003..............................................................  16,143
      2004..............................................................  21,532
                                                                         -------
                                                                         $68,505
                                                                         =======

   The above table does not include future payments on the notes payable, tenant allowances that are included in long-term debt in the accompanying balance sheet and discussed below.

   The credit facilities contain certain change of control provisions and impose certain restrictive covenants upon the Company related to the incurrence of indebtedness, contingent obligations, transactions with affiliates, business combinations, investments, asset sales and payments of dividends. Certain financial covenants, including interest coverage and leverage ratios, maximum capital expenditures and minimum EBITDA levels (effective through Q1 of 2001) are also imposed on the Company. Additionally, the Company is required to reduce the outstanding aggregate principal balance of the revolving credit facility such that the balance does not exceed $8,000,000 for 30 consecutive days during each consecutive 12 month period. As of December 31, 1999, the Company was in compliance with the credit facility.

 Notes Payable, Tenant Allowances

   Since 1995, the Predecessor has received tenant allowances, which are required to be reimbursed to the landlord through 2005. Interest expense recognized in relation to these notes amounted to $179,000, $169,000, and $153,000 for the years ended December 31, 1997, 1998 and 1999, respectively.

 Notes Payable, Shareholders

   Notes payable, shareholders, include demand notes of approximately $10,656,000 at December 31, 1998. These notes accrued interest monthly at a range of 8% to 8.25% per annum. Notes payable, shareholders, also include notes payable to certain shareholders, for the repurchase of stock that are payable in quarterly installments. All notes payable, shareholders were paid in connection with the recapitalization described in Note 3.

   For the years ended December 31, 1997 and 1998, interest expense on notes payable, shareholders was approximately $1,216,000 and $1,114,000, respectively. Accrued interest related to these notes was approximately $1,786,000 and $2,471,000 at December 31, 1997 and 1998, respectively.

                                 DIGITAS

7. Shareholder's Equity

 Common Stock

   Under the Declaration of Trust of each of Bronner Slosberg Humphrey Co. and Strategic Interactive Group Co., an unlimited amount of common shares were authorized for no par value. All holders of common shares are entitled to one vote per share and all dividends on common shares shall be distributed pro rata, when and if declared by the board of directors.

 Stock Split

   On April 1, 1997, the Board of Directors approved a 6,911.02-for-1 stock split of BSH common stock and amended the articles of incorporation to increase the number of authorized shares from 12,500 to 1,000,000 shares of common stock.

   On December 2, 1999, the Board of Directors approved a 30-for-1 stock split of the Company's common stock. Share amounts have been restated to reflect the split.

   On February 10, 2000, the Board of Directors approved a 2-for-1 stock split of the Company's common stock. All share and per share amounts have been restated to reflect the split.

 Shareholder Transactions

   In 1996, BSH entered into a Stock Redemption Agreement (the "1996 Agreement"). Under the terms of the 1996 Agreement, a shareholder sold back to BSH 3,619,992 shares of common stock that were purchased in 1991. In consideration for the stock redemption, BSH forgave a note receivable of $1,065,000 and issued a note payable to the shareholder in the amount of $2,187,000. In 1997, BSH restated the 1996 Agreement and canceled the related note payable. Under the restated agreement, BSH reissued 1,339,356 shares of common stock and a related note payable for $940,000 which accrues interest at 8.25% payable in quarterly installments.

   During 1996, under various stock purchase and stock option agreements, three officers of BSH purchased shares of common stock. As part of this transaction, BSH issued notes receivable from shareholders of $2,239,000 due on March 31, 2009, which accrued interest at the prime rate. During 1997, notes receivable in the amount of $2,063,000 with two former shareholders were canceled in connection with an exchange agreement whereby the shareholders gave up their shares of stock in exchange for SAR units under the SAR Plan (see Note 8).

   In 1997, BSH entered into a stock redemption agreement with a shareholder. Under this agreement, BSH repurchased 970,308 shares of BSH common stock and 40,000 shares of SIG common stock for the cancellation of the remaining note receivable balance of $176,000 issued in 1996 and the issuance of a note payable for $726,000 due by December 31, 1998, which accrued interest at 8.25%.

   On January 1, 1998, in connection with a sale of BSH shares between two shareholders, a $1,065,000 note receivable from one of the shareholders to BSH issued in 1996 was assumed by another shareholder. All previously owed amounts from BSH to the selling shareholder for previous loans made by the selling shareholder to BSH and an obligation to pay a 1995 year-end compensation payment were discharged due to BSH's issuance of a note payable to the selling shareholder in the amount of $1,764,000.

   On December 29, 1998, BSH declared and paid a cash dividend of $.00643095 per share on its outstanding common shares for a total distribution to shareholders of $315,000.

                                 DIGITAS

8. Stock-based Compensation

 Stock Appreciation Rights

   The Predecessor established a 1997 Stock Appreciation Right Plan (the "BSH SAR Plan") which became effective on April 1, 1997 and a 1997 Stock Appreciation Right Plan (the "SIG Plan" and, with the BSH Plan, the "SAR Plans") which became effective August 1, 1997. Under the SAR Plans, certain key employees are granted stock appreciation right units (each a "BSH SAR" or a "SIG SAR" and collectively the "SARs") which vest in accordance with a vesting schedule indicated on each SAR agreement. Participants are eligible for an annual distribution for each SAR unit vested at the end of each year based on the Predecessor's operating income after charges and reserves have been deducted as determined by the Board. Additionally, the entities are obligated to pay each participant the appreciation on the SARs upon the occurrence of a triggering event, as defined in the SAR Plans. Account appreciation, as defined by the SAR Plans, is the difference between the fair market value of each SAR less the base value.

   BSH issued 11,970,000 and 2,040,000 SAR units in 1997 and 1998, respectively. SIG issued 10,200 SAR units in 1997 and 2,040 in 1998. Compensation expense of $3,429,000 was recorded for the year ended December 31, 1997 related to the SAR annual distribution. Effective January 1, 1999, there was a triggering event. In connection with the triggering event, 6,570,000 of the 6,765,000 BSH SARs outstanding at that time were converted on a one-for-one basis into options to purchase shares of beneficial interest in Bronner Slosberg Humphrey Co. ("Trust Options"). In addition, the remaining 195,000 BSH SARs outstanding at that time were redeemed for cash. For the SIG SARs, each of the 5,100 SIG SARs outstanding at the time of the triggering event were converted on a one-for-one basis effective January 1, 1999 into options to purchase shares of beneficial interest in Strategic Interactive Group Co. These same options were then converted effective January 1, 2000 on an approximately 29-for-1 basis into 148,060.80 Trust Options. In 1998, the Predecessor did not award a SAR annual distribution due to the triggering event, but issued bonuses in lieu of the SAR annual distribution in the amounts of $3,058,000 for the year ended December 31, 1998. Predecessor recorded compensation expense of $20,130,000 for SAR appreciation for the year ended December 31, 1998.

 Stock Option Plans

   BSH established an informal Employee Stock Option Plan (the "Stock Option Plan") in 1989. Under the Stock Option Plan, grants could be made to selected officers and employees at fair market value on date of grant. Options became exercisable as to 25% of the grants, on an initial date as defined in the employee stock option agreements, and up to an additional 25% each year thereafter. The BSH Stock Option Plan was terminated in connection with the recapitalization in January 1999.

   The following table summarizes stock option activity under the Stock Option
Plan:

                           December 31, 1997    December 31, 1998   December 31, 1999
                          -------------------- -------------------- -------------------
                                     Weighted-            Weighted-           Weighted-
                                      average              average             average
                                     exercise             exercise            exercise
                           Shares      price    Shares      price    Shares     price
                          ---------  --------- ---------  --------- --------  ---------
Outstanding at beginning
 of period .............  2,073,302   $0.085   1,658,644    $0.09    829,322    $0.09
Options granted.........        --       --          --       --         --       --
Options rolled into 1998
 Plan...................        --       --          --       --    (829,322)    0.09
Options exercised ......        --       --          --       --         --       --
Options canceled........   (414,658)    0.07    (829,322)    0.09        --       --
                          ---------   ------   ---------    -----   --------    -----
Outstanding at end of
 period ................  1,658,644   $ 0.09     829,322    $0.09        --       --

   SIG established an Employee Stock Option Plan (the "1995 Plan") in 1995. Under the 1995 Plan, grants could be made to selected officers. The 1995 Plan authorizes the granting of stock options for up to an aggregate

                                 DIGITAS
of 240,000 shares of common stock and expires 10 years from the date of the grant. Options became exercisable as to 33% of the grant on April 1, 1996 and an additional 33% each year thereafter.

   The following table summarizes stock option activity under the 1995 Plan:

                           December 31, 1997     December 31, 1998   December 31, 1999
                          --------------------- ------------------- ---------------------
                                      Weighted-           Weighted-             Weighted-
                                       average             average               average
                                      exercise            exercise              exercise
                            Shares      price    Shares     price     Shares      price
                          ----------  --------- --------- --------- ----------  ---------
Outstanding at beginning
 of period .............   3,519,516   $0.0017  3,058,568   $1.65    3,058,568    $1.65
Options granted ........   3,058,568      1.65        --      --           --       --
Options rolled into 1998
 Plan...................         --        --         --      --    (3,030,524)    1.65
Options exercised ......    (235,572)   0.0017        --      --           --       --
Options canceled .......  (3,283,944)   0.0017        --      --      (28,044)     1.65
                          ----------   -------  ---------   -----   ----------    -----
Outstanding at end of
 period ................   3,058,568   $  1.65  3,058,568   $1.65          --       --
Weighted-average grant
date fair value of
options granted during
the year at fair market
value...................               $ 35.44                --                    --

   In 1997, SIG terminated the 1995 Plan. In exchange for all unexercised outstanding options, all option holders entered into an exchange agreement, whereby they received exchange compensation, deferred compensation and 3,058,568 stock options. The 3,058,568 stock options were exercisable upon SIG's engagement of underwriters in connection with a proposed public offering provided the offering were to occur before May 15, 2000 or upon consummation of a change in control provided the change in control would be effective before May 15, 2000. In 1998, it became probable that a change in control would be effective with the January 1, 1999 Recapitalization therefore the Predecessor recorded compensation expense of $2,632,000 based on the difference between the fair market value and the exercise price of the outstanding options.

   In contemplation of the Recapitalization in 1999, the board of directors of BSH adopted the 1998 option plan (the "1998 Plan"). The 1998 Plan authorized the grant of (i) 17,126,644.8 rollover options in exchange for the cancellation of stock appreciation rights and stock options held by the SAR and option holders prior to the recapitalization and (ii) an additional 11,744,700 options that are not rollover options. In September 1999, the board of directors amended the plan to decrease the number of non-rollover options that could be granted under the plan to 10,152,000 shares.

   All options granted under the 1998 Plan were non-qualified stock options. Grants under the plan may be made to employees and non-employee directors, consultants and independent contractors.

   A committee of the board of directors administers the plan which includes determining the participants in the plan and the number of shares of common stock to be covered by each option, amending the terms of any option, subject to certain limitations, and interpreting the terms of the plan.

   Each rollover option is immediately exercisable as of the date of grant and has an exercise price equal to the base value of the stock appreciation rights or the exercise price of the stock options, as applicable, from which the options were converted. All other options granted under the plan are generally subject to a five-year vesting schedule pursuant to which the options vest in equal annual installments on the third, fourth and fifth anniversaries of the grant date. In addition, all options other than rollover options must have a per share exercise price equal to or greater than the fair market value of a share of the Company's common stock as of the grant date, as determined by the board of directors or a committee of such board. All options granted under the plan terminate on the tenth anniversary of the grant date. Vested options may be exercised for specified periods after the termination of the optionee's employment or other service relationship with us or our affiliates.

                                 DIGITAS

   In September 1999, the board of directors adopted the 1999 option plan (the "1999 Plan") which allows for the grant of up to 13,592,700 shares of common stock.

   Grants under the plan may be made to employees and non-employee directors, consultants and independent contractors who contribute to the management, growth and profitability of the Company's business or its affiliates.

   A committee of the board of directors administers the plan which includes determining the participants in the plan and the number of shares of common stock to be covered by each option, amending the terms of any option, subject to certain limitations, and interpreting the terms of the plan.

   Non-qualified stock options granted under the plan may be granted at prices which are less than the fair market value of the underlying shares on the date granted. Under the plan, incentive stock options and non-qualified stock options are generally subject to a four-year vesting schedule pursuant to which the options vest 25% on the first anniversary of the grant date and an additional 6.25% on each consecutive three-month period thereafter. The options generally terminate on the tenth anniversary of the grant date. In addition, vested options may be exercised for specified periods after the termination of the optionee's employment or other service relationship with the Company or its affiliates.

   In December 1999, the Board of Directors authorized the Company to purchase 300,000 options to purchase shares of the Company's common stock held by an employee. The purchase price for the options was $8.75 per share, less the exercise price of $1.01 per share, an aggregate of $2.3 million. These options were issued in connection with the Recapitalization and approximately $500,000 of the $2.3 million is included in the purchase price of the Company. Accordingly, the Company has recorded a compensation charge of $1.8 million for this transaction in the accompanying statement of operations for the year ended December 31, 1999 and the balance of $500,000 has been recorded as a reduction to paid in capital, as of December 31, 1999.

   The following summarizes stock option activity under the 1998 and 1999
Plans:

                                                           Options    Weighted
                                                          available   average
                                                          for grant   exercise
                                                            shares     price
                                                          ----------  --------
   Options exchanged in connection with recapitalization
    ..................................................... 22,946,644   $1.55
   Options granted.......................................  8,780,000    5.25
   Options exercised.....................................   (118,448)   1.27
   Options canceled...................................... (3,299,224)   1.86
                                                          ----------   -----
   Outstanding at December 31, 1999...................... 28,308,972   $2.66
   Weighted average fair value of options granted during
    the year at fair market value .......................              $6.52

                     Options Outstanding               Options Exercisable
                  --------------------------          ---------------------
                                  Weighted
                                   average               Number
                      Number      remaining  Weighted exercisable  Weighted
      Range of    outstanding at contractual average       at      average
      exercise     December 31,   life (in   exercise December 31, exercise
        price          1999        years)     price       1999      price
      --------    -------------- ----------- -------- ------------ --------
     $0.94-1.65     14,818,972       9.0      $1.18    14,818,972   $1.18
     $2.52           9,642,000       9.2       2.52       780,000    2.52
     $8.75           3,848,000       9.9       8.75           --      --
                    ----------       ---      -----    ----------   -----
     $0.94-8.75     28,308,972       9.2      $2.66    15,598,972   $1.24
                    ==========       ===      =====    ==========   =====

                                 DIGITAS

   In addition to the Recapitalization, during 1999 the Company issued 8,360,000 stock options to employees at exercise prices ranging from $2.52 to $8.75, which at the time of the grant, was below fair market value of the Company's common stock. As a result of these option grants, we have estimated cumulative compensation expense of $55.6 million which represents the aggregate difference between the option exercise price and the deemed fair market value of the common stock determined for financial reporting purposes for grants to employees. The amount will be recognized as compensation expense over the vesting period of the underlying stock options. The Company recorded compensation expense of $5.8 million during the year ended December 31, 1999, related to these options.

   Had compensation cost for the 1998 and 1999 plans (excluding exchanged shares) been determined based on the fair value at the grant dates as calculated in accordance with SFAS No. 123, the Company's net loss for the year ended December 31, 1999 would have been as follows:

                                                                    December 31,
                                                                        1999
                                                                    ------------
     Net loss:
      As reported..................................................   $(37,567)
      Pro forma....................................................   $(41,491)
     Net loss per share:
       As reported.................................................   $  (0.74)
       Pro forma...................................................   $  (0.82)

   There were no compensation costs for the years ended December 31, 1997 and 1998 related to the Stock Option Plans.

   The Company calculated the fair value of each option grant on the date of grant using the Black-Scholes option pricing model with the following weighted average assumptions used: volatility of 55% no expected dividend yield, risk free interest rates of 4.60%-6.19% and expected life of five years.

   During 1999 the Company issued 498,544 shares of common stock to certain current and former members of the Board of Directors for an aggregate purchase price of $1.3 million. The Company has recorded a compensation charge of $3.0 million which represents the aggregate difference between the stock price and the deemed fair market value of the common stock determined for financial reporting purposes.

Common Stock Warrants

   In connection with the recapitalization, the Company issued warrants to purchase 900,000 shares at an exercise price per share of $2.52. The Company issued the warrants to the buyer and the value ascribed to the warrants was included in the recapitalization which was accounted for as a purchase.

   In December 1999, the Board of Directors authorized the Company to repurchase warrants to purchase 180,000 shares of the Company's common stock with an exercise price $1.18 per share and warrants to purchase 120,000 shares of the Company's common stock with an exercise price of $2.52 per share held by a non-employee shareholder. The purchase price for the options was $8.75 per share less the respective exercise price. The aggregate consideration paid for these options was $2.1 million which has been recorded as a reduction to paid in capital as of December 31, 1999.

                                 DIGITAS

9. Income Taxes

   The components of loss before income taxes and the benefit from (provision for) income taxes are as follows:

                                                 Predecessor
                                                  (combined)        Company
                                               -----------------  ------------
                                                 December 31,     December 31,
                                               -----------------  ------------
                                                1997      1998        1999
                                               -------  --------  ------------
Loss before income taxes...................... $(5,680) $(20,390)     $(37,000)
Benefit from (provision for) income taxes
  Current
    Federal...................................     --        --            311
    State and local...........................     (10)     (189)         (567)
  Deferred
    Federal...................................     --        --         11,016
    State and local...........................     232     1,368           349
Increase (decrease) in valuation allowance....    (108)      260       (11,676)
                                               -------  --------      --------
Benefit from (provision for) income taxes..... $   114  $  1,439      $   (567)
                                               =======  ========      ========

   The reconciliation of the difference between the United States statutory rate to the effective rate is as follows:

                                                    Predecessor
                                                     (combined)       Company
                                                    -------------   ------------
                                                     December
                                                        31,         December 31,
                                                    -------------   ------------
                                                    1997    1998        1999
                                                    -----   -----   ------------
United States statutory rate.......................     0%      0%      35.0%
State taxes, net of federal benefit................   --        6       (0.5)
Goodwill and other permanent differences...........   --      --        (3.6)
Increase in valuation allowance....................     2       1      (32.5)
                                                    -----   -----      -----
Effective tax rate.................................     2%      7%      (1.6) %
                                                    =====   =====      =====

   The tax effects of temporary differences that give rise to a significant portion of the deferred income tax assets (liabilities), net, are as follows:

                                                        December
                                                           31,      December 31,
                                                       ------------ ------------
                                                       1997   1998      1999
                                                       ----  ------ ------------
Deferred tax assets:
 Amortization of intangibles.......................... $--   $  --    $  8,645
 Accrued expenses.....................................  265   1,906      1,090
 Net operating loss carryforward......................  260     --         311
 Stock-based compensation.............................  --      --       1,867
 Allowance for doubtful accounts......................   32      46        168
                                                       ----  ------   --------
 Total tax deferred assets............................  557   1,952     12,081
                                                       ----  ------   --------
Basis difference of property and equipment............  112     139        177
                                                       ----  ------   --------
 Valuation allowance.................................. (260)    --    $(11,904)
                                                       ----  ------   ========
  Total............................................... $185  $1,813        --
                                                       ====  ======   ========

                                 DIGITAS

   The Company has incurred losses for the three years ended December 31, 1999. Management believes that, based on the history of such losses and other factors, the weight of available evidence indicates that it is more likely than not that the Company will not be able to realize its deferred tax assets and thus a full valuation reserve has been recorded at December 31, 1999 for these costs.

10. Employee Profit Sharing Plan

   In 1996, an Employee Profit Sharing Plan (the "Profit Sharing Plan") was established which pays certain employees a percentage of their earnings dependent on financial results as determined by the Board of Directors. The cost of the Profit Sharing Plan was approximately $1,828,000, $2,132,000 and $2,306,000 for the years ended December 31, 1997, 1998 and 1999, respectively. The Profit Sharing Plan was terminated effective December 31, 1999, with final payments made before March 15, 2000. To replace this benefit program, the Company adopted a stock option and incentive plan (see Note 11.)

11. Employee Savings Plan

   For the years ended December 31, 1997, 1998 and 1999, the Predecessor and the Company had a noncontributory Employee Savings Plan (the "Plan"), which was administered in accordance with the provisions of Section 401(k) of the Internal Revenue Code. The Plan was a voluntary program in which employees who met certain requirements elected to reduce their annual salary by up to 18% and have this amount contributed to the Plan on their behalf. Effective December 1999, the board of directors and shareholders adopted the 2000 stock option and incentive plan (the "2000 Plan"). This new plan provides for a Company match of employee contributions, up to 4%, subject to certain IRS restrictions. In addition, under the 2000 Plan, employees will be eligible to purchase common shares at a discount through periodic payroll deductions.

12. Other Related Party Transactions

   A law firm, with a partner who was a member of the Predecessor's Board of Directors during all of 1997 and a portion of 1998, provided legal services to the Predecessor. Fees paid or accrued to the firm approximated $663,000 and $216,000 for the years ended December 31, 1997 and 1998 respectively. No fees were paid or accrued to the firm in 1999 (see Note 8.)

   A shareholder/director is the chairman and founder of an internet company, a former client. During the year ended December 31, 1999, we provided approximately $85,000 in services under normal business terms to this company.

13. Financial Instruments and Risk Management

 Interest Rate Risk Management

   Per the terms of the Credit Agreement (see Note 6), the Company utilizes interest rate swap agreements to fix interest rates on certain portions of the variable rate term loan and to mitigate the effect of changes in interest rates on earnings. The Company entered into separate agreements (the "Agreements") on February 22 and 24, 1999, each for a notional amount of $20 million and each having a maturity date of February 2001. Under the Agreements, the Company locked in fixed rates of 5.36% and 5.30%, respectively, on the notional amounts and the Company compensates the financial institution or is compensated by the financial institution for the differential between the fixed rates and the current LIBOR rate. The interest rate differential payable or accruable on the agreements is recognized on an accrual basis as an adjustment to interest expense. At December 31, 1999

                                 DIGITAS
the fair values of the interest rate swaps, which represent the amounts the Company would receive or pay to terminate the respective agreements, are net receivables of $240,000 and $273,000, respectively, based on dealer quotes. The variable rates at December 31, 1999 were 6.5% and 6.1%.

   The market risk exposure from the interest rate swap is assessed in light of the underlying interest rate exposures. Credit risk is minimized as the agreement is with a major financial institution. The Company monitors the credit worthiness of this financial institution and full performance is anticipated.

14. Segment Information


   Bronner, Slosberg & Humphrey Inc. and Strategic Interactive Group, Inc., were two separate businesses under common control until the Recapitalization effective January 1, 1999. For purposes of these financial statements only BSH and SIG have been combined for all periods prior to 1999 and have been titled as Predecessor. Effective January 1, 1999, BSH and SIG have been integrated into one operating Company, Digitas ("the Company"). The Company's chief decision-maker, as defined under SFAS No. 131, is the Chief Executive Officer. Since the integration, the Company manages its business as one segment. As a result, the financial information disclosed in these financial statements represents all of the material financial information related to the Company's single operating segment.







   The Company attempts to limit its concentration of credit risk by securing well-known clients. While the Company often enters into written agreements with its clients, such contracts are typically terminable between 30 and 90 days notice. Management believes a loss of significant clients could have a material adverse effect on the Company's business, financial condition and results of operations. The table below summarizes customers that individually comprise greater than 10% of the company's revenue.

                                                                      A   B   C
                                                                     --- --- ---
       1997......................................................... 43%  *   *
       1998......................................................... 23% 24% 17%
       1999......................................................... 17% 22% 23%

* Less than 10% in year presented

15. Commitments

 Capitalized Leases

   During 1997, the Predecessor entered into an agreement for the sale and leaseback of certain furniture and fixtures. The Predecessor had a purchase option at the end of four years equal to remaining amounts due under the lease plus $1.00. The lease is classified as a capital lease. The book value of the assets was approximately $1,613,000. The gain realized on the transaction totaling approximately $194,000 has been deferred and is being amortized over the life of the assets. Assets under the capital lease were capitalized at approximately $1,807,000 with an interest rate of 11.1% and are amortized over the remaining life of the assets which is 5.5 years on average. The Predecessor paid all amounts outstanding on this lease agreement on January 6, 1999. Additionally, the Company has certain noncancelable leases to finance telephone and copier equipment.

   The total capitalized cost of the assets subject to capital leases was approximately $3,236,000 and $1,449,000 with accumulated amortization of approximately $1,344,000 and $590,000 as of December 31, 1998 and 1999, respectively.

                                 DIGITAS

 Other Lease Obligations

   Office facilities and certain office equipment are leased by the Company under cancelable and noncancelable operating lease agreements expiring at various dates through 2011.

   The Company leases office space under noncancelable operating leases. Rental expense, including amounts described above, consisting of minimum lease payments under noncancelable operating leases amounted to approximately $6,013,000, $6,819,000, and $8,591,000 for the years ended December 31, 1997,
1998 and 1999, respectively. The Company subleases a portion of its space to another tenant. The Company's minimum payments were partially offset by tenant income of $144,000, $228,000, and $286,000 for the years ended December 31, 1997, 1998 and 1999, respectively. Total minimum future tenant income under these subleases as of December 31, 1999 are approximately $119,000 through May 2000. The future minimum rental payments, under capital and operating leases, as of December 31, 1999 are as follows:

                                                               Capital Operating
                                                               leases   leases
                                                               ------- ---------
      2000....................................................  $408   $ 11,446
      2001....................................................   237     14,779
      2002....................................................   199     14,762
      2003....................................................    47     14,486
      2004....................................................   --      14,589
      Thereafter..............................................   --      52,103
                                                                ----   --------
      Total minimum rental payments required..................   891   $122,165
                                                                       ========
      Less amount representing interest.......................   (37)
                                                                ----
      Present value of net minimum lease payments.............   854
      Less current maturities.................................  (398)
                                                                ----
      Long-term obligations, capital lease....................  $456
                                                                ====

Back inside cover:

    Digitas logo with list of clients as follows:

                                  Client List

                                     Aetna

                            American Electric Power

                               American Express

                                     AT&T

                                    Aquent

                                 Bausch & Lomb

                                General Motors

                                   Harcourt

                               Johnson & Johnson

                                   L.L. Bean

                          Morgan Stanley Dean Witter

                                 Neiman Marcus

                           Charles Schwab & Co. Inc.

                                     [LOGO]

                                    PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS

Item 12. Other Expenses of Issuance and Distribution

   The following table sets forth the estimated expenses payable by us in connection with the offering and distribution, including fees and expenses attributable to shares to be sold on behalf of the selling shareholders (excluding underwriting discounts and commissions):

Nature of Expense                                                       Amount
-----------------                                                       -------
SEC Registration Fee................................................... $52,800
NASD Filing Fee........................................................  20,500
Nasdaq National Market Listing Fee.....................................   1,000
Accounting Fees and Expenses...........................................    *
Legal Fees and Expenses................................................    *
Printing Expenses......................................................    *
Blue Sky Qualification Fees and Expenses...............................  15,000
                                                                        -------
Transfer Agent's Fee...................................................    *
Miscellaneous..........................................................    *
                                                                        -------
  TOTAL................................................................

   The amounts set forth above, except for the Securities and Exchange Commission, National Association of Securities Dealers, Inc. and Nasdaq National Market fees, are in each case estimated.

*  To be completed by amendment.

Item 14. Indemnification of Directors and Officers

   In accordance with Section 145 of the Delaware General Corporation Law,
Article VII of our certificate of incorporation provides that no director of Digitas be personally liable to Digitas or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (1) for any breach of the director's duty of loyalty to Digitas or its stockholders, (2) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (3) in respect of unlawful dividend payments or stock redemptions or repurchases, or (4) for any transaction from which the director derived an improper personal benefit. In addition, our certificate of incorporation provides that if the Delaware General Corporation Law is amended to authorize the further elimination or limitation of the liability of directors, then the liability of a director of the corporation shall be eliminated or limited to the fullest extent permitted by the Delaware General Corporation Law, as so amended.

   Article V of our by-laws provides for indemnification by Digitas of its officers and particular non-officer employees under specific circumstances against expenses, including attorneys fees, judgments, fines and amounts paid in settlement, reasonably incurred in connection with the defense or settlement of any threatened, pending or completed legal proceeding in which any such person is involved by reason of the fact that such person is or was an officer or employee of the registrant if such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of Digitas, and, with respect to criminal actions or proceedings, if such person had no reasonable cause to believe his or her conduct was unlawful.

Item 15. Recent Sales of Unregistered Securities

   Since its formation on November 5, 1998, our predecessor entity, Bronner Slosberg Humphrey Co., a Massachusetts business trust (the "Trust"), has issued the following securities that were not registered under the Securities Act of 1933, as amended (the "Securities Act"). The share numbers and per share values give effect to the 30-for-1 stock split effected by the Trust in the form of a stock dividend on December 2, 1999 and a two-for-one stock split effected by the Trust on February 10, 2000.

   (i) In connection with the formation of the Trust, on November 5, 1998 the Trust issued 60,000 shares of beneficial interest in the Trust (the "Shares") to Michael E. Bronner under Section 4(2) of the Securities Act ("Section 4(2)") for sales by an issuer not involving a public offering.

   (ii) On November 6, 1998, in connection with the merger of Bronner Slosberg Humphrey, Inc. (the "Predecessor Corporation") with and into Bronner Slosberg Humphrey, LLC ("BSH LLC"), the Trust:

    (a) issued 48,930,021.60 Shares in the Trust to three investors in exchange for the cancellation of the same number of shares, with the same par value, held by such investors in the Predecessor Corporation, all pursuant to Section 4(2) for sales by an issuer not involving a public offering;

    (b) assumed options to purchase 829,322.40 shares of the Predecessor Corporation granted to two employees pursuant to employee stock option agreements of the Predecessor Corporation as if such options were granted by the Trust, without any changes being made to either holder's rights under these employee stock option agreements and in reliance on Section 3(b) of the Securities Act ("Section 3(b)") and Rule 701 promulgated thereunder ("Rule 701") relative to sales pursuant to certain compensatory plans (to date, no option holder has exercised these options); and

    (c) assumed 13,530,000 units of stock appreciation rights ("SARS") granted to seventeen investors under the Predecessor Corporation's 1997 stock appreciation rights plan as if such SARS were granted by the Trust, without any changes being made to such holder's rights thereunder, and pursuant to Rule 506 ("Rule 506") of Regulation D promulgated under Section 4(2) ("Regulation D") for sales by an issuer not involving a public offering. The investors that participated in this Rule 506 offering each qualified as an accredited investor pursuant to Rule 501 under Regulation D ("Rule 501").

   (iii) On January 6, 1999, in connection with the recapitalization of the Trust, the Trust:

    (a) issued options to purchase 13,140,000 Shares in the Trust to sixteen investors under the 1998 Option Plan (the "1998 Plan") in exchange for the cancellation of 13,140,000 SARS, and the redemption of 390,000 SARS held by seventeen investors and, all granted in reliance on Section 3(a)(9) of the Securities Act ("Section 3(a)(9)") for exchanges by the issuer with certain security holders and 330,000 of which were also granted to fourteen of the investors pursuant to Rule 506 of Regulation D promulgated under Section 4(2) for sales by an issuer not involving a public offering; the investors that participated in this Rule 506 offering each qualified as an accredited investor pursuant to Rule 501 under Regulation D (to date, no option holder has exercised these options);

    (b) issued options to purchase 829,322.40 Shares in the Trust to two employees under the 1998 Plan in exchange for the cancellation of 829,322.40 options granted pursuant such employees' stock option agreements assumed in connection with the merger of the Predecessor Corporation with and into BSH LLC and in reliance on
         Section 3(a)(9) for exchanges by the issuer with certain security holders (these options were repurchased by the Trust on July 6, 1999); and

    (c) issued options to purchase 6,660,000 Shares in the Trust to eighteen investors under the 1998 Plan pursuant to closing option agreements, of which 402,000 were issued to three investors in reliance on Rule 701 relative to sales pursuant to certain compensatory plans and 6,258,000 were issued to fifteen investors pursuant to Rule 506 of Regulation D promulgated under Section 4(2) for sales by an issuer not involving a public offering; the investors that participated in this Rule 506 offering each qualified as an accredited investor pursuant to Rule 501 under Regulation D (to date, 1,050,000 of these options which were held by three investors have expired);

    (d) issued a warrant for 900,000 Shares to one investor pursuant to the terms of the warrant agreement, dated as of January 6, 1999, and in reliance on Section 4(2) for sales by an issuer not involving a public offering.

   (iv) On January 7, 1999, in connection with the transfer of Strategic Interactive Group Co.'s ("SIG CO") membership interest in SIG Holding LLC ("SIG Holding") to the Trust, the Trust:

    (a) issued 11,261,434.80 Shares of the Trust to SIG Co. in exchange for the transfer of its membership interest in SIG Holding and in reliance on Section 4(2) for sales by an issuer not involving a public offering; and

    (b) issued options to purchase 3,326,644.80 Shares of the Trust to nine investors pursuant to the Trust's 1998 Plan in exchange for the transfer by SIG Co. of its membership interest in SIG Holding, of which 40,063.80 were issued to two investors pursuant to Rule 701 relative to sales pursuant to certain compensatory plans and 3,286,581 were issued to seven investors pursuant to Rule 506 of Regulation D promulgated under Section 4(2) for sales by an issuer not involving a public offering. The investors that participated in this Rule 506 offering each qualified as an accredited investor pursuant to Rule 501 under Regulation D (118,448.40 Shares of the Trust have been issued to a holder upon the exercise of his options).

   (v) From January 8, 1999 to December 31, 1999, the Trust has issued the following:

    (a) in August 1999, the Trust sold 99,271.80 of its Shares to Arthur Kern as trustee of the Arthur Kern Revocable Trust for an aggregate purchase price of $249,834.03 and pursuant to Rule 506 of Regulation D promulgated under Section 4(2) for sales by an issuer not involving a public offering; the investors that participated in this Rule 506 offering each qualified as an accredited investor pursuant to Rule 506 under Regulation D;

    (b) in August 1999, the Trust sold 99,271.80 of its Shares to Alan Beck for an aggregate purchase price of $249,834.03 and pursuant to Rule 506 of Regulation D promulgated under Section 4(2) for sales by an issuer not involving a public offering the investors that participated in this Rule 506 offering each qualified as an accredited investor pursuant to Rule 506 under Regulation D;

    (c) in August 1999, the Trust sold 300,000 of its Shares to Orit Gadiesch for an aggregate purchase price of $755,000.00 and pursuant to Rule 506 of Regulation D promulgated under Section 4(2) for sales by an issuer not involving a public offering; the investors that participated in this Rule 506 offering each qualified as an accredited investor pursuant to Rule 506 under Regulation D;

    (d) pursuant to the Trust's 1998 Plan, the Trust has issued options to purchase 4,752,000 Shares of the Trust to twenty-one investors, of which 180,000 were issued to one such investor in reliance on Rule 701 relative to sales pursuant to certain compensatory plans and 4,572,000 were issued to twenty investors in reliance on Rule 506 of Regulation D promulgated under Section 4(2) for sales by an issuer not involving a public offering; the investors that participated in this Rule 506 offering each qualified as an accredited investor pursuant to Rule 506 under Regulation D (to date, no option holder has exercised these options); and

    (e) pursuant to the Trust's 1999 Option Plan the Trust has issued a total of 3,847,999 options to purchase Shares of the Trust, of which 2,281,999 were issued to 1,201 investors in reliance on Rule 701 relative to sales pursuant to certain compensatory plans and 1,566,000 were issued to seven investors in reliance on Rule 506 of Regulation D promulgated under Section 4(2) for sales by an issuer not involving a public offering. The investors that participated in this Rule 506 offering each qualified as an accredited investor pursuant to Rule 501 under Regulation D (to date, no option holder has exercised these options).

Item 16. Exhibits and Financial Statement Schedules

   1.1  Form of Underwriting Agreement.

   2.1 Agreement and Plan of Merger, dated as of November 6, 1998, by and among Bronner Slosberg Humphrey, LLC; Bronner Slosberg Humphrey Inc.;
        and Bronner Slosberg Humphrey Co.

   2.2 Agreement and Plan of Merger, dated as of November 6, 1998, by and among Strategic Interactive Group, LLC; Strategic Interactive Group,
        Inc.; and Strategic Interactive Group Co.

   2.3 Agreement and Plan of Merger, dated as of January 7, 1999, by and among Bronner Slosberg Humphrey, LLC; Strategic Interactive Group, LLC; and
        Bronner Slosberg Humphrey Co.

   2.4 Agreement and Plan of Merger, dated as of January 7, 1999, by and among BSH Holding LLC; SIG Holding LLC; and Bronner Slosberg Humphrey Co.

   2.5 The Recapitalization Agreement, dated as of November 28, 1998, by and among Hellman & Friedman Capital Partners III, L.P.; H & F Orchard
        Partners III, L.P.; H & F International Partners III, L.P.; Positano
        Partners Ltd.; Bronner Slosberg Humphrey Co.; Strategic Interactive
        Group Co.; the Shareholders of BSH and SIG; the Option Holders of BSH and SIG; the Share Appreciation Rights Holders of BSH and SIG; and the
        Other Rights Holders of BSH (including the Amendment Agreement, dated as of January 6, 1999).

   3.1  Certificate of Incorporation of Digitas Inc.

   3.2  By-laws of Digitas Inc.

   4.1 Specimen certificate for shares of common stock, $.01 par value, of Digitas Inc.

   5.1 Opinion of Goodwin, Procter & Hoar LLP as to the legality of the securities being offered.

  10.1  The Bronner Slosberg Humphrey Co., 1998 Option Plan.

  10.2  The Bronner Slosberg Humphrey Co., 1999 Option Plan.

 +10.3  Form of 2000 Stock Option and Incentive Plan.

  10.4  Form of 2000 Employee Stock Purchase Plan.

  10.5  Lease Agreement, dated as of May 31, 1995, by and between The
        Prudential Insurance Company of America and Bronner Slosberg Humphrey
        Inc. (including amendment numbers 1-6, each dated as of May 31, 1995).

  10.6 Seventh Amendment to Lease, dated as of March 29, 1999, by and between BP Prucenter Acquisition, LLC and Bronner Slosberg Humphrey, LLC.

  10.7  Eight Amendment to Lease, dated as of July 30, 1999, by and between BP
        Prucenter Acquisition, LLC and Bronner Slosberg Humphrey, LLC.

  10.8  Sublease, dated as of December 22, 1997, by and between EMI
        Entertainment World, Inc., and Bronner Slosberg Humphrey Inc.

  10.9  Sublease, dated as of March 22, 1999, by and between EMI Music, Inc.
        and Bronner Slosberg Humphrey, LLC.
  10.10 Agreement of Sublease, dated as of April 29, 1999, by and between Warner Music Group Inc. and Bronner Slosberg Humphrey, LLC.

  10.11 Agreement of Sublease, dated as of November 15, 1999, by and between Bill Communications, Inc. and Bronnercom, LLC.

  10.12 Sub-Sublease Agreement, dated as of June 5, 1998, by and between Strategic Interactive Group, Inc. and Allegiance Telecom, Inc.
        (including the termination of the Sub-Sublease Agreement, dated as of December 7, 1999).

 10.13 Sublease Agreement, dated as of August 21, 1997, by and among Tesseract
       Corporation; Strategic Interactive Group, Inc.; and Bronner Slosberg
       Humphrey Inc. (including the First Amendment, dated as of June 15,
       1999).

 10.14 Lease Agreement, dated as of August 23, 1999, by and between M&S
       Balanced Property Fund, L.P. and Bronnercom, LLC.

 10.15 Lease Agreement, dated as of May 20, 1999, by and between Forward
       Publishing Limited and Bronner Slosberg Humphrey (UK) Inc.

 10.16 Credit Agreement, dated as of January 6, 1999, by and among Bronner
       Slosberg Humphrey, LLC and Strategic Interactive Group, LLC (as borrower); the Lenders listed therein (as lenders); Bankers Trust
       Company (as administrative agent); Fleet National Bank (as documentation agent); and BankBoston, N.A. (as syndication agent).

 10.17 The First Amendment to Credit Agreement, dated as of November 5, 1999, by and among Bronnercom, LLC (as borrower); the lenders listed on the signature page thereof (as lenders); Bankers Trust Company (as administrative agent); and Fleet Boston Corporation (as documentation and syndication agent).
 10.18 Warrant Agreement, dated as of January 6, 1999, by and between Bronner
       Slosberg Humphrey Co. and Positano Partners Ltd.

 10.19 Escrow Agreement, dated as of January 6, 1999, by and among Michael E.
       Bronner; David W. Kenny; Bronner Slosberg Humphrey Co.; Strategic
       Interactive Group Co.; Positano Partners Ltd.; and Boston Safe Deposit and Trust Co.

 10.20 Shareholders Agreement, dated as of January 6, 1999, by and among Positano Partners Ltd.; the Holders (as defined therein); Michael E.
       Bronner; The Michael E. Bronner 1998 Annuity Trust; Bronner Slosberg
       Humphrey Co.; Bronner Slosberg Humphrey, LLC; and BSH Holding.

 10.21 Governance Agreement, dated as of January 6, 1999, by and among Positano
       Partners Ltd.; Vesuvio, Inc.; Michael E. Bronner; and David W. Kenny.

 10.22 Registration Rights Agreement, dated as of January 6, 1999, by and among
       Bronner Slosberg Humphrey Co.; Positano Partners Ltd.; Michael E.
       Bronner; and the Persons listed on Schedule 1 thereto.

 10.23 Employment Agreement, dated as of January 6, 1999, by and between Kathleen Biro and Bronner Slosberg Humphrey, LLC.

 10.24 Employment Agreement, dated as of January 6, 1999, by and between David
       W. Kenny and Bronner Slosberg Humphrey, LLC.

 10.25 Employment Agreement, dated as of January 6, 1999, by and between Michael Ward and Bronner Slosberg Humphrey, LLC.

 10.26 Employment Agreement, dated as of January 10, 2000, by and between Michael Goss and Digitas Inc.

 10.27 Employment Agreement, dated as of January 10, 2000, by and between Robert Galford and Digitas Inc.

 10.28 Employment Agreement, dated as of January 10, 2000, by and between Marschall Smith and Digitas Inc.


 *10.29 Advertising Agreement, dated as of January 19, 1999, by and between AT&T Corp. and Bronner Slosberg Humphrey.

  10.30 General Agreement, dated as of April 12, 1999, by and between AT&T
        Corp. and Bronner Slosberg Humphrey.

 *10.31 Advertising Agreement, dated as of April 12, 1999, by and between AT&T
        Corp. and Bronner Slosberg Humphrey (including the Agreement Amendment, dated as of May 12, 1999).

 *10.32 Advertising/Marketing Agreement, dated as of October 11, 1995, by and between AT&T Communications, Inc.-Business Communications Services and
        Bronner Slosberg Humphrey Inc. (including the Agreement Amendment, dated as of November 27, 1995).

 *10.33 Direct Marketing Agreement, dated as of July 24, 1997, by and between
        Cellular Telephone Company (d/b/a AT&T Wireless Services, Northeast
        Region) and Bronner Slosberg Humphrey Inc.

  10.34 Letter of Engagement, dated as of July 1, 1999, by and among AT&T
        Interactive Group, AT&T Corporation and Strategic Interactive Group.

 *10.35 Marketing & Advertising Services Agreement, dated as of January 1,
        2000, by and between Bronnercom, LLC and General Motors Corporation.
        (Draft)

  10.36 Agreement 2000 Compensation, dated as of January 5, 2000, by and between General Motors Corporation, Oldsmobile Division and Bronnercom,
        LLC.

 *10.37 Advertising/Marketing Promotion Agency Agreement, dated as of October
        1, 1997, by and between American Express Travel Related Services
        Company, Inc. and Bronner Slosberg Humphrey Inc.

  10.38 Form of Indemnification Agreement.

  21.1  Subsidiaries of Digitas Inc.

  23.1  Consent of Goodwin, Procter & Hoar LLP (included in Exhibit 5.1 hereto).

  23.2  Consent of PricewaterhouseCoopers LLP.

  23.3  Consent of Arthur Andersen LLP.

  23.4  Report of Independent Public Accountants on Financial Statement
        Schedule.

  24.1  Powers of Attorney (included on signature page).

  27.1  Financial Data Schedule.

  99.1  Form of 180 Day Lock-up Agreement.

  99.2  Form of 90/90 Day Lock-up Agreement.

--------
 +  To be filed by amendment to the registration statement.

 * Filed herewith; portions of this exhibit have been omitted pursuant to a request for confidential treatment.

  (b) Financial Statement Schedules
Schedule II--Valuation and Qualifying Accounts

   All other schedules have been omitted because they are not required or because the required information is given in the Financial Statements or Notes to those statements.

Item 17. Undertakings

   The undersigned registrant hereby undertakes to provide to the underwriters at the closing specified in the Underwriting Agreement certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

   Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

   The undersigned registrant hereby undertakes that:

     (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or
  (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

     (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                  SIGNATURES

   Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Boston, Commonwealth of Massachusetts, on February 11, 2000.

                                          DIGITAS INC.

                                          By: /s/ David W. Kenny
                                            -----------------------------------
                                            Name: David W. Kenny
                                            Title: Chief Executive Officer

                               POWER OF ATTORNEY

   KNOWN ALL MEN BY THESE PRESENTS that each individual whose signature appears below constitutes and appoints each of David W. Kenny and Michael Ward such person's true and lawful attorney-in-fact and agent with full power of substitution and resubstitution, for such person and in such person's name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement (or to any other registration statement for the same offering that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act), and to file the same, with all exhibits thereto, and all documents in connection therewith, with the Securities and Exchange Commission, granting unto each said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as such person might or could do in person, hereby ratifying and confirming all that any said attorney-in-fact and agent, or any substitute or substitutes of any of them, may lawfully do or cause to be done by virtue hereof.

   Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature                      Title
                                                                      Date

/s/ David W. Kenny             Chief Executive Officer and    February 11, 2000
-----------------------------  Chairman of the Board of
David W. Kenny                 Directors
                               (principal executive
                               officer)

/s/ Michael Goss               Chief Financial Officer        February 11, 2000
-----------------------------  (principal financial officer
Michael Goss                   and principal accounting
                               officer)

/s/    *                       Director                       February 11, 2000
-----------------------------
Michael E. Bronner

/s/    *                       Director                       February 11, 2000
-----------------------------
John L. Bunce, Jr.

     *                         Director                       February 11, 2000
-----------------------------
Orit Gadiesh

/s/   *                        Director                   February 11, 2000
-----------------------------
Patrick J. Healy

/s/   *                        Director                   February 11, 2000
-----------------------------
Arthur Kern

/s/   *                        Director                   February 11, 2000
-----------------------------
Kathleen L. Biro

/s/   *                        Director                   February 11, 2000
-----------------------------

Philip U. Hammarskjold

/s/ Michael Ward                                          February 11, 2000
-----------------------------

Michael Ward
Attorney in Fact
       .

                                                                     SCHEDULE II

                                  DIGITAS

                       VALUATION AND QUALIFYING ACCOUNTS

                                 (IN THOUSANDS)

                                                     Charge To
               Description                 Beginning  Expense  Deductions Ending
               -----------                 --------- --------- ---------- ------
FISCAL YEAR 1999
Allowance for Doubtful Accounts...........   $741     $1,137     $(825)   $1,053
FISCAL YEAR 1998
Allowance for Doubtful Accounts...........    707        310      (276)      741
FISCAL YEAR 1997
Allowance for Doubtful Accounts...........    551        156       --        707

                               EXHIBIT INDEX

 Exhibit                                                                   Page
 Number                            Description                             No.
 -------                           -----------                             ----
   1.1   Form of Underwriting Agreement.

   2.1 Agreement and Plan of Merger, dated as of November 6, 1998, by and among Bronner Slosberg Humphrey, LLC; Bronner Slosberg
         Humphrey Inc.; and Bronner Slosberg Humphrey Co.

   2.2 Agreement and Plan of Merger, dated as of November 6, 1998, by and among Strategic Interactive Group, LLC; Strategic
         Interactive Group, Inc.; and Strategic Interactive Group Co.

   2.3 Agreement and Plan of Merger, dated as of January 7, 1999, by and among Bronner Slosberg Humphrey, LLC; Strategic Interactive
         Group, LLC; and Bronner Slosberg Humphrey Co.

   2.4 Agreement and Plan of Merger, dated as of January 7, 1999, by and among BSH Holding LLC; SIG Holding LLC; and Bronner
         Slosberg Humphrey Co.

   2.5 The Recapitalization Agreement, dated as of November 28, 1998, by and among Hellman & Friedman Capital Partners III, L.P.; H &
         F Orchard Partners III, L.P.; H & F International Partners III,
         L.P.; Positano Partners Ltd.; Bronner Slosberg Humphrey Co.;
         Strategic Interactive Group Co.; the Shareholders of BSH and
         SIG; the Option Holders of BSH and SIG; the Share Appreciation
         Rights Holders of BSH and SIG; and the Other Rights Holders of
         BSH (including the Amendment Agreement, dated as of January 6,
         1999).

   3.1   Certificate of Incorporation of Digitas Inc.

   3.2   By-laws of Digitas Inc.

   4.1 Specimen certificate for shares of common stock, $.01 par value, of Digitas Inc.

   5.1 Opinion of Goodwin, Procter & Hoar LLP as to the legality of the securities being offered.

  10.1   The Bronner Slosberg Humphrey Co., 1998 Option Plan.

  10.2   The Bronner Slosberg Humphrey Co., 1999 Option Plan.

 +10.3   Form of 2000 Stock Option and Incentive Plan.

  10.4   Form of 2000 Employee Stock Purchase Plan.

  10.5   Lease Agreement, dated as of May 31, 1995, by and between The
         Prudential Insurance Company of America and Bronner Slosberg
         Humphrey Inc. (including amendment numbers
         1-6, each dated as of May 31, 1995).

  10.6 Seventh Amendment to Lease, dated as of March 29, 1999, by and between BP Prucenter Acquisition, LLC and Bronner Slosberg
         Humphrey, LLC.

  10.7 Eight Amendment to Lease, dated as of July 30, 1999, by and between BP Prucenter Acquisition, LLC and Bronner Slosberg
         Humphrey, LLC.

  10.8   Sublease, dated as of December 22, 1997, by and between EMI
         Entertainment World, Inc., and Bronner Slosberg Humphrey Inc.

  10.9   Sublease, dated as of March 22, 1999, by and between EMI Music,
         Inc. and Bronner Slosberg Humphrey, LLC.
  10.10 Agreement of Sublease, dated as of April 29, 1999, by and between Warner Music Group Inc. and Bronner Slosberg Humphrey,
         LLC.

  10.11 Agreement of Sublease, dated as of November 15, 1999, by and between Bill Communications, Inc. and Bronnercom, LLC.

 Exhibit                                                                   Page
 Number                            Description                             No.
 -------                           -----------                             ----
 10.12   Sub-Sublease Agreement, dated as of June 5, 1998, by and
         between Strategic Interactive Group, Inc. and Allegiance
         Telecom, Inc. (including the termination of the Sub-Sublease
         Agreement, dated as of December 7, 1999).

 10.13 Sublease Agreement, dated as of August 21, 1997, by and among Tesseract Corporation; Strategic Interactive Group, Inc.; and
         Bronner Slosberg Humphrey Inc. (including the First Amendment, dated as of June 15, 1999).

 10.14 Lease Agreement, dated as of August 23, 1999, by and between M&S Balanced Property Fund, L.P. and Bronnercom, LLC.

 10.15 Lease Agreement, dated as of May 20, 1999, by and between Forward Publishing Limited and Bronner Slosberg Humphrey (UK)
         Inc.

 10.16 Credit Agreement, dated as of January 6, 1999, by and among Bronner Slosberg Humphrey, LLC and Strategic Interactive Group,
         LLC (as borrower); the Lenders listed therein (as lenders);
         Bankers Trust Company (as administrative agent); Fleet National
         Bank (as documentation agent); and BankBoston, N.A. (as syndication agent).

 10.17   The First Amendment to Credit Agreement, dated as of November
         5, 1999, by and among Bronnercom, LLC (as borrower); the lenders listed on the signature page thereof (as lenders);
         Bankers Trust Company (as administrative agent); and Fleet
         Boston Corporation (as documentation and syndication agent).
 10.18 Warrant Agreement, dated as of January 6, 1999, by and between Bronner Slosberg Humphrey Co. and Positano Partners Ltd.

 10.19 Escrow Agreement, dated as of January 6, 1999, by and among Michael E. Bronner; David W. Kenny; Bronner Slosberg Humphrey
         Co.; Strategic Interactive Group Co.; Positano Partners Ltd.;
         and Boston Safe Deposit and Trust Co.

 10.20 Shareholders Agreement, dated as of January 6, 1999, by and among Positano Partners Ltd.; the Holders (as defined therein);
         Michael E. Bronner; The Michael E. Bronner 1998 Annuity Trust;
         Bronner Slosberg Humphrey Co.; Bronner Slosberg Humphrey, LLC;
         and BSH Holding.

 10.21 Governance Agreement, dated as of January 6, 1999, by and among Positano Partners Ltd.; Vesuvio, Inc.; Michael E. Bronner; and
         David W. Kenny.

 10.22 Registration Rights Agreement, dated as of January 6, 1999, by and among Bronner Slosberg Humphrey Co.; Positano Partners
         Ltd.; Michael E. Bronner; and the Persons listed on Schedule 1 thereto.

 10.23 Employment Agreement, dated as of January 6, 1999, by and between Kathleen Biro and Bronner Slosberg Humphrey, LLC.

 10.24 Employment Agreement, dated as of January 6, 1999, by and between David W. Kenny and Bronner Slosberg Humphrey, LLC.

 10.25 Employment Agreement, dated as of January 6, 1999, by and between Michael Ward and Bronner Slosberg Humphrey, LLC.

 10.26 Employment Agreement, dated as of January 10, 2000, by and between Michael Goss and Digitas Inc.

 10.27 Employment Agreement, dated as of January 10, 2000, by and between Robert Galford and Digitas Inc.

 10.28 Employment Agreement, dated as of January 10, 2000, by and between Marschall Smith and Digitas Inc.


 Exhibit                                                                   Page
 Number                            Description                             No.
 -------                           -----------                             ----
 *10.29  Advertising Agreement, dated as of January 19, 1999, by and between AT&T Corp. and Bronner Slosberg Humphrey.

  10.30 General Agreement, dated as of April 12, 1999, by and between AT&T Corp. and Bronner Slosberg Humphrey.

 *10.31 Advertising Agreement, dated as of April 12, 1999, by and between AT&T Corp. and Bronner Slosberg Humphrey (including the
         Agreement Amendment, dated as of May 12, 1999).

 *10.32 Advertising/Marketing Agreement, dated as of October 11, 1995, by and between AT&T Communications, Inc.-Business
         Communications Services and Bronner Slosberg Humphrey Inc.
         (including the Agreement Amendment, dated as of November 27,
         1995).

 *10.33 Direct Marketing Agreement, dated as of July 24, 1997, by and between Cellular Telephone Company (d/b/a AT&T Wireless
         Services, Northeast Region) and Bronner Slosberg Humphrey Inc.

  10.34 Letter of Engagement, dated as of July 1, 1999, by and among AT&T Interactive Group, AT&T Corporation and Strategic
         Interactive Group.

 *10.35  Marketing & Advertising Services Agreement, dated as of January
         1, 2000, by and between Bronnercom, LLC and General Motors
         Corporation. (Draft)

  10.36 Agreement 2000 Compensation, dated as of January 5, 2000, by and between General Motors Corporation, Oldsmobile Division and
         Bronnercom, LLC.

 *10.37  Advertising/Marketing Promotion Agency Agreement, dated as of
         October 1, 1997, by and between American Express Travel Related
         Services Company, Inc. and Bronner Slosberg Humphrey Inc.

  10.38  Form of Indemnification Agreement.

  21.1   Subsidiaries of Digitas Inc.

  23.1 Consent of Goodwin, Procter & Hoar LLP (included in Exhibit 5.1 hereto).

  23.2   Consent of PricewaterhouseCoopers LLP.

  23.3   Consent of Arthur Andersen LLP.

  23.4   Report of Independent Public Accountants on Financial Statement
         Schedule.

  24.1   Powers of Attorney (included on signature page).

  27.1   Financial Data Schedule.

  99.1   Form of 180 Day Lock-up Agreement.

  99.2   Form of 90/90 Day Lock-up Agreement.

--------
 +  To be filed by amendment to the registration statement.

 * Filed herewith; portions of this exhibit have been omitted pursuant to a request for confidential treatment.